UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K
ANNUAL REPORT
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2017
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 1-5805

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
THE JPMORGAN CHASE 401(k)
SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
JPMORGAN CHASE & CO.
270 Park Avenue
New York, New York 10017

THE JPMORGAN CHASE 401(k) SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of
The JPMorgan Chase 401(k) Savings Plan
New York, New York

Opinion on the Financial Statements
We have audited the accompanying Statement of Net Assets Available for Benefits of The JPMorgan Chase 401(k) Savings Plan (the “Plan”) as of December 31, 2017 and 2016 and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information
The supplemental schedules of (1) Assets Held for Investment Purposes at End of Year as of December 31, 2017 and (2) Assets Both Acquired and Disposed of Within the Plan Year have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s (DOL) Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

Meaden & Moore, Ltd.

We have served as the Plan's auditor since 2006.

Cleveland, Ohio
June 26, 2018

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Net Assets Available For Benefits

December 31,	2017	2016
Assets:
Investments at fair value	$24,877,106,368	$20,677,766,584
Investments at contract value	2,248,594,776	2,308,463,925
Total investments	27,125,701,144	22,986,230,509

Receivables:
Employers’ contributions	503,450,623	477,679,391
Notes receivable from participants	530,688,801	506,583,334
Due from brokers for investments sold	365,893,458	207,026,507
Participants’ contributions	25,086,657	22,857,943
Accrued interest and dividends	17,245,062	14,323,505
Other	5,632,798	4,437,110
Total receivables	1,447,997,399	1,232,907,790

Cash (noninterest-bearing)	4,522,197	11,148,338
Total assets	28,578,220,740	24,230,286,637

Liabilities:
Derivative payables	3,521,816	3,742,763
Total liabilities at fair value	3,521,816	3,742,763
Payable to brokers for investments purchased	589,005,560	458,078,155
Accrued expenses	3,173,213	3,089,342
Other	705,942	137,943
Total liabilities	596,406,531	465,048,203
Net assets available for benefits	$27,981,814,209	$23,765,238,434
The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Statements of Changes in Net Assets Available For Benefits

Years Ended December 31,	2017	2016
Additions:
Contributions:
Participants	$992,286,925	$938,394,177
Employers	494,818,262	471,284,262
Rollovers	229,106,349	150,428,421
Total contributions	1,716,211,536	1,560,106,860
Investment income:
Dividend income:
JPMorgan Chase & Co. common stock	94,229,634	88,998,538
Other	85,968,259	73,598,510
Interest income	60,600,317	61,865,335
Net appreciation in fair value of investments	3,870,065,324	2,416,834,511
Net increase in investment income	4,110,863,534	2,641,296,894
Interest income on notes receivable from participants	16,614,694	16,028,869
Total additions	5,843,689,764	4,217,432,623

Deductions:
Benefits paid to participants	1,612,638,415	1,638,616,886
Administrative expenses	14,475,574	13,917,180
Total deductions	1,627,113,989	1,652,534,066
Net increase	4,216,575,775	2,564,898,557
Net assets available for benefits, beginning of year	23,765,238,434	21,200,339,877
Net assets available for benefits, end of year	$27,981,814,209	$23,765,238,434
The accompanying notes to financial statements are an integral part of these statements.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

1. Description of the Plan
The JPMorgan Chase 401(k) Savings Plan (“Plan”) is a defined contribution plan sponsored by JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank, N.A.”), a wholly-owned bank subsidiary of JPMorgan Chase & Co. (“JPMorgan Chase”), which is a leading global financial services firm and one of the largest banking institutions in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase Bank, N.A. is a national banking association that has retail branches in 23 states and operates nationally as well as through non-U.S. bank branches and subsidiaries, and representative offices.
The following is a general description of the Plan. Refer to the Plan’s Summary Plan Description and governing legal Plan document for a more complete description of the Plan.
General
The Plan enables eligible employees (i.e., "Participants") of JPMorgan Chase and certain of its affiliated companies to save and invest for their retirement in an individual account. All amounts contributed to a Participant’s account under the Plan are held in a trust fund administered by JPMorgan Chase Bank, N.A., as Trustee.
The Plan is administered by a plan administrator who is appointed by the Board of Directors of JPMorgan Chase or JPMorgan Chase Bank, N.A. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan’s fiduciaries may be released from liability for any losses that result from the Participant’s individual investment decisions.
Eligibility
Full-time employees are eligible to enroll in the Plan as of their first day of employment. Part-time employees who are regularly scheduled to work 20 hours or more per week are eligible to participate after completing 60 days of service. Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 3% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan within their first 31 days of eligibility. Further, unless the employees elect a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased annually by 1% until they reach a before-tax contribution rate of 5%. Unless another investment election is chosen, Participant contributions are invested in one of the Plan’s qualified default investment funds, the Target Date Funds.
Contributions
Participant contributions
The Plan allows Participants to defer on a pre-tax and/or Roth 401(k) basis through payroll deductions up to 50% (in 1% increments) of their eligible compensation subject to certain legal limitations (“Contributions”). Eligible compensation generally means base salary/regular pay and variable incentive compensation. Eligible compensation excludes overtime, sign-on bonuses and similar awards, referral awards, stipends, non-cash awards (such as equity awards), and allowances. The maximum annual eligible compensation under the Plan may not exceed the applicable statutory limit.
In addition, Participants who are age 50 or older are permitted to make additional Contributions known as “catch-up” contributions.
Employer matching contributions
Generally, except as discussed below, each contributing employer (“Contributing Employer”) makes an annual matching contribution ("Matching Contribution") on behalf of each Participant who has completed one year of service in an amount equal to 100% of the Participant’s Contributions up to 5% of eligible compensation – provided that the Participant is employed by JPMorgan Chase at the end of the calendar year, unless certain specified conditions are met. Participants whose total annual cash compensation is $250,000 or more are not eligible to receive Matching Contributions. The determination of total annual cash compensation is made each August 1 and applies for the next succeeding calendar year.
Matching Contributions are invested in the same manner as a Participant’s Contributions.
Employer discretionary contributions
In December 2017 and 2016, JPMorgan Chase Bank, N.A., on behalf of each Contributing Employer, announced the granting of discretionary contributions to certain non-highly compensated employees. The contributions were allocated to the accounts of the eligible employees in January 2018 and 2017, respectively. The awards were immediately 100% vested and were invested in the same manner as the Participants’ Contributions or, in a Target Date Fund in the absence of such an election.
Rollover contributions
The Plan accepts qualifying rollover contributions made by Participants in cash from qualified retirement plans of other employers; individual retirement accounts (“IRA”); governmental 457 plans; and 403(b) plans. After-tax rollovers are not accepted by the Plan; however the Plan accepts Roth 401(k) rollovers.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

Dividend election
The JPMorgan Chase Common Stock Fund has been designated as a nonleveraged employee stock ownership plan. As such, Participants may elect to have any dividends attributable to their vested balance paid to them on a quarterly basis rather than reinvested; the dividend payments are not subject to an early distribution tax penalty. If a Participant makes no election, the dividend income will automatically be reinvested in the Participant’s account in the JPMorgan Chase Common Stock Fund.
Vesting
A Participant’s Contributions are 100% vested, including any associated investment performance (or “earnings”). Participants become 100% vested in the value of the Matching Contributions, including any associated investment performance, after they have completed three years of service. Employer discretionary contributions, if any, vest according to the schedule communicated at the time they were announced.
Forfeited accounts
Matching Contributions that are forfeited can be used to reduce a Contributing Employer’s future Matching Contributions and/or Plan expenses that would otherwise be paid directly by the Contributing Employer. For the years ended December 31, 2017 and 2016, $4,278,741 and $4,652,332, respectively, of the forfeited amounts were used to reduce Contributing Employer’s Matching Contributions.
Distributions
Withdrawal of contributions
The Plan allows a Participant to withdraw all or any portion of his or her vested account balance attributable to after-tax contributions or contributions rolled over from another qualified plan or IRA, if any. Certain individuals who participated in prior plans may also withdraw other types of nonforfeitable employer contributions, subject to certain restrictions.
Participants who have withdrawn all amounts permissible under the preceding paragraph may request to withdraw up to the remaining amount of their vested account balance only upon attaining age 59 1/2 or for reasons of financial hardship (limited to amounts that are eligible to be withdrawn for financial hardship per plan provisions).
The Plan allows for in-plan Roth conversions whereby certain Plan Participants who are eligible to take an in-service withdrawal or distribution can convert certain non-Roth account balances in the Plan to Roth accounts.
Payment of vested benefits
A Participant who terminates employment may elect to receive the value of his or her vested benefit under the Plan. In the event of the death of a married Participant, fully vested benefits will be distributed to the Participant’s spouse or to another beneficiary if the spouse previously consented. An unmarried Participant may designate anyone as his or her beneficiary. If there is no spouse or living beneficiary on the date of the Participant’s death, the value of the vested benefit is distributed to the Participant’s estate.
A terminated Participant whose vested account balance under the Plan (including loans) is $1,000 or more may elect to: (1) receive a lump sum payment; (2) obtain a rollover payment to an IRA (traditional or Roth) or another employer’s qualified plan; (3) receive monthly, quarterly or annual installments over a period not exceeding their life expectancy, or (4) defer receipt of the distribution until April 1 of the year after he or she attains the age of 70 1/2. A Participant will be deemed to have elected to defer receipt of his or her account balance to April 1 of the year following the year in which he or she attains age 70 1/2 unless otherwise elected by the month following the date of his or her 65th birthday.
If a terminated Participant’s vested account balance does not exceed $1,000, the account balance, less any required income tax withholding, will be paid to the Participant in a single lump sum. However, the Participant may elect to directly roll over the distribution to an IRA (traditional or Roth) or another employer’s qualified plan without any required income tax withholding.
Notes receivable from participants
The Plan permits Participants to borrow a portion of their vested account balance without paying income taxes or incurring income tax penalties. The minimum loan amount is $1,000. The maximum aggregate amount of all loans to any Participant under the Plan is the lesser of $50,000 (reduced by the highest loan balance outstanding during the 12-month period preceding the date of the new loan) or 50% of the vested value of their account balance. The interest rate on a loan is based on the prime rate in effect on the first business day of the month, and it is fixed for the duration of the loan. Generally, loans must be paid off within five years. If, however, the loan is for the purchase of a principal residence, the repayment period may be up to 15 years. The Plan limits Participants to two outstanding loans at any time. Loan principal and interest are paid through payroll deductions. Notes receivable from participants in the Statement of Net Assets Available for Benefits are measured at the principal amount outstanding.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

Administrative expenses
To the extent not paid in full or in part by the Contributing Employers, the trustee uses Plan assets to pay the expenses of the Plan, such as taxes (if any) incurred on the income or assets of the trust, brokerage commissions and other expenses associated with the purchase and sale of investments, investment management fees and other expenses directly attributable to the administration of the Plan.
2. Summary of significant accounting policies
Basis of presentation
The accounting and financial reporting policies of the Plan conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain prior year amounts may have been reclassified to conform to the current year's presentation.
Use of estimates in the preparation of financial statements
The preparation of financial statements requires Plan management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes in net assets available for benefits, and the disclosure of contingent assets and liabilities. Actual results could be different from these estimates.
Investment valuation
Investments are recorded at fair value, except for the synthetic guaranteed investment contracts ("synthetic GICs"), which are recorded at contract value. Investments measured at fair value include certain investments that use the net asset value per share ("NAV") or its equivalent as a practical expedient. For information related to the Plan’s valuation methodologies for its investments recorded at fair value, see Note 3.
Fully benefit-responsive investment contracts/synthetic GICs
A synthetic GIC is an investment contract in which the Plan owns the underlying assets and purchases fully benefit-responsive wrapper contracts from independent third parties (“Issuers”), which provide market value and cash flow risk protection to the Plan. The Plan accounts for synthetic GICs at contract value.
Contract value is the relevant measurement attribute for that portion of the net assets available for benefits of the Plan that are attributable to fully benefit-responsive investment contracts. Contract value is used because that is the amount Participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Changes in Net Assets Available for Benefits is prepared on a basis that reflects income credited to Participants but not realized and unrealized gains and losses on the investment contracts.
Participant withdrawals
Participant withdrawals are recorded when paid.
Differences between financial statements and Form 5500
The Plan does not reflect as liabilities amounts allocated to the accounts of Participants who have elected to withdraw from the Plan but have not yet been paid. The Department of Labor, however, requires that these amounts be reported as a liability on Form 5500. Similarly, amounts allocated to withdrawals by Participants that have been processed and approved for payment prior to December 31, but are not yet paid as of that date are recorded on the Form 5500 as benefits paid.

The following is a reconciliation of net assets available for benefits as disclosed in the financial statements to the Form 5500:

	At December 31,
	2017	2016
Net assets available for benefits per the financial statements	$27,981,814,209	$23,765,238,434
Less: Amounts allocated to withdrawing Participants	(4,498,999)	(6,339,517)
Net assets available for benefits per Form 5500	$27,977,315,210	$23,758,898,917

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

The following is a reconciliation of benefits paid to Participants as disclosed in the financial statements to Form 5500:

	Year ended December 31,
	2017	2016
Benefits paid to Participants per the financial statements	$1,612,638,415	$1,638,616,886
Add: Amounts allocated to withdrawing Participants at end of year	4,498,999	6,339,517
Less: Amounts allocated to withdrawing Participants at beginning of year	(6,339,517)	—
Benefits paid to Participants per Form 5500	$1,610,797,897	$1,644,956,403
Foreign currency translation
The Plan revalues assets, liabilities, income and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates.
Accounting and reporting developments

Financial Accounting Standards Board (“FASB”) Standards Issued but not yet Adopted
Standard	Summary of guidance	Effects on financial statements
Financial instruments - credit losses Issued June 2016
 • Replaces existing incurred loss impairment guidance and establishes a single allowance framework for financial assets carried at amortized cost, which will reflect the Plan's estimate of credit losses over the full remaining expected life of the financial assets.
• Required effective date: January 1, 2021. • Management of the Plan does not believe implementation of the guidance will have a material impact on the Plan's financial statements.
Premium amortization on purchased callable debt securities Issued March 2017
 • Requires amortization of premiums to the earliest call date on debt securities with call features that are explicit, noncontingent and callable at the fixed prices and on preset dates.
 • Does not impact debt securities held at a discount; the discount continues to be amortized to the contractual maturity date.

• Required effective date: January 1, 2018. • The Plan is currently evaluating the potential impact, if any, on the financial statements.
3. Fair value measurements
Determination of fair value
Following is a description of the Plan’s valuation methodologies for assets and liabilities measured at fair value. The Plan has an established and well-documented process for determining fair values. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on models that consider relevant transaction characteristics (such as maturity) and use as inputs observable or unobservable market parameters, including but not limited to yield curves, interest rates, volatilities, equity or debt prices, foreign exchange rates and credit curves. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect constraints on liquidity and unobservable parameters when the Plan is unable to observe a recent market price for a financial instrument that trades in inactive (or less active) market. Liquidity adjustments are not taken for positions classified within level 1 (as defined below) of the fair value hierarchy.
The Plan uses various methodologies and assumptions in the determination of fair value. The use of different methodologies or assumptions by other market participants compared with those used by the Plan could result in a different estimate of fair value at the reporting date.
During 2017, no changes were made to the Plan's valuation models that had, or are expected to have, a material impact on the Plan's Statements of Changes in Net Assets Available for Benefits.
Valuation hierarchy
A three-level valuation hierarchy has been established under U.S. GAAP for disclosure of fair value measurements. The valuation hierarchy is based on the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

•	Level 3 — one or more inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.
Assets and liabilities
Equity securities
JPMorgan Chase & Co. common stock is valued at the closing price reported on the New York Stock Exchange and is classified within level 1 of the valuation hierarchy. Other common and preferred stocks are valued at the closing price reported on the major stock exchange on which the individual securities are traded and are generally classified within level 1 of the valuation hierarchy. If quoted exchange prices are not available for the specific common stock, other independent pricing services or broker quotes are consulted for valuation purposes. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity to the prices provided from independent pricing services. Other common and preferred stocks that do not have quoted exchange prices are generally classified within level 2 of the valuation hierarchy.
Registered investment companies
These investments are public investment vehicles valued based on the calculated NAV of the fund. Where adjustments to the NAV are required, for example, with respect to interests in funds subject to restrictions on redemption (such as lock-up periods or withdrawal limitations) and/or observable activity for the fund investment is limited, the registered investment company investments are classified within level 2 of the valuation hierarchy.
Corporate debt and U.S. federal, state, local and non-U.S. government securities
The Plan estimates the value of debt instruments using a combination of observed transaction prices, independent pricing services and relevant broker quotes. Consideration is given to the nature of the quotes (e.g., indicative or firm) and the relationship of recently evidenced market activity to the prices provided from independent pricing services. The Plan may also use pricing models or discounted cash flows. Such securities are generally classified within level 1 or 2 of the valuation hierarchy.
Mortgage-backed securities
Mortgage-backed securities (“MBS”) include both U.S. government agency and U.S. government-sponsored enterprise (collectively, “agencies”) securities, and nonagency pass-through securities. Nonagency securities are primarily residential and commercial MBS valued using a combination of observed transaction prices, independent pricing services and relevant broker quotes. Consideration is given to the nature of the quotes and the relationships of recently evidenced market activity to the prices provided from independent pricing services. The Plan may also use pricing models or discounted cash flows. Such securities are generally classified within level 1 or 2 of the valuation hierarchy.
Money market funds and other
These investments predominantly consist of U.S. government money market funds. Money market funds are valued based on the amortized cost method which approximates fair value and are classified within level 1 of the valuation hierarchy.
Derivatives
Exchange-traded derivatives that are actively traded and valued using exchange prices are classified within level 1 of the valuation hierarchy. Exchange-traded and non-exchange traded derivatives that are valued using independent pricing services are classified within level 2 of the valuation hierarchy. See Note 6 for further information on derivative instruments.
Investments measured at net asset value
The Plan uses the NAV to measure the fair value of multiple investments as indicated above including investments that (a) do not have a readily determinable fair value and (b) either have the attributes of an investment company or prepare their financial statements consistent with the measurement principles of an investment company. These investments consist predominantly of investments in certain common/collective trust funds and registered investment companies. The Plan measures certain common/collective trust funds using the net asset value per share (or its equivalent) as a practical expedient.
The investment strategies for common/collective trust funds and registered investment companies vary, and they may invest directly and indirectly in a broad range of equities, debt and derivative investments with the objective of mirroring or exceeding the total return of certain market indices (e.g., S&P 500 Index, Russell 1000 Index, Bloomberg Barclays U.S. Aggregate Bond Index). Strategies may vary based on global macroeconomic views, expected directional movements in the financial markets, market capitalization (e.g., large, medium or small cap stocks), and other strategies. Certain of these investments could be subject

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

to restrictions on redemption in the future as indicated above; and they may be sold based on the level of capital markets activity, market levels, the performance of the broader economy and investments-specific issues.
The Plan has no commitments to make additional investments in financial instruments that are valued at NAV.
The following tables present the financial instruments carried at fair value as of December 31, 2017 and 2016, by major product category and fair value hierarchy.
Assets and liabilities measured at fair value on a recurring basis

	Fair value hierarchy
December 31, 2017	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co.	$4,849,555,864	$—	$4,849,555,864
Other equity securities	2,481,570,532	—	2,481,570,532
Total equity securities	7,331,126,396	—	7,331,126,396
Registered investment companies	—	7,996,775	7,996,775
Corporate debt securities	—	1,434,375,382	1,434,375,382
U.S. federal, state, local and non-U.S. government securities	539,767,018	95,961,224	635,728,242
Mortgage-backed securities	98,032,785	23,315,072	121,347,857
Money market funds and other	284,313,472	—	284,313,472
Derivatives receivables	—	5,542,200	5,542,200
Total assets measured at fair value(a)(b)	$8,253,239,671	$1,567,190,653	$9,820,430,324
Investments measured at net asset value(b)			15,056,676,044
Total investments at fair value			$24,877,106,368

Derivative payables	$—	$3,521,816	$3,521,816
Total liabilities measured at fair value	$—	$3,521,816	$3,521,816

	Fair value hierarchy
December 31, 2016	Level 1	Level 2	Total fair value
Equity securities:
JPMorgan Chase & Co	$4,067,931,934	$—	$4,067,931,934
Other equity securities	2,037,711,476	1,841	2,037,713,317
Total equity securities	6,105,643,410	1,841	6,105,645,251
Registered investment companies	—	7,527,252	7,527,252
Corporate debt securities	—	1,342,941,411	1,342,941,411
U.S. federal, state, local and non-U.S. government securities	558,024,275	63,434,865	621,459,140
Mortgage-backed securities	114,752,978	30,822,478	145,575,456
Money market funds and other	302,444,563	—	302,444,563
Derivative receivables	—	9,562,673	9,562,673
Total assets measured at fair value(a)(b)	$7,080,865,226	$1,454,290,520	$8,535,155,746
Investments measured at net asset value(b)			12,142,610,838
Total investments at fair value			$20,677,766,584

Derivative payables	$—	$3,742,763	$3,742,763
Total liabilities measured at fair value	$—	$3,742,763	$3,742,763

(a)	For the years ended December 31, 2017 and 2016, there were no material transfers between levels 1 and 2.

(b)
Represents investments in common/collective trust funds that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient, but are not required to be classified in the fair value hierarchy.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

4. Investment program
As of December 31, 2017, the Plan offers Participants 29 investment options, which consist of: nine Target Date Funds (most of the underlying funds are index funds) and 20 core investment funds, which are composed of six fixed-income funds, nine domestic equity funds (five are index funds), three international equity funds (two are index funds), one emerging markets equity index fund, and the JPMorgan Chase Common Stock Fund.
Effective March 11, 2016, the Target Date 2015 Fund merged into the Target Date Income Fund, and the Core Bond Fund was converted from a mutual fund format to a commingled account format.
Fund transactions are processed on a daily basis and are recorded at an aggregate level within the Trust Fund. Great-West Financial Retirement Plan Services, LLC is the third-party administrator and recordkeeper.
Participants may elect to direct or change the allocation of their account balances and contributions in the investment funds on a daily basis. Participant requests for fund reallocations, transfers and distributions are processed on a daily basis using NAV. Changes become effective on the same business day if the New York Stock Exchange is open and the request is made before 4 p.m. Eastern Time, or by the close of the New York Stock Exchange, whichever is earlier. Otherwise, the changes become effective on the next business day.
The Plan Administrator may place restrictions on investments in the funds and on daily transfers and reallocations among funds.
5. Investments in synthetic guaranteed investment contracts
The Stable Value Fund invests in synthetic GICs, which are also known as wrapper contracts. A synthetic GIC is an investment contract issued by an insurance company or other financial institution that is backed by a portfolio of bonds or other fixed income securities (the “underlying assets”) that are owned by the Plan. The wrapper contract is designed to protect the contract value of these underlying assets. Under these contracts, realized and unrealized gains and losses on the underlying assets are not immediately recognized in the net assets of the Plan, but are amortized over the maturity or duration of the underlying assets, through adjustments to the future interest crediting rate of the synthetic GICs as discussed further below. The issuer of the wrapper contract guarantees that all qualified participant withdrawals will take place at the contract value.
The Plan accounts for synthetic GICs at contract value. Contract value represents contributions made under the contract, plus earnings, less Participant withdrawals and administrative expenses. Participants may customarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan has not recognized any provision for credit losses to reflect the credit risk of the issuer of the synthetic GIC or otherwise.
There are no events known to the Plan that are probable of occurring that would limit its ability to transact at contract value with the issuer of the wrapper contract nor with Participants. The wrapper contracts cannot be terminated by their issuer at a value other than contract value or prior to the scheduled maturity date, except under a limited number of very specific circumstances including termination of the Plan or loss of qualified status of the Plan, material misrepresentations by the Plan sponsor or investment manager, failure by these same parties to meet material obligations under the contract, or other similar types of events.
The following is a summary of the Plan’s investments related to fully benefit-responsive contracts recorded at contract value:

Description	2017	2016
Synthetic GICs
Metlife GAC Wrapper	$676,691,447	$672,478,218
Nationwide GIC Wrapper	300,005,661	—
Prudential Bond Wrapper	919,131,905	933,416,589
VOYA Contract MCA Wrapper	352,765,763	352,577,665
State Street Bank Bond Wrapper	—	349,991,453
Total synthetic GICs	$2,248,594,776	$2,308,463,925

6. Derivative instruments
Derivative instruments enable end-users to modify or mitigate exposure to credit or market risks. Counterparties to a derivative contract seek to obtain risks and rewards similar to those that could be obtained from purchasing or selling a related cash instrument without having to exchange upfront the full purchase or sales price. The Plan uses derivatives to manage and invest in market risk exposures, predominantly using interest rate, credit derivative, foreign exchange and equity contracts. For a further discussion of credit derivatives, see the discussion in the Credit derivatives section of this Note.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

Accounting for derivatives
All derivatives are recorded on the Statements of Net Assets Available for Benefits at fair value, with all changes in fair value reflected in the Statements of Changes in Net Assets Available for Benefits.
Notional amount of derivative contracts
The following table summarizes the notional amount of derivative contracts outstanding as of December 31, 2017 and 2016.

	Notional amounts(a)
December 31,	2017	2016
Interest rate contracts
Swaps	$303,209,736	$289,760,000
Futures and forwards	141,050,821	80,595,000
Written options	215,750,000	115,620,000
Purchased options	180,450,000	142,800,000
Total interest rate contracts	840,460,557	628,775,000
Credit derivatives	70,250,000	89,502,502
Foreign exchange contracts
Spot, futures and forwards	29,550,951	117,287,844
Total foreign exchange contracts	29,550,951	117,287,844
Equity contracts
Futures and forwards	2,800	7,650
Written options	1,400,000	11,800,000
Warrants	2,998	2,998
Total equity contracts	1,405,798	11,810,648
Total derivative notional amounts	$941,667,306	$847,375,994

(a)	Represents the sum of gross long and gross short third-party notional derivative contracts.
While the notional amounts disclosed above give an indication of the volume of the Plan’s derivative activities, the notional amounts significantly exceed, in the Plan’s view, the possible losses that could arise from such transactions. For most derivative transactions, the notional amount is not exchanged; it is used simply as a reference to calculate payments.
Impact of derivatives on the Statements of Net Assets Available for Benefits
The following table summarizes the gross fair values of derivative receivables and payables (irrespective of any legally enforceable master netting agreements) by contract type as of December 31, 2017 and 2016, respectively.

	Gross derivative receivables		Gross derivative payables
December 31,	2017	2016	2017	2016
Contract type
Interest rate	$4,301,124	$7,306,586	$2,913,834	$3,162,132
Credit derivatives	1,097,000	970,589	195,615	306,832
Foreign exchange	74,103	1,234,142	411,956	264,905
Equity	69,973	51,356	411	8,894
Gross fair value of derivative receivables and payables	$5,542,200	$9,562,673	$3,521,816	$3,742,763
Derivatives gains and losses
The following table presents derivatives, by contract type, and the gains/(losses) recorded on such derivatives for the years ended December 31, 2017 and 2016. All amounts are recorded in net appreciation in fair value of investments in the Statements of Changes in Net Assets Available for Benefits.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

	Derivatives gains/(losses)
Year ended December 31,	2017	2016
Contract type
Interest rate	$(2,107,261)	$(2,670,955)
Credit derivatives	885,183	928,188
Foreign exchange	(951,024)	2,235,255
Equity	1,752,349	2,228,632
Total	$(420,753)	$2,721,120
Credit risk, liquidity risk and credit-related contingent features
In addition to the specific market risks introduced by each derivative contract type, derivatives expose the Plan to credit risk — the risk that derivative counterparties may fail to meet their payment obligations under the derivative contracts and the collateral, if any, held by the Plan proves to be of insufficient value to cover the payment obligation. It is the policy of the Plan to conduct its derivative activity under legally enforceable master netting agreements and collateral agreements to mitigate derivative counterparty credit risk. A master netting agreement is a single contract with a counterparty that permits multiple transactions governed by that contract to be terminated and settled through a single payment in a single currency in the event of a default. Collateral/margin agreements provide for a security interest in or title transfer of securities or cash collateral/margin with a value equal to the amount of the margin deficit on a net basis across all transactions governed by the master netting agreement, less any threshold. The collateral/margin agreement grants to the demanding party, upon default by the counterparty, the right to set off any amounts payable by the counterparty against the cash equivalent of any posted collateral/margin.
The amount of derivative receivables reported on the Statements of Net Assets Available for Benefits is the fair value of the derivative contracts excluding the impact of any legally enforceable master netting agreements and cash collateral held by the Plan. These amounts represent the cost to the Plan to replace the contracts at then-current market rates should the counterparty default. However, in the Plan’s view, the appropriate measure of current credit risk should take into consideration the collateral held by the Plan. The Plan has received $200,000 and $1,000,000 of cash collateral and $280,000 and $195,300 of securities collateral as of December 31, 2017 and 2016, respectively.
While derivative receivables expose the Plan to credit risk, derivative payables expose the Plan to liquidity risk, as the derivative contracts may require the Plan to post cash or securities collateral with counterparties as the fair value of the contracts moves in the counterparties’ favor. Certain derivative contracts also provide for termination of the contract (e.g., generally as a result of a counterparty ratings downgrade or in the event sufficient collateral is not delivered as required) at the fair value of the derivative contracts. The aggregate fair value of derivative payables that contain termination features was $3,521,816 and $3,742,763 as of December 31, 2017 and 2016, respectively. The Plan has posted $3,450,000 and $7,556,000 of cash collateral and $4,179,000 and $3,628,000 of securities collateral as of December 31, 2017 and 2016, respectively.
Credit derivatives
Credit derivatives are financial instruments whose value is derived from the credit risk associated with the debt of a third-party issuer (the reference entity) and which allow one party (the protection purchaser) to transfer that risk to another party (the protection seller). Credit derivatives expose the protection purchaser to the creditworthiness of the protection seller, as the protection seller is required to make payments under the contract when the reference entity experiences a credit event, such as a bankruptcy, a failure to pay its obligation or a restructuring. The seller of credit protection receives a premium for providing protection but has the risk that the underlying instrument referenced in the contract will be subject to a credit event.
The Plan primarily enters into credit default swaps (“CDS”), which are credit derivative contracts between two counterparties that provides protection against a credit event on either a single referenced entity ("single-name") or a broad-based index. Protected credit events are specified at the inception of a transaction.
The following table summarizes the notional amounts by the ratings and maturity profile, and the total fair value, of credit derivatives as of December 31, 2017 and 2016, where the Plan is the seller of protection. All of the credit derivative contracts, where the Plan is the seller of protection, were credit default swaps. Upon a credit event, the Plan as a seller of protection would typically pay out only a percentage of the full notional amount of net protection sold, as the amount actually required to be paid on the contracts takes into account the recovery value of the reference obligation at the time of settlement. The Plan does not use notional amounts as the primary measure of risk management for such derivatives, because the notional amount does not take into account the probability of the occurrence of a credit event or the recovery value of the reference obligation, each of which reduces, in the Plan's view, the risks associated with such derivatives. The maturity profile is based on the remaining

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

contractual maturity of the credit derivative contracts. The ratings profile is based on the rating of the reference entity on which the credit derivative contract is based.
Protection sold – credit derivatives ratings(a)/maturity profile

	Risk rating of reference entity				Total notional amount
December 31,		<1 year	1–5 years	>5 years		Fair value(b)
2017	Investment-grade	$5,700,000	$54,150,000	$2,700,000	$62,550,000	$1,087,664
	Noninvestment-grade	600,000	1,400,000	—	2,000,000	(148)
	Total	$6,300,000	$55,550,000	$2,700,000	$64,550,000	$1,087,516

2016	Investment-grade	$—	$81,900,000	$4,352,502	$86,252,502	$741,730
	Noninvestment-grade	—	1,850,000	—	1,850,000	(56,792)
	Total	$—	$83,750,000	$4,352,502	$88,102,502	$684,938

(a)	The ratings scale is primarily based on external credit ratings as defined by Standard & Poor's and Moody’s Investor Services.

(b)	Amounts are shown on a gross basis, before the benefit of legally enforceable master netting agreements and cash collateral held by the Plan.
7. Transactions with affiliated parties
The following is a summary of transactions with parties affiliated with the Plan for the years ended December 31, 2017 and 2016:

	Aggregate cost of purchases		Aggregate proceeds from sales, redemptions and distributions to participants
	2017	2016	2017	2016
JPMorgan U.S. Government Money Market Fund – Capital Shares	$3,311,095,028	$3,610,964,241	$3,402,150,736	$3,617,218,429
JPMorgan Chase & Co. common stock	508,923,788	514,757,515	644,489,279	777,694,531
Core Bond Fund (managed by JPMorgan Investment Advisors)	39,262,016	73,926,936	43,145,748	42,796,335
Funds managed by JPMorgan Asset Management (USA) Inc.:
Emerging Markets Debt Fund	19,337,004	16,675,112	4,948,924	12,359,927
Short-Term Fixed Income Fund	1,101,747,585	1,031,003,001	1,122,029,115	949,713,038
Small Cap Core Fund	514,178,873	473,846,931	496,226,845	468,237,630
Stable Value Fund	901,246,787	1,549,963,677	1,004,275,984	1,337,526,983
8. Tax status and federal income taxes
On May 12, 2017, the Plan received a favorable letter of determination from the IRS stating that it qualified under Section 401(a) of the Internal Revenue Code (“Code”), and therefore, the related trust is exempt from taxation. The Plan is required to operate in accordance with the Code to maintain its qualified status. The Plan Administrator believes the Plan is operating in compliance with the applicable requirements of the Code.
U.S. GAAP requires the management of the Plan to evaluate tax positions taken by the Plan and recognize an income tax liability if the Plan has taken uncertain tax positions that more-likely-than-not would not be sustained upon examination by applicable taxing authorities. Management of the Plan has analyzed tax positions taken by the Plan and has concluded that, as of December 31, 2017 and 2016, there were no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or that would require disclosure in the financial statements. The Plan is subject to routine audits by taxing authorities. However, currently, no audits are in progress for any tax period.
Participants who are not currently receiving a distribution under the Plan do not pay any U.S. federal income tax on Contributing Employer contributions or income earned by the Trust. When a Participant, or his or her beneficiary or estate, receives a distribution under the Plan, the distribution is generally taxable. The tax treatment of any distribution from the Trust depends on individual circumstances.

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
Notes to Financial Statements
December 31, 2017 and 2016

9. Commitments and contingencies
In accordance with the provisions of U.S. GAAP for contingencies, the Plan accrues for a litigation-related liability when it is probable that such a liability has been incurred and the amount of the loss can be reasonably estimated. Plan management evaluates the Plan's outstanding legal proceedings, if any, periodically to assess whether any litigation reserve is required, and makes adjustments in such reserves, upwards or downwards, as appropriate, based on Plan management’s best judgment after consultation with counsel.
While the outcome of litigation is inherently uncertain, Plan management believes, based upon its current knowledge, after consultation with counsel, in light of all information known to it at December 31, 2017, that there are no pending or threatened legal proceedings affecting the Plan that would require the establishment of a litigation reserve. There is no assurance that the Plan will not need to establish a reserve, or to adjust the amount of such a reserve, for a litigation-related liability in the future.
10. Risks and uncertainties
The Plan’s investments include financial instruments that are exposed to various risks such as market, credit, liquidity and country risks. The instruments include investments in equities, fixed income securities, swaps, currency and commodities, futures, forwards, options, other derivative contracts, and real estate investment trusts. Due to the level of risk associated with certain financial instruments, and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of financial instruments will occur in the near term and such changes could materially affect the Participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.
Market risk is the risk associated with the effect of changes in market factors, such as interest and foreign exchange rates, equity and commodity prices, credit spreads or implied volatilities, on the value of assets and liabilities held for both the short and long term. In many cases, the Plan’s financial instruments serve to reduce, rather than increase, exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
Credit risk is the risk associated with the default or change in credit profile of a counterparty. Regarding derivative assets, the Plan is subject to the risk of counterparty nonperformance except for written options, which obligate the Plan to perform, but do not give rise to counterparty credit risk. The Plan predominantly enters into derivative contracts with counterparties of high credit quality; therefore, the risk of counterparty nonperformance is considered to be negligible.
Concentration of credit risk arises when investments or counterparties are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. The Plan’s exposure to a concentration of credit risk is limited by the broad diversification of investments across the Participant directed fund elections. Additionally, the investments within each Fund are further diversified into various financial instruments, with the exception of the JPMorgan Chase Common Stock Fund, which invests predominantly in JPMorgan Chase & Co. common stock. The Plan’s exposure to credit risk from synthetic GICs is limited to the fair value of the contract with each counterparty.
11. Plan termination
JPMorgan Chase reserves the right to amend, modify or terminate the Plan at any time. In the event of termination, the value of Participants’ accounts will be paid in accordance with the provisions of the Plan and the provisions of ERISA.
12. Subsequent event
In preparing the financial statements, management of the Plan has performed an evaluation of material events that occurred subsequent to December 31, 2017, and through June 26, 2018, the date these financial statements were available to be issued. Effective May 1, 2018, the Highbridge Capital 401(k) Plan was merged into The JPMorgan Chase 401(k) Savings Plan with assets measured at fair value in the amount of $30,756,181.

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES:
	AAR CORP	49,946 SHARES	1,237,465	1,962,378
	ABB LTD	368,332 SHARES	8,117,257	9,872,583
	ABM INDUSTRIES INC	43,002 SHARES	1,234,596	1,622,035
	ABRAXAS PETROLEUM CORP	637,400 SHARES	1,496,995	1,568,004
	ACADIA HEALTHCARE CO INC	52,671 SHARES	2,102,422	1,718,655
	ACCO BRANDS CORP	444,278 SHARES	3,375,021	5,420,192
	ACORDA THERAPEUTICS INC	28,800 SHARES	1,107,276	617,760
	ACTUANT CORP	67,074 SHARES	1,768,994	1,696,972
	ADDUS HOMECARE CORP	68,700 SHARES	2,340,103	2,390,760
	ADECOAGRO SA	293,750 SHARES	2,869,538	3,037,375
	ADOBE SYSTEMS INC	62,590 SHARES	4,353,606	10,968,272
	ADURO BIOTECH INC	186,800 SHARES	2,219,084	1,401,000
	ADVANCED DISPOSAL SERVICES INC	84,983 SHARES	1,653,309	2,034,493
	ADVANCED ENERGY INDUSTRIES INC	8,568 SHARES	280,415	578,169
	AETNA INC	50,750 SHARES	5,681,340	9,154,793
	AK STEEL HOLDING CORP	202,700 SHARES	1,548,877	1,147,282
	AKEBIA THERAPEUTICS INC	104,000 SHARES	1,596,751	1,546,480
	AKZO NOBEL NV	80,700 SHARES	5,391,530	7,075,971
	ALFA LAVAL AB	143,355 SHARES	2,180,277	3,393,246
	ALIBABA GRP HOLDING LTD	47,223 SHARES	4,347,031	8,142,662
	ALLENA PHARMACEUTICALS INC	78,900 SHARES	1,104,600	793,734
	ALLIANCE DATA SYSTEMS CORP	37,710 SHARES	6,325,666	9,558,731
	ALPHA & OMEGA SEMICNDCTR LTD	86,075 SHARES	1,491,860	1,408,187
	ALPHABET INC	37,991 SHARES	23,555,779	39,753,782
	ALTERYX INC	71,700 SHARES	1,389,067	1,811,859
	AMAZON.COM INC	16,259 SHARES	7,819,089	19,014,413
	AMERICAN AXLE & MFG HLDNGS INC	156,230 SHARES	2,801,502	2,660,597
	AMERICAN EQUITY INV LIFE HLDG CO	150,282 SHARES	2,976,771	4,618,166
	AMERICAN EXPRESS CO	34,950 SHARES	2,004,010	3,470,885
	AMERICAN INTL GRP INC	94,587 SHARES	5,791,333	5,635,493
	AMERICAN TOWER CORP	76,620 SHARES	7,015,464	10,931,375
	AMERICAN WOODMARK CORP	7,919 SHARES	646,799	1,031,450
	AMERIPRISE FINANCIAL INC	21,757 SHARES	1,613,299	3,687,159
	AMETEK INC	140,461 SHARES	5,528,393	10,179,209
	AMICUS THERAPEUTICS INC	388,567 SHARES	3,309,708	5,591,479
	AMN HEALTHCARE SERVICES INC	4,700 SHARES	193,474	231,475
	AMPHASTAR PHARMACEUTICALS INC	24,400 SHARES	348,231	469,456
	ANAPTYSBIO INC	22,200 SHARES	507,578	2,235,984
	ANIXTER INTL INC	47,369 SHARES	3,319,264	3,600,044
	APACHE CORP	58,450 SHARES	3,896,027	2,467,759
	APPLE INC	178,328 SHARES	20,006,355	30,178,447
	APPLIED INDUSTRIAL TECH INC	26,300 SHARES	1,204,628	1,791,030
	APPLIED MATERIALS INC	62,550 SHARES	1,268,071	3,197,556
	APPTIO INC	122,100 SHARES	2,151,913	2,871,792
	ARCBEST CORP	205,127 SHARES	4,509,181	7,333,290
	ARCELORMITTAL	40,362 SHARES	754,307	1,314,174
	ARCH COAL INC	36,912 SHARES	2,785,416	3,438,722
	ARCHROCK INC	95,900 SHARES	732,726	1,006,950
	ARMADA HOFFLER PROPERTIES INC	29,616 SHARES	315,753	459,936
	ARYZTA AG	102,862 SHARES	5,336,668	4,079,647
	ASHFORD HOSPITALITY TRUST INC	454,610 SHARES	2,947,668	3,059,525
	ASPEN INSURANCE HOLDINGS LTD	22,925 SHARES	1,089,963	930,755

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ASSEMBLY BIOSCIENCES INC	39,400 SHARES	888,325	1,782,850
	ASTRAZENECA PLC	124,717 SHARES	7,183,319	8,639,686
	ATLANTIC POWER CORP	142,788 SHARES	323,095	335,552
	ATLAS AIR WORLDWIDE HLDNGS INC	13,742 SHARES	543,919	805,968
	AUDENTES THERAPEUTICS INC	44,900 SHARES	888,730	1,403,125
	AUTODESK INC	84,524 SHARES	6,152,139	8,860,651
	AUTOZONE INC	3,993 SHARES	1,699,343	2,840,500
	AVIVA PLC	1,059,648 SHARES	7,805,862	7,260,368
	B&G FOODS INC	46,749 SHARES	1,501,299	1,643,227
	BAIDU INC	34,000 SHARES	5,855,076	7,963,140
	BALFOUR BEATTY PLC	960,048 SHARES	4,044,362	3,857,154
	BANCORP INC	146,500 SHARES	1,448,722	1,447,420
	BANK OF AMERICA CORP	153,769 SHARES	3,602,838	4,539,261
	BANK OF NEW YORK MELLON CORP	158,350 SHARES	6,432,437	8,528,731
	BANK OF THE OZARKS	71,867 SHARES	1,977,071	3,481,956
	BANKFINANCIAL CORP	12,900 SHARES	195,069	197,886
	BANKUNITED INC	133,050 SHARES	4,478,355	5,417,796
	BARCLAYS PLC	4,498,632 SHARES	13,472,102	12,359,700
	BARNES GRP INC	17,446 SHARES	613,388	1,103,808
	BARRETT BUSINESS SERVICES INC	77,497 SHARES	3,444,330	4,997,782
	BASF SE	88,392 SHARES	7,787,260	9,737,386
	BEACON ROOFING SUPPLY INC	92,354 SHARES	4,108,390	5,888,491
	BEAZER HOMES USA INC	167,800 SHARES	2,612,161	3,223,438
	BECTON DICKINSON AND CO	19,900 SHARES	3,701,508	4,259,794
	BELLICUM PHARMACEUTICALS INC	91,300 SHARES	997,027	767,833
	BENCHMARK ELECTRONICS INC	138,948 SHARES	3,351,304	4,043,387
	BERRY GLOBAL GRP INC	37,336 SHARES	1,382,854	2,190,503
	BGC PARTNERS INC	255,251 SHARES	2,570,493	3,856,843
	BHP BILLITON PLC	139,635 SHARES	2,167,505	2,875,869
	BLACKHAWK NETWORK HLDNGS INC	5,556 SHARES	251,591	198,071
	BLOOMIN' BRANDS INC	249,020 SHARES	4,442,895	5,314,087
	BLUCORA INC	167,500 SHARES	3,540,773	3,701,750
	BLUE BUFFALO PET PRODUCTS INC	121,156 SHARES	3,373,440	3,972,705
	BLUEBIRD BIO INC	19,700 SHARES	1,034,278	3,508,570
	BLUEROCK RESIDENTIAL GROWTH INC	72,455 SHARES	844,361	732,520
	BNP PARIBAS SA	52,462 SHARES	3,249,749	3,921,524
	BOEING CO	23,223 SHARES	2,517,941	6,848,695
	BOISE CASCADE CO	40,809 SHARES	1,036,122	1,628,279
	BP PLC	1,448,702 SHARES	8,477,866	10,243,517
	BRIGHTHOUSE FINANCIAL INC	48,170 SHARES	2,780,272	2,824,689
	BRISTOL-MYERS SQUIBB	214,720 SHARES	10,903,287	13,158,042
	BRITISH AMERICAN TOBACCO PLC	182,631 SHARES	9,203,592	12,397,174
	BROOKLINE BANCORP INC	158,629 SHARES	2,357,499	2,490,475
	BROOKS AUTOMATION INC	39,430 SHARES	927,730	940,406
	BUNGE LTD	72,200 SHARES	4,658,426	4,843,176
	BYLINE BANCORP INC	57,604 SHARES	1,173,684	1,323,164
	CACI INTL INC	17,500 SHARES	2,171,846	2,316,125
	CADENCE BANCORP	12,900 SHARES	289,791	349,848
	CAI INTL INC	105,700 SHARES	3,144,924	2,993,424
	CAIXABANK SA	488,844 SHARES	2,120,797	2,282,858
	CALERES INC	84,311 SHARES	2,289,695	2,822,732
	CALLIDUS SOFTWARE INC	113,945 SHARES	1,975,984	3,264,524

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	CANADIAN IMP BK OF COMMERCE	9,277 SHARES	826,296	907,302
	CANADIAN NATRL RESOURCES LTD	92,200 SHARES	2,398,634	3,293,384
	CANADIAN PACIFIC RAILWAY LTD	58,678 SHARES	7,933,248	10,746,200
	CANNAE HOLDINGS INC	14,800 SHARES	181,185	252,044
	CAPELLA EDUCATION CO	5,483 SHARES	257,684	424,384
	CAPSTEAD MORTGAGE CORP	28,018 SHARES	251,576	242,356
	CARA THERAPEUTICS INC	51,500 SHARES	526,144	630,360
	CARGURUS INC	6,300 SHARES	100,800	188,874
	CARNIVAL CORP	44,900 SHARES	1,671,400	2,980,013
	CARNIVAL PLC	97,151 SHARES	4,199,010	6,429,116
	CATALENT INC	58,900 SHARES	2,320,736	2,419,612
	CATALYST PHARMACEUTICALS INC	369,100 SHARES	968,407	1,443,181
	CATHAY GENERAL BANCORP	24,679 SHARES	774,369	1,040,713
	CAVIUM INC	56,370 SHARES	2,021,575	4,725,497
	CDW CORP/DE	124,293 SHARES	4,390,063	8,637,121
	CECO ENVIRONMENTAL CORP	100 SHARES	1,360	513
	CELGENE CORP	59,653 SHARES	6,788,361	6,225,387
	CENTRAL GARDEN & PET CO	74,700 SHARES	1,696,651	2,816,937
	CENTRAL VALLEY COMM BANCORP	9,100 SHARES	203,854	183,638
	CF INDUSTRIES HOLDINGS INC	105,550 SHARES	3,175,022	4,490,097
	CHATHAM LODGING TRUST	102,421 SHARES	2,108,837	2,331,102
	CHEMOURS CO	41,600 SHARES	1,552,687	2,082,496
	CHESAPEAKE LODGING TRUST	32,233 SHARES	837,766	873,192
	CHEVRON CORP	10,775 SHARES	1,029,871	1,348,922
	CHILDREN'S PLACE INC	34,995 SHARES	1,981,208	5,086,523
	CHINA MERCHANTS PORT HLD CO LTD	958,858 SHARES	3,042,145	2,508,366
	CHINA MOBILE LTD	970,540 SHARES	9,721,676	9,839,113
	CHUBB LTD	63,818 SHARES	9,320,051	9,325,724
	CIE FINANCIERE RICHEMONT SA	93,112 SHARES	7,084,157	8,436,931
	CIENA CORP	47,100 SHARES	1,231,996	985,803
	CINEMARK HOLDINGS INC	49,650 SHARES	1,469,439	1,728,813
	CIRRUS LOGIC INC	52,800 SHARES	2,276,366	2,738,208
	CISCO SYSTEMS INC	244,950 SHARES	6,289,441	9,381,585
	CITIGRP INC	197,640 SHARES	9,997,718	14,706,392
	CLEVELAND-CLIFFS INC	162,700 SHARES	1,586,372	1,173,067
	CNO FINANCIAL GRP INC	189,982 SHARES	3,564,797	4,690,656
	CNOOC LTD	3,611,000 SHARES	5,230,787	5,182,789
	COBHAM PLC	2,615,142 SHARES	4,132,566	4,468,031
	COGENT COMMUNICATIONS HLD INC	111,952 SHARES	3,767,143	5,071,426
	COHERUS BIOSCIENCES INC	108,200 SHARES	1,440,668	952,160
	COHU INC	91,700 SHARES	1,085,534	2,012,815
	COLONY NORTHSTAR INC	228,418 SHARES	3,322,568	2,606,249
	COLUMBIA BANKING SYSTEM INC	45,287 SHARES	1,247,971	1,967,267
	COLUMBIA PROPERTY TRUST INC	83,389 SHARES	1,843,213	1,913,778
	COLUMBUS MCKINNON CORP/NY	59,185 SHARES	1,463,957	2,366,216
	COMCAST CORP	144,900 SHARES	3,928,283	5,803,245
	COMMERCIAL METALS CO	17,816 SHARES	241,789	379,837
	COMMUNITY HEALTH SYSTEMS INC	211,000 SHARES	1,918,892	898,860
	COMMUNITY TRUST BANCORP INC	4,998 SHARES	170,883	235,406
	COMMVAULT SYSTEMS INC	72,414 SHARES	3,912,197	3,801,735
	CONCERT PHARMACEUTICALS INC	58,100 SHARES	1,619,297	1,503,047
	CONN'S INC	5,700 SHARES	143,678	202,635

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	CONSOLIDATED WATER CO	7,500 SHARES	101,928	94,500
	CONSTELLATION BRANDS INC	42,728 SHARES	6,616,780	9,766,339
	COOPER-STANDARD HOLDINGS INC	52,400 SHARES	4,570,615	6,419,000
	CORE-MARK HOLDING CO INC	3,739 SHARES	137,914	118,078
	CORENERGY INFRASTRUCTURE TR INC	3,000 SHARES	108,684	114,600
	CORESITE REALTY CORP	17,730 SHARES	1,042,430	2,019,447
	COSTAMARE INC	193,400 SHARES	1,304,135	1,115,918
	COUPA SOFTWARE INC	18,400 SHARES	539,122	574,448
	COUSINS PROPERTIES INC	308,825 SHARES	2,339,460	2,856,631
	CRA INTL INC	14,727 SHARES	273,635	661,979
	CRITEO SA	47,641 SHARES	2,051,762	1,240,095
	CROSS COUNTRY HEALTHCARE INC	216,723 SHARES	3,693,234	2,765,385
	CURIS INC	881,300 SHARES	1,510,281	616,910
	CUSTOMERS BANCORP INC	11,912 SHARES	329,527	309,593
	CUTERA INC	55,000 SHARES	997,363	2,494,250
	CVS HEALTH CORP	41,788 SHARES	3,017,164	3,029,630
	CYBERARK SOFTWARE LTD	50,575 SHARES	2,383,436	2,093,299
	CYPRESS SEMICONDUCTOR CORP	301,824 SHARES	2,836,228	4,599,798
	CYRUSONE INC	7,700 SHARES	382,451	458,381
	DANA INC	27,700 SHARES	397,618	886,677
	DARLING INGREDIENTS INC	134,848 SHARES	2,261,504	2,444,794
	DBV TECHNOLOGIES SA	28,200 SHARES	1,014,187	693,720
	DCT INDUSTRIAL TRUST INC	26,306 SHARES	998,328	1,546,267
	DEAN FOODS CO	106,574 SHARES	1,910,915	1,231,995
	DECKERS OUTDOOR CORP	26,300 SHARES	1,678,253	2,110,575
	DELEK US HOLDINGS INC	156,964 SHARES	3,173,759	5,484,322
	DERMIRA INC	53,732 SHARES	1,387,347	1,494,287
	DEXCOM INC	86,130 SHARES	6,323,774	4,943,001
	DIAGEO PLC	109,619 SHARES	3,071,123	4,040,823
	DIAMONDROCK HOSPITALITY CO	50,338 SHARES	494,239	568,316
	DIME COMMUNITY BANCSHARES INC	21,400 SHARES	370,565	448,330
	DINEEQUITY INC	22,200 SHARES	1,813,773	1,126,206
	DIPLOMAT PHARMACY INC	186,700 SHARES	3,126,730	3,747,069
	DOWDUPONT INC	95,973 SHARES	4,707,737	6,835,197
	DYNAVAX TECHNOLOGIES CORP	101,800 SHARES	756,964	1,903,660
	DYNEGY INC	45,000 SHARES	372,880	533,250
	EAGLE BANCORP INC	68,249 SHARES	2,839,745	3,951,617
	EAST JAPAN RAILWAY CO	83,000 SHARES	6,956,509	8,101,065
	EAST WEST BANCORP INC	226,056 SHARES	7,673,613	13,750,986
	EASTERLY GOVT PROPERTIES INC	16,500 SHARES	282,430	352,110
	EBAY INC	353,290 SHARES	11,741,410	13,333,165
	EDUCATION REALTY TRUST INC	24,727 SHARES	926,039	863,467
	EDWARDS LIFESCIENCES CORP	86,826 SHARES	6,368,586	9,786,158
	EL PASO ELECTRIC CO	65,455 SHARES	2,808,567	3,622,934
	EMCOR GRP INC	71,708 SHARES	4,367,959	5,862,129
	ENBRIDGE ENERGY MNGT LLC	3 SHARES	—	40
	ENCANA CORP	635,461 SHARES	6,405,759	8,505,272
	ENERSYS	18,100 SHARES	1,394,502	1,260,303
	ENGIE SA	207,102 SHARES	3,600,686	3,564,944
	ENGILITY HOLDINGS INC	39,556 SHARES	1,194,131	1,122,204
	ENTERPRISE FINCL SERVICES CORP	5,400 SHARES	235,264	243,810
	ENVISION HEALTHCARE CORP	6,984 SHARES	530,041	241,367

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	EP ENERGY CORP	108,000 SHARES	596,951	254,880
	EQT CORP	41,198 SHARES	2,654,041	2,344,990
	EQUIFAX INC	79,689 SHARES	6,777,210	9,396,927
	ESPERION THERAPEUTICS INC	29,800 SHARES	833,272	1,962,032
	ESSENDANT INC	80,801 SHARES	2,396,013	749,025
	ESTEE LAUDER COS INC	73,826 SHARES	6,110,758	9,393,620
	EURONET WORLDWIDE INC	4,753 SHARES	341,428	400,535
	EVERI HOLDINGS INC	95,600 SHARES	678,731	720,824
	EXELON CORP	119,020 SHARES	4,152,194	4,690,578
	EXPRESS INC	56,781 SHARES	973,563	576,327
	EXTERRAN CORP	78,600 SHARES	2,489,804	2,471,184
	EXTREME NETWORKS INC	547,683 SHARES	2,271,776	6,856,991
	EXXON MOBIL CORP	122,850 SHARES	9,711,899	10,275,174
	FACEBOOK INC	167,329 SHARES	11,954,197	29,526,875
	FASTENAL CO	183,078 SHARES	8,152,448	10,012,536
	FEDERAL SIGNAL CORP	48,646 SHARES	757,122	977,298
	FERRO CORP	218,998 SHARES	2,943,252	5,166,163
	FIBROGEN INC	37,800 SHARES	1,243,472	1,791,720
	FIDELITY SOUTHERN CORP	43,610 SHARES	904,589	950,698
	FIFTH THIRD BANCORP	316,150 SHARES	6,575,237	9,591,991
	FINANCIAL INSTITUTIONS INC	56,912 SHARES	1,826,421	1,769,963
	FIRST AMERICAN FINANCIAL CORP	34,800 SHARES	1,318,178	1,950,192
	FIRST BANCORP/PUERTO RICO	497,900 SHARES	2,326,923	2,539,290
	FIRST BANCORP/SOUTHERN PINES NC	4,842 SHARES	148,945	170,971
	FIRST BUSINESS FINANCIAL SRVS INC	14,593 SHARES	366,272	322,797
	FIRST COMMUNITY BANCSHARES INC	17,519 SHARES	337,849	503,321
	FIRST FOUNDATION INC	40,600 SHARES	657,613	752,724
	FIRST INDUSTRIAL REALTY TR INC	132,847 SHARES	2,920,191	4,180,695
	FIRST MERCHANTS CORP	109,716 SHARES	4,219,455	4,614,655
	FIRSTCASH INC	89,257 SHARES	3,824,844	6,020,385
	FITBIT INC	219,400 SHARES	1,213,287	1,252,774
	FIVE BELOW INC	79,117 SHARES	3,290,867	5,247,039
	FIVE9 INC	55,308 SHARES	454,099	1,376,063
	FLEETCOR TECHNOLOGIES INC	80,284 SHARES	10,465,729	15,449,050
	FORTINET INC	57,062 SHARES	1,417,670	2,493,039
	FORTUNE BRANDS HOME & SEC INC	71,994 SHARES	3,429,335	4,927,269
	FORUM ENERGY TECHNOLOGIES INC	141,796 SHARES	3,066,517	2,204,928
	FRANKLIN STREET PROPERTIES CORP	9,905 SHARES	101,406	106,380
	FULTON FINANCIAL CORP	156,224 SHARES	2,076,224	2,796,410
	FUNKO INC	81,000 SHARES	591,664	538,650
	FUTUREFUEL CORP	55,689 SHARES	793,519	784,658
	GAMING AND LEISURE PROP INC	59,716 SHARES	921,467	2,209,492
	GANNETT CO INC	185,600 SHARES	1,587,296	2,151,104
	GARDNER DENVER HOLDINGS INC	108,599 SHARES	2,171,980	3,684,764
	GARTNER INC	25,479 SHARES	3,075,525	3,137,739
	GENERAL CABLE CORP	192,934 SHARES	2,279,177	5,710,846
	GENERAL ELECTRIC CO	121,950 SHARES	3,150,338	2,128,028
	GENERAL MOTORS CO	24,738 SHARES	763,278	1,014,011
	GENMARK DIAGNOSTICS INC	181,354 SHARES	1,400,736	756,246
	GEO GRP INC	242,450 SHARES	7,477,982	5,721,820
	GETTY REALTY CORP	79,400 SHARES	2,281,146	2,156,504
	GILDAN ACTIVEWEAR INC	151,708 SHARES	3,955,039	4,917,085

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	GILEAD SCIENCES INC	57,850 SHARES	4,874,567	4,144,374
	GLAUKOS CORP	51,015 SHARES	1,325,505	1,308,535
	GLAXOSMITHKLINE PLC	437,052 SHARES	9,029,026	7,818,912
	GLOBAL BRASS & COPPER HLD INC	157,681 SHARES	3,650,073	5,219,241
	GLOBAL PAYMENTS INC	85,337 SHARES	5,192,795	8,554,181
	GMS INC	36,100 SHARES	1,193,554	1,358,804
	GOLD ENTERTAINMENT GRP INC	3,410 SHARES	—	1
	GRAND CANYON EDUCATION INC	24,100 SHARES	1,877,242	2,157,673
	GRAPHIC PACKAGING HOLDING CO	68,353 SHARES	839,499	1,056,054
	GRAY TELEVISION INC	116,317 SHARES	1,507,869	1,948,310
	GREAT LAKES DREDGE & DOCK CORP	228,408 SHARES	1,396,145	1,233,403
	GREEN DOT CORP	73,100 SHARES	2,884,003	4,405,006
	GREEN PLAINS INC	24,835 SHARES	508,630	418,470
	GREENBRIER COS INC	16,254 SHARES	497,085	866,338
	GRP 1 AUTOMOTIVE INC	28,200 SHARES	2,186,717	2,001,354
	GRPON INC	246,500 SHARES	1,310,632	1,257,150
	GW PHARMACEUTICALS PLC	11,423 SHARES	1,411,690	1,507,950
	HAMILTON BEACH BRANDS HLD CO	10,350 SHARES	116,781	265,892
	HANCOCK HOLDING CO	116,600 SHARES	5,221,248	5,771,700
	HANMI FINANCIAL CORP	102,875 SHARES	2,450,412	3,122,256
	HAWAIIAN HOLDINGS INC	30,638 SHARES	1,144,007	1,220,924
	HC2 HOLDINGS INC	290,200 SHARES	1,399,882	1,726,690
	HCI GRP INC	18,834 SHARES	612,957	563,137
	HEALTHEQUITY INC	14,021 SHARES	658,572	654,220
	HEALTHSOUTH CORP	30,700 SHARES	1,527,360	1,516,887
	HEICO CORP	22,300 SHARES	992,696	1,762,815
	HELEN OF TROY LTD	42,914 SHARES	4,158,535	4,134,764
	HERITAGE FINANCIAL CORP	47,900 SHARES	1,203,095	1,475,320
	HERMAN MILLER INC	7,913 SHARES	224,214	316,916
	HERON THERAPEUTICS INC	102,900 SHARES	1,669,597	1,862,490
	HERSHA HOSPITALITY TRUST	179,610 SHARES	4,485,652	3,125,214
	HESS CORP	90,150 SHARES	4,970,048	4,279,421
	HIGHWOODS PROPERTIES INC	22,200 SHARES	1,074,245	1,130,202
	HILLTOP HOLDINGS INC	41,467 SHARES	809,213	1,050,359
	HILTON WORLDWIDE HOLDINGS INC	83,355 SHARES	4,830,613	6,656,730
	HITACHI LTD	493,000 SHARES	3,048,947	3,842,030
	HMS HOLDINGS CORP	26,600 SHARES	536,487	450,870
	HOLOGIC INC	95,310 SHARES	3,403,643	4,074,503
	HOME DEPOT INC	97,995 SHARES	8,058,921	18,572,992
	HOMESTREET INC	28,570 SHARES	688,203	827,102
	HOOKER FURNITURE CORP	27,400 SHARES	1,186,183	1,163,130
	HOPE BANCORP INC	184,675 SHARES	3,001,936	3,370,319
	HORIZON PHARMA PLC	28,800 SHARES	581,190	420,480
	HOULIHAN LOKEY INC	24,985 SHARES	737,964	1,135,069
	HOWARD BANCORP INC	3,600 SHARES	67,654	79,200
	HUBSPOT INC	60,836 SHARES	3,506,903	5,377,902
	HUDSON PACIFIC PROPERTIES INC	16,992 SHARES	504,733	581,976
	HURCO COS INC	5,487 SHARES	133,363	231,551
	HURON CONSULTING GRP INC	29,526 SHARES	1,065,797	1,194,327
	HYSTER-YALE MATRLS HANDLING INC	12,097 SHARES	635,244	1,030,181
	IBERIABANK CORP	16,772 SHARES	1,288,700	1,299,830
	ICF INTL INC	42,700 SHARES	1,802,340	2,241,750

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	ICHOR HOLDINGS LTD	40,000 SHARES	898,117	984,000
	IDACORP INC	17,576 SHARES	1,218,255	1,605,743
	IDT CORP	22,287 SHARES	215,582	236,242
	IHS MARKIT LTD	210,483 SHARES	7,045,636	9,503,307
	ILLINOIS TOOL WORKS INC	31,850 SHARES	2,234,481	5,314,173
	IMPERVA INC	52,800 SHARES	2,322,175	2,096,160
	INC RESEARCH HOLDINGS INC	60,054 SHARES	2,936,249	2,618,354
	INDEPENDENCE REALTY TRUST INC	184,277 SHARES	1,747,007	1,859,355
	INFRAREIT INC	44,900 SHARES	879,896	834,242
	ING GROEP	98,463 SHARES	1,154,028	1,811,942
	INGEVITY CORP	7,109 SHARES	444,117	500,971
	INNOPHOS HOLDINGS INC	55,000 SHARES	1,492,872	2,570,150
	INOGEN INC	4,246 SHARES	180,656	505,614
	INSIGHT ENTERPRISES INC	92,564 SHARES	2,378,037	3,544,276
	INSPERITY INC	110,516 SHARES	3,482,190	6,338,093
	INTEGER HOLDINGS CORP	141,800 SHARES	5,439,216	6,423,540
	INTEGRA LIFESCIENCES HLD CORP	50,151 SHARES	2,229,271	2,400,227
	INTERCONTINENTAL EXCHANGE INC	113,125 SHARES	5,657,907	7,982,100
	INTERSECT ENT INC	96,502 SHARES	2,361,392	3,126,665
	INTERXION HOLDING	70,073 SHARES	1,770,538	4,129,402
	INTL PAPER CO	94,750 SHARES	4,252,523	5,489,815
	INTL FCSTONE INC	43,722 SHARES	1,226,666	1,859,497
	INVACARE CORP	179,000 SHARES	2,362,622	3,016,150
	INVESCO LTD	47,650 SHARES	1,269,825	1,741,131
	INVESCO MORTGAGE CAPITAL INC	15,700 SHARES	244,317	279,931
	ITRON INC	13,400 SHARES	885,992	913,880
	JACK IN THE BOX INC	1,400 SHARES	133,302	137,354
	JAGGED PEAK ENERGY INC	59,200 SHARES	741,082	934,176
	JAPAN AIRLINES CO LTD	222,500 SHARES	7,552,793	8,706,436
	JB HUNT TRANSPORT SERVICES INC	44,642 SHARES	3,100,188	5,132,937
	JELD-WEN HOLDING INC	48,407 SHARES	1,365,823	1,905,784
	JOHNSON & JOHNSON	65,680 SHARES	5,022,222	9,176,810
	JOHNSON CONTROLS INTL PLC	167,899 SHARES	6,495,297	6,398,631
	JOUNCE THERAPEUTICS INC	60,300 SHARES	945,713	768,825
*	JPMORGAN CHASE & CO	45,348,381 SHARES	2,448,443,926	4,849,555,864
	JUNO THERAPEUTICS INC	53,683 SHARES	1,465,750	2,453,850
	K12 INC	65,123 SHARES	609,048	1,035,456
	KADANT INC	22,925 SHARES	939,492	2,301,670
	KB HOME	17,300 SHARES	370,117	552,735
	KBR INC	235,900 SHARES	4,607,445	4,677,897
	KDDI CORP	380,700 SHARES	6,449,584	9,477,791
	KELLY SERVICES INC	5,549 SHARES	84,999	151,321
	KEMET CORP	199,000 SHARES	3,967,917	2,996,940
	KENNAMETAL INC	9,900 SHARES	224,371	479,259
	KEYCORP	237,079 SHARES	3,512,418	4,781,883
	KIMBALL ELECTRONICS INC	85,454 SHARES	1,020,204	1,559,536
	KIMBALL INTL INC	37,149 SHARES	385,157	693,572
	KIMBERLY-CLARK CORP	40,050 SHARES	4,765,881	4,832,433
	KINDRED HEALTHCARE INC	397,268 SHARES	3,493,902	3,853,500
	KINSALE CAPITAL GRP INC	37,200 SHARES	1,135,313	1,674,000
	KLX INC	52,245 SHARES	2,626,655	3,565,721
	KNOLL INC	15,600 SHARES	362,697	359,424

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	KOHL'S CORP	49,650 SHARES	2,308,171	2,692,520
	KOMATSU LTD	135,700 SHARES	2,799,573	4,912,424
	KORN/FERRY INTL	112,624 SHARES	2,631,158	4,660,381
	LA JOLLA PHARMACEUTICAL CO	48,502 SHARES	1,678,729	1,560,794
	LANTHEUS HOLDINGS INC	136,600 SHARES	2,129,644	2,793,470
	LAS VEGAS SANDS CORP	114,058 SHARES	6,755,776	7,925,890
	LASALLE HOTEL PROPERTIES	25,800 SHARES	768,239	724,206
	LIBBEY INC	62,352 SHARES	912,937	468,887
	LIBERTY TRIPADVISOR HLD INC	39,000 SHARES	832,541	367,575
	LIFETIME BRANDS INC	48,433 SHARES	695,192	799,145
	LIMELIGHT NETWORKS INC	304,800 SHARES	734,335	1,344,168
	LINDE AG	39,207 SHARES	7,434,137	9,164,076
	LITTELFUSE INC	10,711 SHARES	1,198,120	2,118,850
	LLOYDS BANKING GRP PLC	5,398,001 SHARES	5,187,576	4,969,840
	LOCKHEED MARTIN CORP	24,631 SHARES	5,695,910	7,907,783
	LOEWS CORP	109,300 SHARES	4,460,553	5,468,279
	LOUISIANA-PACIFIC CORP	110,600 SHARES	2,796,839	2,904,356
	LOWE'S COS INC	22,204 SHARES	838,843	2,063,640
	LOXO ONCOLOGY INC	23,000 SHARES	1,842,342	1,936,140
	LUTHER BURBANK CORP	60,614 SHARES	651,601	729,793
	MACOM TECH SOLUTIONS HLD INC	57,428 SHARES	2,178,739	1,868,707
	MAGNA INTL INC	10,985 SHARES	538,064	622,520
	MAINSOURCE FINANCIAL GRP INC	12,666 SHARES	288,600	459,902
	MANULIFE FINANCIAL CORP	259,100 SHARES	4,488,069	5,422,085
	MARKEL CORP	7,022 SHARES	4,971,806	7,998,971
	MARKETAXESS HOLDINGS INC	41,710 SHARES	5,993,668	8,414,993
	MARLIN BUSINESS SERVICES CORP	8,500 SHARES	183,518	190,400
	MARSH & MCLENNAN COS INC	157,476 SHARES	7,521,275	12,816,972
	MASIMO CORP	78,000 SHARES	4,638,160	6,614,400
	MASTEC INC	98,500 SHARES	2,333,740	4,821,575
	MASTERCARD INC	133,562 SHARES	8,186,989	20,215,944
	MATTEL INC	148,891 SHARES	3,495,606	2,289,944
	MAXLINEAR INC	109,059 SHARES	2,156,772	2,881,339
	MCDERMOTT INTL INC	246,400 SHARES	1,618,685	1,621,312
	MDC PARTNERS INC	133,900 SHARES	1,532,497	1,305,525
	MEDICINES CO	8,800 SHARES	348,661	240,592
	MEDTRONIC PLC	102,346 SHARES	6,578,984	8,264,440
	MERCK & CO INC	152,850 SHARES	6,911,579	8,600,870
	MERITOR INC	328,626 SHARES	3,316,333	7,709,566
	MERSANA THERAPEUTICS INC	60,000 SHARES	866,460	985,800
	META FINANCIAL GRP INC	22,702 SHARES	1,008,382	2,103,340
	METHODE ELECTRONICS INC	68,640 SHARES	2,552,729	2,752,464
	METLIFE INC	123,450 SHARES	5,215,693	6,241,632
	MFA FINANCIAL INC	390,589 SHARES	3,011,988	3,093,465
	MGE ENERGY INC	10,636 SHARES	492,193	671,132
	MGIC INV CORP	123,500 SHARES	1,562,439	1,742,585
	MGP INGREDIENTS INC	20,920 SHARES	1,185,208	1,608,330
	MICRO FOCUS INTL PLC	64,822 SHARES	2,089,037	2,212,367
	MICROCHIP TECHNOLOGY INC	86,034 SHARES	6,779,734	7,560,668
	MICROSOFT CORP	499,734 SHARES	30,269,572	42,747,246
	MICROSTRATEGY INC	7,800 SHARES	1,496,197	1,024,140
	MILACRON HOLDINGS CORP	113,412 SHARES	1,972,497	2,170,706

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	MINDBODY INC	65,361 SHARES	1,262,529	1,990,242
	MOBILE MINI INC	110,724 SHARES	3,592,794	3,819,978
	MODINE MANUFACTURING CO	16,700 SHARES	348,529	337,340
	MOELIS & CO	40,749 SHARES	1,326,018	1,976,327
	MOLINA HEALTHCARE INC	68,475 SHARES	4,061,031	5,250,663
	MONGODB INC	27,700 SHARES	664,800	822,136
	MONOLITHIC POWER SYSTEMS INC	17,060 SHARES	736,921	1,916,862
	MONSTER BEVERAGE CORP	200,708 SHARES	5,563,851	12,702,809
	MOOG INC	9,900 SHARES	502,085	859,815
	MORGAN STANLEY	248,500 SHARES	6,764,553	13,038,795
	MOTORS LIQUIDATION CO	765 SHARES	—	7,153
	MRC GLOBAL INC	196,000 SHARES	4,097,909	3,316,320
	MSCI INC	46,523 SHARES	3,236,490	5,887,020
	MULESOFT INC	88,089 SHARES	2,009,393	2,048,950
	NACCO INDUSTRIES INC	5,175 SHARES	93,245	194,839
	NANOMETRICS INC	14,135 SHARES	220,590	352,244
	NATIONAL GENERAL HLD CORP	10,855 SHARES	234,526	213,192
	NATIONAL STORAGE AFFILIATES TR	95,841 SHARES	1,900,518	2,612,626
	NATIONAL VISION HOLDINGS INC	18,600 SHARES	409,200	755,346
	NBT BANCORP INC	9,241 SHARES	253,281	340,069
	NEKTAR THERAPEUTICS	43,500 SHARES	584,725	2,597,820
	NETFLIX INC	35,449 SHARES	4,003,270	6,804,790
	NEVRO CORP	35,474 SHARES	2,235,378	2,449,125
	NEW JERSEY RESOURCES CORP	41,156 SHARES	1,317,123	1,654,471
	NEW RELIC INC	74,321 SHARES	3,089,559	4,293,524
	NEW SENIOR INV GRP INC	21,800 SHARES	254,102	164,808
	NEWS CORP	195,450 SHARES	2,571,583	3,168,245
	NEXPOINT RESIDENTIAL TRUST INC	65,288 SHARES	1,330,460	1,824,147
	NEXSTAR MEDIA GRP INC	8,578 SHARES	476,118	670,800
	NEXTERA ENERGY INC	67,400 SHARES	3,373,533	3,787,880
	NIKE INC	37,423 SHARES	2,057,940	2,340,809
	NN INC	125,944 SHARES	3,178,644	3,476,054
	NORTHEAST BANCORP	12,100 SHARES	227,977	280,115
	NORTHROP GRUMMAN CORP	19,579 SHARES	4,300,164	6,008,991
	NOVARTIS AG	95,888 SHARES	6,541,383	8,107,923
	NRG YIELD INC	42,300 SHARES	800,738	799,470
	NUVASIVE INC	21,820 SHARES	1,181,442	1,276,252
	NVIDIA CORP	41,698 SHARES	5,222,896	8,068,563
	OCCIDENTAL PETROLEUM CORP	94,200 SHARES	6,968,730	6,938,772
	OCEANFIRST FINANCIAL CORP	36,200 SHARES	1,046,534	950,250
	OCULAR THERAPEUTIX INC	8,200 SHARES	58,355	36,490
	OFFICE DEPOT INC	1,274,874 SHARES	6,310,061	4,513,054
	OM ASSET MANAGEMENT PLC	248,218 SHARES	3,745,684	4,157,652
	OMNOVA SOLUTIONS INC	43,978 SHARES	264,558	439,780
	ORASURE TECHNOLOGIES INC	194,524 SHARES	1,655,830	3,668,723
	O'REILLY AUTOMOTIVE INC	48,280 SHARES	12,428,963	11,613,271
	ORMAT TECHNOLOGIES INC	33,100 SHARES	1,686,929	2,117,076
	ORTHOPEDIATRICS CORP	18,100 SHARES	235,300	347,339
	OWENS & MINOR INC	75,377 SHARES	2,689,814	1,423,118
	PACIFIC ETHANOL INC	87,500 SHARES	680,966	398,125
	PACIFIC MERCANTILE BANCORP	15,200 SHARES	123,939	133,000
	PACWEST BANCORP	81,380 SHARES	3,404,983	4,101,552

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	PARK-OHIO HOLDINGS CORP	11,659 SHARES	402,702	535,731
	PARTY CITY HOLDCO INC	163,645 SHARES	2,679,815	2,282,848
	PAYCOM SOFTWARE INC	66,648 SHARES	2,142,979	5,353,834
	PAYPAL HOLDINGS INC	169,364 SHARES	6,783,797	12,468,578
	PEBBLEBROOK HOTEL TR	62,482 SHARES	1,633,925	2,322,456
	PENNYMAC FINANCIAL SERVICES INC	26,890 SHARES	424,648	600,992
	PEPSICO INC	81,540 SHARES	7,253,093	9,778,277
	PERFORMANCE FOOD GRP CO	198,845 SHARES	4,994,902	6,581,769
	PERRIGO CO PLC	49,500 SHARES	3,470,303	4,314,420
	PERRY ELLIS INTL INC	28,200 SHARES	532,531	706,128
	PFIZER INC	253,300 SHARES	6,404,797	9,174,526
	PG&E CORP	122,263 SHARES	5,789,032	5,481,050
	PGT INNOVATIONS INC	149,654 SHARES	1,752,574	2,521,670
	PHI INC	20,376 SHARES	368,965	235,750
	PHILIP MORRIS INTL INC	74,720 SHARES	6,643,948	7,894,168
	PIER 1 IMPORTS INC	240,800 SHARES	1,626,627	996,912
	PILGRIM'S PRIDE CORP	85,326 SHARES	1,827,240	2,650,226
	PINNACLE ENTERTAINMENT INC	300,273 SHARES	4,311,405	9,827,935
	PINNACLE FINANCIAL PARTNERS INC	82,154 SHARES	2,906,812	5,446,810
	PINNACLE FOODS INC	11,881 SHARES	503,887	706,563
	PIPER JAFFRAY COS	9,082 SHARES	365,571	783,322
	PLANET FITNESS INC	151,789 SHARES	3,060,062	5,256,453
	PLEXUS CORP	8,200 SHARES	461,462	497,904
	PNM RESOURCES INC	24,400 SHARES	984,865	986,980
	POLYONE CORP	69,626 SHARES	2,469,538	3,028,731
	POPULAR INC	193,716 SHARES	6,183,278	6,874,981
	PORTLAND GENERAL ELECTRIC CO	142,300 SHARES	5,238,498	6,486,034
	POWELL INDUSTRIES INC	23,600 SHARES	877,886	676,140
	PRA HEALTH SCIENCES INC	7,900 SHARES	473,165	719,453
	PREFERRED APT COMMUNITIES INC	116,300 SHARES	2,070,654	2,355,075
	PREFERRED BANK/LOS ANGELES CA	31,946 SHARES	1,086,003	1,877,786
	PREMIER FINANCIAL BANCORP INC	6,350 SHARES	94,403	127,508
	PREMIER INC	55,179 SHARES	1,830,823	1,610,675
	PRESIDIO INC	121,639 SHARES	1,679,007	2,331,820
	PRESTIGE BRANDS HOLDINGS INC	56,986 SHARES	2,864,358	2,530,748
	PRICELINE GRP INC	4,289 SHARES	5,596,226	7,453,167
	PROGRESS SOFTWARE CORP	85,800 SHARES	3,633,871	3,652,506
	PROOFPOINT INC	39,618 SHARES	1,634,796	3,518,475
	PRUDENTIAL PLC	236,592 SHARES	4,395,133	6,098,549
	PS BUSINESS PARKS INC	5,401 SHARES	468,321	675,611
	Q2 HOLDINGS INC	66,149 SHARES	1,351,628	2,437,591
	QAD INC	8,000 SHARES	242,870	310,800
	QTS REALTY TRUST INC	62,077 SHARES	2,764,775	3,362,090
	QUAD/GRAPHICS INC	173,108 SHARES	2,792,258	3,912,241
	QUALCOMM INC	124,384 SHARES	7,893,120	7,963,064
	QUALYS INC	33,700 SHARES	1,511,422	2,000,095
	QUIDEL CORP	38,100 SHARES	1,377,636	1,651,635
	RA PHARMACEUTICALS INC	94,800 SHARES	1,631,284	805,800
	RADIUS HEALTH INC	8,500 SHARES	412,664	270,045
	RADNET INC	93,100 SHARES	587,185	940,310
	RAMCO-GERSHENSON PROP TR	71,436 SHARES	1,013,483	1,052,252
	RAYTHEON CO	15,798 SHARES	906,774	2,967,654

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	REATA PHARMACEUTICALS INC	20,300 SHARES	230,348	574,896
	RED ELECTRICA CORP SA	11,729 SHARES	248,770	263,515
	REDWOOD TRUST INC	185,164 SHARES	2,545,700	2,744,130
	REGAL BELOIT CORP	10,471 SHARES	601,908	802,079
	RENASANT CORP	76,346 SHARES	2,720,092	3,121,788
	RENEWABLE ENERGY GRP INC	154,700 SHARES	1,899,946	1,825,460
	RETAIL OPPORTUNITY INVS CORP	288,595 SHARES	5,202,479	5,757,470
	REV GRP INC	9,100 SHARES	283,611	296,023
	REVANCE THERAPEUTICS INC	25,392 SHARES	810,608	907,764
	REX AMERICAN RESOURCES CORP	1,691 SHARES	87,844	139,998
	REXFORD INDUSTRIAL REALTY INC	68,700 SHARES	1,369,203	2,003,292
	REXNORD CORP	171,552 SHARES	3,602,404	4,463,783
	RH	1,400 SHARES	150,527	120,694
	RHYTHM PHARMACEUTICALS INC	44,100 SHARES	1,040,389	1,281,546
	RIGNET INC	105,100 SHARES	1,376,203	1,571,245
	RINGCENTRAL INC	92,416 SHARES	1,971,114	4,472,934
	RLJ LODGING TRUST	65,196 SHARES	1,442,445	1,432,356
	ROCHE HOLDING AG	32,240 SHARES	6,551,599	8,155,115
	ROSS STORES INC	83,274 SHARES	3,326,263	6,682,738
	ROYAL DUTCH SHELL PLC	309,631 SHARES	7,638,537	10,506,936
	RPX CORP	225,800 SHARES	3,041,472	3,034,752
	RUDOLPH TECHNOLOGIES INC	21,100 SHARES	375,411	504,290
	RUTH'S HOSPITALITY GRP INC	62,400 SHARES	1,181,364	1,350,960
	RYERSON HOLDING CORP	13,200 SHARES	183,754	137,280
	SAGE THERAPEUTICS INC	22,600 SHARES	1,388,836	3,722,446
	SAIA INC	36,531 SHARES	1,991,454	2,584,568
	SAILPOINT TECH HOLDING INC	73,100 SHARES	877,200	1,059,950
	SALESFORCE.COM INC	86,031 SHARES	4,028,677	8,794,949
	SAMSUNG ELECTRONICS CO LTD	5,035 SHARES	2,774,375	6,031,930
	SANDERSON FARMS INC	10,098 SHARES	780,224	1,401,400
	SANMINA CORP	178,199 SHARES	3,987,714	5,880,567
	SAP SE	55,771 SHARES	3,788,484	6,258,329
	SAREPTA THERAPEUTICS INC	48,200 SHARES	2,052,303	2,681,848
	SCHNEIDER ELECTRIC SE	119,432 SHARES	9,366,860	10,162,312
	SCHNEIDER NATIONAL INC	30,400 SHARES	574,853	868,224
	SCHWEITZER-MAUDUIT INTL INC	86,649 SHARES	3,670,633	3,930,399
	SEACOAST BANK CORP OF FLORIDA	89,227 SHARES	2,067,725	2,249,413
	SELECTA BIOSCIENCES INC	123,800 SHARES	1,617,179	1,214,478
	SELECTIVE INSURANCE GRP INC	11,367 SHARES	381,110	667,243
	SEMGRP CORP	56,723 SHARES	2,379,131	1,713,035
	SERES THERAPEUTICS INC	8,600 SHARES	289,955	87,204
	SERVICENOW INC	93,788 SHARES	4,497,096	12,229,017
	SHERWIN-WILLIAMS CO	12,727 SHARES	2,577,759	5,218,579
	SHORE BANCSHARES INC	18,900 SHARES	320,322	315,630
	SIERRA BANCORP	8,661 SHARES	157,483	230,036
	SIGMA DESIGNS INC	53,500 SHARES	362,319	371,825
	SINCLAIR BROADCAST GRP INC	72,548 SHARES	2,464,348	2,745,942
	SINOPHARM GRP CO LTD	40,000 SHARES	161,814	172,950
	SK TELECOM CO LTD	264,691 SHARES	5,715,562	7,387,526
	SKYWEST INC	94,100 SHARES	2,568,858	4,996,710
	SNAP-ON INC	19,351 SHARES	3,319,691	3,372,879
	SOMPO HOLDINGS INC	46,000 SHARES	1,836,398	1,782,015

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	SOUTHERN CO	148,750 SHARES	7,357,315	7,153,387
	SOUTHWEST AIRLINES CO	97,250 SHARES	2,850,378	6,365,012
	SOUTHWEST GAS HOLDINGS INC	38,605 SHARES	2,743,193	3,106,930
	SPARK ENERGY INC	224,334 SHARES	2,862,359	2,781,742
	SPARK THERAPEUTICS INC	16,700 SHARES	823,571	858,714
	SPARTANNASH CO	117,653 SHARES	2,625,358	3,138,982
	SPIRIT AIRLINES INC	44,503 SHARES	1,657,865	1,995,960
	SPROUTS FARMERS MARKET INC	84,005 SHARES	1,700,892	2,045,522
	SRC ENERGY INC	118,600 SHARES	771,127	1,011,658
	SSE PLC	307,777 SHARES	6,624,417	5,495,758
	STANDEX INTL CORP	3,961 SHARES	320,847	403,428
	STEELCASE INC	91,936 SHARES	1,651,613	1,397,427
	STERICYCLE INC	41,660 SHARES	3,184,976	2,832,463
	STERLING CONSTRUCTION CO INC	52,600 SHARES	577,268	856,328
	STEWART INFO SERVICES CORP	49,014 SHARES	1,756,091	2,073,292
	STONERIDGE INC	5,719 SHARES	80,372	130,736
	SUMITOMO MITSUI FINCL GRP INC	130,300 SHARES	4,874,298	5,630,718
	SUMMIT HOTEL PROPERTIES INC	149,356 SHARES	1,762,571	2,274,692
	SUMMIT MATERIALS INC	258,533 SHARES	6,211,131	8,128,293
	SUN COMMUNITIES INC	7,995 SHARES	556,074	741,776
	SUNSTONE HOTEL INVESTORS INC	137,411 SHARES	1,878,472	2,271,404
	SURGERY PARTNERS INC	32,400 SHARES	413,140	392,040
	SVB FINANCIAL GRP	4,395 SHARES	526,592	1,027,419
	SWITCH INC	23,900 SHARES	528,936	434,741
	SYKES ENTERPRISES INC	43,064 SHARES	1,283,365	1,354,363
	SYMANTEC CORP	87,841 SHARES	2,689,832	2,464,818
	SYNERGY PHARMACEUTICALS INC	158,900 SHARES	767,930	354,347
	SYROS PHARMACEUTICALS INC	123,800 SHARES	1,574,819	1,204,574
	TAILORED BRANDS INC	199,500 SHARES	3,231,236	4,355,085
	TAKEDA PHARMACEUTICAL CO LTD	149,900 SHARES	8,204,742	8,517,620
	TAKE-TWO INTERACTIVE SFTWR INC	54,072 SHARES	1,936,435	5,936,024
	TALLGRASS ENERGY GP LP	74,880 SHARES	1,795,344	1,927,411
	TAYLOR MORRISON HOME CORP	289,000 SHARES	6,256,332	7,071,830
	TCF FINANCIAL CORP	288,700 SHARES	3,318,090	5,918,350
	TD AMERITRADE HOLDING CORP	81,337 SHARES	3,415,022	4,158,761
	TE CONNECTIVITY LTD	53,700 SHARES	2,368,959	5,103,648
	TECH DATA CORP	41,684 SHARES	3,402,935	4,083,781
	TELADOC INC	72,925 SHARES	2,500,274	2,541,436
	TEREX CORP	55,440 SHARES	1,763,908	2,673,317
	TESARO INC	10,400 SHARES	1,274,478	861,848
	TEXAS INSTRUMENTS INC	41,900 SHARES	1,911,692	4,376,036
	TEXAS ROADHOUSE INC	34,357 SHARES	623,507	1,809,927
	THERAPEUTICSMD INC	299,300 SHARES	1,362,245	1,807,772
	THERMO FISHER SCIENTIFIC INC	44,250 SHARES	6,052,770	8,402,190
	TINTRI INC	110,800 SHARES	775,600	565,080
	TITAN MACHINERY INC	20,700 SHARES	441,729	438,219
	TIVITY HEALTH INC	61,612 SHARES	1,691,502	2,251,919
	TIVO CORP	161 SHARES	2,750	2,512
	TOTAL SA ADR	163,988 SHARES	8,179,199	9,065,257
	TOWER INTL INC	15,749 SHARES	434,784	481,132
	TOWNE BANK/PORTSMOUTH VA	6,352 SHARES	139,078	195,324
	TOWNSQUARE MEDIA INC	37,100 SHARES	386,785	284,928

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	TRANSCANADA CORP	50,787 SHARES	2,396,089	2,470,280
	TRANSUNION	196,773 SHARES	5,328,017	10,814,644
	TRAVELPORT WORLDWIDE LTD	436,500 SHARES	5,710,374	5,705,055
	TREEHOUSE FOODS INC	7,400 SHARES	698,914	366,004
	TRICO BANCSHARES	46,135 SHARES	1,265,830	1,746,671
	TRIMAS CORP	29,524 SHARES	532,413	789,767
	TRINET GRP INC	65,700 SHARES	1,356,680	2,913,138
	TRINSEO SA	113,296 SHARES	4,897,178	8,225,290
	TRISTATE CAPITAL HOLDINGS INC	21,616 SHARES	283,410	497,168
	TRIUMPH BANCORP INC	18,622 SHARES	309,781	586,593
	TRUEBLUE INC	205,281 SHARES	5,225,081	5,645,227
	TUTOR PERINI CORP	39,785 SHARES	669,588	1,008,550
	TWENTY-FIRST CENTURY FOX INC	241,050 SHARES	6,824,519	8,224,626
	TYSON FOODS INC	138,600 SHARES	7,571,160	11,236,302
	ULTRA CLEAN HOLDINGS INC	188,229 SHARES	1,050,137	4,346,208
	UNICREDIT SPA	381,598 SHARES	5,418,920	7,139,112
	UNISYS CORP	306,966 SHARES	3,102,152	2,501,773
	UNITED FIRE GRP INC	12,609 SHARES	475,157	574,718
	UNITED PARCEL SERVICE INC	33,900 SHARES	3,905,619	4,039,185
	UNITED TECHNOLOGIES CORP	40,200 SHARES	3,811,004	5,128,314
	UNITEDHEALTH GRP INC	41,272 SHARES	4,996,855	9,098,825
	UNIVAR INC	171,057 SHARES	3,858,658	5,295,925
	UNIVERSAL FOREST PRODUCTS INC	113,300 SHARES	2,864,260	4,262,346
	UNIVERSAL INSURANCE HLD INC	44,829 SHARES	935,087	1,226,073
	UNIVERSAL LOGISTICS HLD INC	7,840 SHARES	107,719	186,200
	URBAN EDGE PROPERTIES	5,400 SHARES	131,129	137,646
	US BANCORP	132,650 SHARES	5,914,958	7,107,387
	US FOODS HOLDING CORP	33,100 SHARES	826,576	1,056,883
	USANA HEALTH SCIENCES INC	4,624 SHARES	299,007	342,407
	VAIL RESORTS INC	15,622 SHARES	887,676	3,319,206
	VALIDUS HOLDINGS LTD	43,021 SHARES	1,469,971	2,018,545
	VARONIS SYSTEMS INC	103,706 SHARES	3,018,320	5,034,926
	VECTRUS INC	139,013 SHARES	2,951,309	4,288,551
	VENATOR MATERIALS PLC	117,432 SHARES	2,494,821	2,597,596
	VERISK ANALYTICS INC	61,395 SHARES	4,457,509	5,893,920
	VERITIV CORP	9,100 SHARES	390,368	262,990
	VERIZON COMMUNICATIONS INC	158,300 SHARES	7,913,149	8,378,819
	VERSO CORP	108,750 SHARES	1,722,613	1,910,737
	VIAD CORP	6,378 SHARES	190,695	353,341
	VIRTUSA CORP	37,817 SHARES	1,717,015	1,666,973
	VISA INC	140,228 SHARES	7,075,964	15,988,797
	VISHAY PRECISION GRP INC	28,800 SHARES	753,879	724,320
	VODAFONE GRP PLC	2,140,351 SHARES	5,639,111	6,804,095
	VOLKSWAGEN AG	84,213 SHARES	15,303,187	16,831,918
	VSE CORP	4,682 SHARES	142,576	226,749
	VTV THERAPEUTICS INC	79,300 SHARES	522,594	476,593
	VULCAN MATERIALS CO	26,700 SHARES	2,120,114	3,427,479
	W&T OFFSHORE INC	660,600 SHARES	1,422,308	2,186,586
	WABASH NATIONAL CORP	255,525 SHARES	3,540,527	5,544,892
	WALKER & DUNLOP INC	26,944 SHARES	770,490	1,279,840
	WAL-MART STORES INC	76,950 SHARES	5,557,246	7,598,812
	WARRIOR MET COAL INC	89,800 SHARES	2,126,714	2,258,470

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
EQUITY SECURITIES (CONTINUED):
	WASHINGTON FEDERAL INC	5,410 SHARES	128,439	185,292
	WAVE LIFE SCIENCES LTD	43,500 SHARES	901,933	1,526,850
	WAYFAIR INC	15,833 SHARES	523,144	1,270,915
	WEB.COM GRP INC	26,900 SHARES	687,253	586,420
	WELLCARE HEALTH PLANS INC	11,138 SHARES	1,078,050	2,239,963
	WELLS FARGO & CO	247,150 SHARES	12,253,782	14,994,590
	WESTAR ENERGY INC	76,700 SHARES	4,039,005	4,049,760
	WESTFIELD CORP	116,954 SHARES	809,772	868,103
	WESTROCK CO	58 SHARES	—	3,666
	WEYERHAEUSER CO	114,550 SHARES	3,340,536	4,039,033
	WGL HOLDINGS INC	14,200 SHARES	1,108,335	1,218,928
	WINGSTOP INC	64,233 SHARES	1,653,342	2,503,802
	WINTRUST FINANCIAL CORP	147,564 SHARES	9,039,679	12,154,847
	WORKDAY INC	67,753 SHARES	5,496,155	6,893,190
	WORLD FUEL SERVICES CORP	8,955 SHARES	344,020	251,994
	WORTHINGTON INDUSTRIES INC	13,046 SHARES	396,454	574,807
	WPX ENERGY INC	388,105 SHARES	4,274,337	5,460,637
	WSFS FINANCIAL CORP	12,775 SHARES	588,387	611,284
	XCERRA CORP	50,573 SHARES	291,214	495,110
	XENCOR INC	33,700 SHARES	507,970	738,704
	XENIA HOTELS & RESORTS INC	69,800 SHARES	1,012,392	1,506,982
	XL GRP LTD	102,382 SHARES	2,691,923	3,599,751
	YELP INC	33,700 SHARES	1,547,899	1,414,052
	YRC WORLDWIDE INC	10,132 SHARES	138,018	145,698
	ZENDESK INC	73,320 SHARES	1,794,882	2,481,149
	ZILLOW GRP INC	107,366 SHARES	3,573,294	4,393,417
	ZIONS BANCORP	64,300 SHARES	2,766,449	3,268,369
	ZURICH INSURANCE GRP	17,802 SHARES	3,844,489	5,418,238
	TOTAL EQUITY SECURITIES		4,322,030,017	7,331,126,396
REGISTERED INVESTMENT COMPANIES:
	PIMCO FDS PAC INVT MGMT	633,659 UNITS	6,787,927	7,996,775
	TOTAL REGISTERED INVESTMENT COMPANIES		6,787,927	7,996,775
CORPORATE DEBT SECURITIES:
	ABBOTT LABORATORIES	2.35% 22/NOV/2019 600,000	599,412	600,653
	ABBVIE INC	1.8% 14/MAY/2018 600,000	599,388	599,706
	ABBVIE INC	2.85% 14/MAY/2023 500,000	508,126	498,904
	ABBVIE INC	3.2% 06/NOV/2022 150,000	149,705	152,317
	ACADIA HEALTHCARE CO INC	5.125% 01/JUL/2022 370,000	370,000	370,925
	ACADIA HEALTHCARE CO INC	5.625% 15/FEB/2023 230,000	230,000	233,450
	ACADIA HEALTHCARE CO INC	6.5% 01/MAR/2024 999,000	999,464	1,038,960
	ACTIVISION BLIZZARD INC	2.6% 15/JUN/2022 700,000	697,690	694,848
	AEP TX CENTRAL TRANS FND II LLC	5.17% 01/JAN/2020 1,139,084	1,149,873	1,139,287
	AERCAP IRELAND CAPITAL DAC	4.625% 30/OCT/2020 100,000	105,005	104,828
	AES CORP/VA	5.125% 01/SEP/2027 750,000	755,625	787,500
	AES CORP/VA	5.5% 15/MAR/2024 1,180,000	1,218,350	1,227,200
	AES CORP/VA	7.375% 01/JUL/2021 435,000	497,085	488,288
	AES CORP/VA	8% 01/JUN/2020 386,000	419,558	432,320
	AETNA INC	2.75% 15/NOV/2022 600,000	588,888	594,189
	AGRICULTURAL BK CHINA	2.1% 19/MAR/2018 4,500,000	4,500,000	4,501,084
	AIG GLOBAL FUNDING	1.9% 06/OCT/2021 800,000	798,520	778,897

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	AIRCASTLE LTD	5.5% 15/FEB/2022 1,700,000	1,729,413	1,821,125
	ALCOA NEDERLAND HOLDING	6.75% 30/SEP/2024 849,000	930,716	925,410
	ALIMENTATION COUCHE-TARD INC	2.7% 26/JUL/2022 800,000	799,256	792,646
	ALLERGAN FUNDING SCS	3.45% 15/MAR/2022 2,100,000	2,110,458	2,133,714
	ALLY AUTO RECVBLS TR	1.25% 15/APR/2019 176,219	176,226	176,182
	ALLY AUTO RECVBLS TR	1.84% 15/JAN/2020 876,000	877,596	875,990
	ALLY AUTO RECVBLS TR	1.28% 17/JUN/2019 1,430,058	1,430,010	1,429,336
	ALLY AUTO RECVBLS TR	1.39% 16/SEP/2019 650,115	650,013	649,550
	ALLY AUTO RECVBLS TR	1.49% 15/NOV/2019 2,726,909	2,726,652	2,724,170
	ALLY AUTO RECVBLS TR	1.47% 15/APR/2020 388,081	387,392	387,343
	ALLY AUTO RECVBLS TR	1.38% 15/OCT/2019 848,495	848,259	847,388
	ALLY AUTO RECVBLS TR	1.49% 15/NOV/2019 2,027,533	2,027,512	2,025,121
	ALLY AUTO RECVBLS TR	1.53% 16/MAR/2020 750,000	748,932	748,910
	ALLY AUTO RECVBLS TR	1.59% 15/APR/2020 1,200,000	1,199,993	1,196,564
	ALLY AUTO RECVBLS TR	1.81% 15/JUN/2020 565,000	564,999	564,274
	ALLY FINCL INC	3.25% 13/FEB/2018 1,400,000	1,390,116	1,400,700
	ALLY FINCL INC	4.125% 13/FEB/2022 1,017,000	1,001,806	1,039,679
	ALLY FINCL INC	4.625% 19/MAY/2022 1,730,000	1,718,645	1,799,200
	ALLY FINCL INC	5.125% 30/SEP/2024 1,160,000	1,170,126	1,254,250
	ALPHA 3 BV / ALPHA US BIDCO INC	6.25% 01/FEB/2025 1,440,000	1,462,856	1,476,000
	ALTICE US FINANCE I CORP	5.375% 15/JUL/2023 880,000	884,400	899,800
	ALTICE US FINANCE I CORP	5.5% 15/MAY/2026 2,228,000	2,233,570	2,269,775
	AMERCN BLDRS & CNTRC SPLY CO INC	5.625% 15/APR/2021 627,000	628,956	637,973
	AMERCN BLDRS & CNTRC SPLY CO INC	5.75% 15/DEC/2023 1,750,000	1,812,910	1,841,875
	AMERICAN HONDA FINANCE CORP	1.3% 04/JAN/2018 8,000,000	7,999,187	7,998,095
	AMERICAN HONDA FINANCE CORP	FLT 05/NOV/2021 100,000	99,594	100,074
	AMERICAN HONDA FINANCE CORP	FLT 22/JAN/2019 2,000,000	2,001,051	2,000,963
	AMERICAN HONDA FINANCE CORP	1.6% 16/FEB/2018 2,550,000	2,550,645	2,548,587
	AMERICAN INTL GRP INC	3.75% 10/JUL/2025 1,300,000	1,295,489	1,340,331
	AMERICAN TOWER CORP	3.4% 15/FEB/2019 300,000	306,435	303,399
	AMERICAN TOWER CORP	5.05% 01/SEP/2020 400,000	426,784	424,114
	AMERICREDIT AUTO RECVBLS TR	1.26% 08/NOV/2019 24,410	24,412	24,407
	AMERICREDIT AUTO RECVBLS TR	1.27% 08/JAN/2020 805,843	805,426	805,574
	AMERICREDIT AUTO RECVBLS TR	1.42% 08/OCT/2019 296,806	296,727	296,728
	AMERICREDIT AUTO RECVBLS TR	1.37% 08/NOV/2019 428,969	428,795	428,783
	AMERICREDIT AUTO RECVBLS TR	1.34% 08/APR/2020 231,954	231,699	231,621
	ANDEAVOR LOGISTICS LP	3.5% 01/DEC/2022 100,000	99,690	99,810
	ANDEAVOR LOGISTICS LP	5.25% 15/JAN/2025 2,894,000	2,911,875	3,043,620
	ANDEAVOR LOGISTICS LP	6.25% 15/OCT/2022 831,000	829,525	881,666
	ANDEAVOR LOGISTICS LP	6.375% 01/MAY/2024 700,000	707,000	759,500
	ANHEUSER-BUSCH INBEV FINC INC	1.9% 01/FEB/2019 1,400,000	1,396,206	1,397,097
	AP MOLLER - MAERSK A/S	2.55% 22/SEP/2019 1,200,000	1,188,785	1,200,948
	AP MOLLER - MAERSK A/S	3.75% 22/SEP/2024 1,000,000	1,010,680	1,002,997
	APPLE INC	ZCP 12/MAR/2018 8,000,000	7,979,000	7,975,780
	APPLE INC	FLT 08/FEB/2019 3,000,000	3,002,706	3,001,144
	APPLIED SYSTEMS INC	ZCP SEP/2024 573,000	573,000	579,804
	APTIV PLC	3.15% 19/NOV/2020 800,000	830,488	812,356
	APX GRP INC	7.625% 01/SEP/2023 899,000	899,000	946,198
	APX GRP INC	7.875% 01/DEC/2022 1,720,000	1,762,039	1,842,550
	APX GRP INC	8.75% 01/DEC/2020 1,212,000	1,228,532	1,236,240
	ARD FINANCE SA	7.125% 15/SEP/2023 802,000	802,000	838,090
	ARDAGH PACKAGING FINANCE PLC	4.625% 15/MAY/2023 1,134,000	1,134,000	1,157,020

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	ARDAGH PACKAGING FINANCE PLC	6% 15/FEB/2025 4,538,000	4,634,060	4,776,245
	ARDAGH PACKAGING FINANCE PLC	7.25% 15/MAY/2024 2,182,000	2,229,684	2,375,653
	ARUBA INVESTMENTS INC	8.75% 15/FEB/2023 1,266,000	1,282,836	1,307,145
	ASBURY AUTOMOTIVE GRP INC	6% 15/DEC/2024 550,000	539,000	572,660
	ASCEND LEARNING LLC	6.875% 01/AUG/2025 510,000	510,000	526,575
	ASCEND LEARNING LLC	ZCP 28/JUN/2024 244,388	243,166	246,119
	ASHTEAD CAPITAL INC	4.375% 15/AUG/2027 2,234,000	2,245,170	2,267,510
	AT&T INC	3.2% 01/MAR/2022 2,300,000	2,298,252	2,324,819
	AT&T INC	4.1% 15/FEB/2028 870,000	862,168	872,878
	AT&T INC	FLT 15/JUL/2021 2,700,000	2,700,000	2,737,000
	ATHENE GLOBAL FUNDING	4% 25/JAN/2022 700,000	699,783	722,331
	ATHENE GLOBAL FUNDING	FLT 20/APR/2020 1,000,000	1,000,000	1,016,178
	ATLAS SENIOR LOAN FUND II LTD	FLT 30/JAN/2024 914,477	914,477	915,227
	AUSTRALIA & NEW ZLND BK GRP LTD	FLT 16/JAN/2018 4,000,000	4,000,240	4,000,420
	AUSTRALIA & NEW ZLND BK GRP LTD	1.5% 16/JAN/2018 2,000,000	2,000,055	1,999,656
	AVIATION CAPITAL GRP CORP	6.75% 06/APR/2021 900,000	1,056,375	1,005,856
	AVIATION CAPITAL GRP LLC	2.875% 20/JAN/2022 900,000	894,276	899,261
	AVIS BUDGET CAR RENTAL LLC	5.25% 15/MAR/2025 2,293,000	2,156,517	2,270,070
	AXALTA COATING SYSTEMS LLC	4.875% 15/AUG/2024 1,100,000	1,144,000	1,155,000
	AYT CEDULAS CAJAS GLOBAL BD	FLT 22/FEB/2018 100,000	125,212	120,112
	B&G FOODS INC	4.625% 01/JUN/2021 778,000	784,475	789,670
	B&G FOODS INC	5.25% 01/APR/2025 2,374,000	2,396,948	2,414,714
	BA CREDIT CARD TR	1.36% 15/SEP/2020 10,080,000	10,075,402	10,069,118
	BALL CORP	4.375% 15/DEC/2020 1,538,000	1,549,096	1,591,830
	BANK OF AMERICA CORP	FLT 20/DEC/2028 2,240,000	2,105,641	2,240,481
	BANK OF AMERICA CORP	4% 01/APR/2024 2,486,000	2,476,678	2,628,015
	BANK OF AMERICA NA	1.65% 26/MAR/2018 4,100,000	4,101,845	4,100,195
	BANK OF AMERICA NA	1.75% 05/JUN/2018 4,000,000	4,003,736	3,998,294
	BANK OF CHINA LTD	ZCP 07/MAR/2018 7,400,000	7,372,610	7,372,897
	BANK OF MONTREAL/CHICAGO IL	FLT 06/FEB/2018 2,000,000	2,000,000	2,000,474
	BANK OF NEW YORK MELLON CORP	1.35% 06/MAR/2018 1,322,000	1,321,843	1,320,683
	BANK OF NEW YORK MELLON CORP	1.6% 22/MAY/2018 1,000,000	1,000,117	999,094
	BANK OF NEW YORK MELLON CORP	FLT 30/OCT/2023 700,000	700,000	719,185
	BANK OF NOVA SCOTIA	FLT 28/FEB/2019 3,000,000	2,998,954	2,999,305
	BANK OF NOVA SCOTIA	FLT 05/FEB/2018 1,500,000	1,500,000	1,500,350
	BANK OF THE WEST AUTO TR	1.31% 15/OCT/2019 882,927	882,607	882,257
	BARCLAYS BANK PLC	1.94% 04/SEP/2018 2,200,000	2,200,000	2,200,185
	BARCLAYS BANK PLC	FLT 16/MAR/2018 800,000	800,000	800,817
	BARCLAYS BANK PLC	FLT 17/MAY/2018 1,400,000	1,400,000	1,401,576
	BARCLAYS BANK PLC	3.2% 10/AUG/2021 800,000	799,488	804,303
	BAT CAPITAL CORP	FLT 15/AUG/2022 90,000	90,953	91,075
	BAT CAPITAL CORP	FLT 14/AUG/2020 1,700,000	1,700,000	1,709,152
	BAT INTL FINANCE PLC	2.75% 15/JUN/2020 600,000	602,220	602,935
	BAXALTA INC	2.875% 23/JUN/2020 1,600,000	1,616,860	1,610,334
	BC ULC / NEW RED FINANCE INC	4.625% 15/JAN/2022 1,900,000	1,908,000	1,945,125
	BC ULC / NEW RED FINANCE INC	5% 15/OCT/2025 3,350,000	3,370,625	3,375,125
	BEACON ESCROW CORP	4.875% 01/NOV/2025 1,543,000	1,546,858	1,548,786
	BEACON ROOFING SUPPLY INC	6.375% 01/OCT/2023 980,000	1,005,725	1,042,475
	BECTON DICKINSON AND CO	FLT 06/JUN/2022 800,000	800,000	804,198
	BERKSHIRE HATHAWAY FIN CORP	1.45% 07/MAR/2018 2,222,000	2,221,142	2,220,522
	BERKSHIRE HATHAWAY FIN CORP	5.4% 15/MAY/2018 1,500,000	1,520,027	1,518,730
	BERKSHIRE HATHAWAY FIN CORP	FLT 11/JAN/2019 2,000,000	2,005,020	2,003,840

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	BERKSHIRE HATHAWAY INC	1.55% 09/FEB/2018 1,765,000	1,765,415	1,764,094
	BERRY GLOBAL INC	5.125% 15/JUL/2023 1,645,000	1,641,331	1,710,800
	BERRY GLOBAL INC	5.5% 15/MAY/2022 2,104,000	2,139,975	2,167,120
	BERRY GLOBAL INC	6% 15/OCT/2022 385,000	385,000	403,288
	BGC PARTNERS INC	5.375% 09/DEC/2019 775,000	769,149	810,294
	BIG RIVER STEEL LLC	7.25% 01/SEP/2025 1,380,000	1,380,000	1,459,350
	BLUE HILL CLO LTD	FLOATING 15/JAN/2026 1,500,000	1,500,000	1,500,515
	BMW VEHICLE LEASE TR	1.4% 20/SEP/2018 392,916	392,935	392,841
	BMW VEHICLE LEASE TR	1.34% 22/JAN/2019 1,986,887	1,985,862	1,984,266
	BMW VEHICLE LEASE TR	1.23% 22/JAN/2019 1,348,999	1,348,392	1,347,283
	BMW VEHICLE LEASE TR	1.64% 22/JUL/2019 3,865,308	3,863,500	3,861,703
	BMW VEHICLE LEASE TR	FLOATING 20/FEB/2020 757,000	757,000	757,168
	BMW VEHICLE OWNER TR	0.99% 28/MAY/2019 1,180,581	1,179,275	1,179,106
	BOC AVIATION LTD	2.75% 18/SEP/2022 500,000	493,195	489,389
	BOMBARDIER INC	6.125% 15/JAN/2023 970,000	996,730	950,600
	BOMBARDIER INC	7.5% 01/DEC/2024 1,150,000	1,158,625	1,167,250
	BOMBARDIER INC	8.75% 01/DEC/2021 1,200,000	1,188,000	1,317,000
	BORAL FINANCE PTY LTD	3% 01/NOV/2022 100,000	99,899	99,125
	BOSTON SCIENTIFIC CORP	3.375% 15/MAY/2022 400,000	399,788	406,186
	BOYD GAMING CORP	6.375% 01/APR/2026 1,930,000	2,001,884	2,079,575
	BOYD GAMING CORP	6.875% 15/MAY/2023 1,165,000	1,205,206	1,234,900
	BP CAPITAL MARKETS PLC	2.5% 06/NOV/2022 750,000	705,113	746,131
	BP CAPITAL MARKETS PLC	3.062% 17/MAR/2022 800,000	800,000	814,802
	BP CAPITAL MARKETS PLC	3.814% 10/FEB/2024 1,400,000	1,430,618	1,471,767
	BRISTOL-MYERS CORP	1.27% 22/JAN/2018 6,000,000	5,995,660	5,994,224
	BROADCOM CORP	2.2% 15/JAN/2021 1,800,000	1,797,966	1,760,179
	BROADCOM CORP	2.375% 15/JAN/2020 1,700,000	1,700,680	1,688,503
	BROADCOM CORP	2.65% 15/JAN/2023 1,800,000	1,799,802	1,735,212
	CALATLANTIC GRP INC	5% 15/JUN/2027 615,000	619,613	638,063
	CALATLANTIC GRP INC	5.875% 15/NOV/2024 1,785,000	1,895,730	1,984,117
	CALATLANTIC GRP INC	6.25% 15/DEC/2021 1,035,000	1,108,113	1,124,269
	CALIFORNIA REP AUTO RECVBLS TR	1.62% 15/NOV/2019 91,861	91,870	91,840
	CALIFORNIA REP AUTO RECVBLS TR	1.55% 15/NOV/2019 507,063	506,977	506,460
	CALLON PETROLEUM CO	6.125% 01/OCT/2024 333,000	350,968	342,990
	CALPINE CORP	5.25% 01/JUN/2026 703,000	703,000	688,947
	CALPINE CORP	5.75% 15/JAN/2025 1,550,000	1,452,455	1,464,750
	CAMELOT FINANCE SA	7.875% 15/OCT/2024 878,000	889,080	937,265
	CANADIAN IMPRL BANK OF CMMRC	FLT 08/AUG/2018 2,000,000	1,999,281	2,001,303
	CANADIAN IMPRL BANK OF CMMRC	FLT 13/SEP/2018 2,000,000	1,999,313	2,000,270
	CANADIAN IMPRL BANK OF CMMRC	FLT 29/MAY/2019 2,000,000	2,003,000	2,001,380
	CAPITAL AUTO RECVBLS ASSET TR	1.61% 20/JUN/2019 111,862	111,888	111,835
	CAPITAL AUTO RECVBLS ASSET TR	1.94% 21/JAN/2020 469,798	470,600	469,901
	CAPITAL AUTO RECVBLS ASSET TR	1.62% 20/MAR/2019 111,918	112,024	111,908
	CAPITAL ONE FINCL CORP	FLT 12/MAY/2020 1,000,000	1,000,000	1,004,592
	CAPITAL ONE MULTI-ASSET EXECUTION TR	1.39% 15/JAN/2021 11,082,000	11,079,878	11,075,619
	CARDINAL HEALTH INC	2.616% 15/JUN/2022 1,200,000	1,200,000	1,179,946
	CARDS II TR	FLT 18/APR/2022 1,500,000	1,503,041	1,503,475
	CARMAX AUTO OWNER TR	1.28% 15/MAY/2019 653,009	652,791	652,790
	CARMAX AUTO OWNER TR	1.16% 17/JUN/2019 443,762	443,641	443,549
	CARMAX AUTO OWNER TR	1.25% 15/NOV/2019 1,084,148	1,083,471	1,082,883
	CARMAX AUTO OWNER TR	1.38% 15/NOV/2019 3,775,580	3,773,567	3,770,319
	CARMAX AUTO OWNER TR	1.37% 16/MAR/2020 386,220	385,357	385,407

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	CARMAX AUTO OWNER TR	1.24% 17/JUN/2019 314,454	314,383	314,352
	CARMAX AUTO OWNER TR	FLT 17/JUN/2019 104,818	104,818	104,882
	CARMAX AUTO OWNER TR	1.17% 15/AUG/2019 555,281	554,900	554,621
	CARMAX AUTO OWNER TR	1.21% 15/NOV/2019 1,255,238	1,254,428	1,252,602
	CARMAX AUTO OWNER TR	1.54% 18/FEB/2020 2,117,675	2,116,762	2,114,880
	CARMAX AUTO OWNER TR	1.63% 15/JUN/2020 982,087	980,438	980,433
	CARMAX AUTO OWNER TR	1.35% 15/AUG/2018 298,912	298,912	298,878
	CARRIZO OIL & GAS INC	6.25% 15/APR/2023 2,087,000	2,017,174	2,165,263
	CBS CORP	2.5% 15/FEB/2023 1,000,000	994,260	975,101
	CCO HOLDINGS LLC	5% 01/FEB/2028 1,860,000	1,850,550	1,808,850
	CCO HOLDINGS LLC	5.125% 01/MAY/2027 1,210,000	1,249,325	1,191,850
	CCO HOLDINGS LLC	5.375% 01/MAY/2025 2,384,000	2,402,038	2,456,283
	CCO HOLDINGS LLC	5.5% 01/MAY/2026 314,000	315,178	321,850
	CCO HOLDINGS LLC	5.75% 15/FEB/2026 988,000	988,000	1,026,285
	CCO HOLDINGS LLC	5.875% 01/APR/2024 860,000	859,513	896,550
	CCO HOLDINGS LLC	5.875% 01/MAY/2027 1,157,000	1,157,000	1,191,710
	CDK GLOBAL INC	4.875% 01/JUN/2027 625,000	632,813	632,813
	CEDAR FAIR LP	5.375% 15/APR/2027 1,181,000	1,192,810	1,240,050
	CENT CLO 19 LTD	FLT 29/OCT/2025 900,000	899,550	900,161
	CENTENE CORP	4.75% 15/JAN/2025 1,682,000	1,680,933	1,711,435
	CENTENE CORP	4.75% 15/MAY/2022 1,097,000	1,111,061	1,138,138
	CENTENE CORP	6.125% 15/FEB/2024 1,182,000	1,210,168	1,249,965
	CENTENNIAL RESOURCE PROD LLC	5.375% 15/JAN/2026 640,000	644,800	652,000
	CENTERPOINT ENERGY RESTN BD CO	3.46% 15/AUG/2019 396,218	399,528	397,195
	CENTURYLINK INC	5.625% 01/APR/2025 900,000	903,375	819,000
	CENTURYLINK INC	7.5% 01/APR/2024 2,695,000	2,813,493	2,688,263
	CENTURYLINK INC	ZCP 31/JAN/2025 1,500,000	1,492,500	1,449,375
	CEQUEL COMM HOLDINGS I LLC	5.125% 15/DEC/2021 814,000	721,515	816,035
	CEQUEL COMM HOLDINGS I LLC	6.375% 15/SEP/2020 1,288,000	1,348,190	1,307,320
	CF INDUSTRIES INC	3.4% 01/DEC/2021 900,000	898,677	909,235
	CHANGE HEALTHCARE HLDGS LLC	5.75% 01/MAR/2025 945,000	962,227	945,000
	CHARTER COMM OPERATING LLC	4.464% 23/JUL/2022 2,900,000	2,900,000	3,025,712
	CHEMOURS CO	6.625% 15/MAY/2023 2,520,000	2,516,532	2,664,900
	CHEMOURS CO	7% 15/MAY/2025 754,000	696,095	818,090
	CHENIERE CORPUS CHRISTI HLDGS	5.125% 30/JUN/2027 1,280,000	1,329,600	1,324,032
	CHENIERE CORPUS CHRISTI HLDGS	7% 30/JUN/2024 810,000	868,725	921,881
	CHESAPEAKE ENERGY CORP	ZCP 17/AUG/2021 1,344,164	1,345,002	1,434,559
	CHEVRON CORP	1.365% 02/MAR/2018 3,000,000	2,998,425	2,997,991
	CHEVRON CORP	1.42% 07/JUN/2018 8,000,000	7,950,807	7,944,676
	CHINA CONSTRUCTION BANK CORP	1.90% 12/FEB/2018 4,800,000	4,800,000	4,800,417
	CHINA CONSTRUCTION BANK CORP	1.90% 19/JAN/2018 735,000	735,000	735,115
	CHINA CONSTRUCTION BANK CORP	1.90% 17/JAN/2018 1,815,000	1,815,000	1,815,272
	CHINA CONSTRUCTION BANK CORP	ZCP 25/JAN/2018 738,000	737,100	737,073
	CHOBANI LLC	7.5% 15/APR/2025 2,690,000	2,821,906	2,851,400
	CHOICE HOTELS INTL INC	5.75% 01/JUL/2022 2,023,000	2,191,685	2,215,185
	CHRYSLER CAPITAL AUTO RECVBLS TR	1.76% 16/DEC/2019 878,046	878,276	877,961
	CHRYSLER CAPITAL AUTO RECVBLS TR	1.77% 15/OCT/2020 1,265,206	1,265,770	1,264,164
	CHS/COMMUNITY HLTH SYSTEMS INC	6.25% 31/MAR/2023 2,411,000	2,435,791	2,169,900
	CHS/COMMUNITY HLTH SYSTEMS INC	6.875% 01/FEB/2022 2,068,000	1,799,100	1,189,100
	CIFC FDG 2014-V LTD	FLT 17/JAN/2027 1,000,000	1,000,000	1,003,706
	CISCO SYSTEMS INC	1.4% 28/FEB/2018 915,000	914,810	914,522
	CISCO SYSTEMS INC	FLT 21/FEB/2018 1,500,000	1,501,195	1,500,869

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	CIT GRP INC	5.00% 15/AUG/2022 806,000	806,000	854,360
	CIT GRP INC	5.375% 15/MAY/2020 40,000	43,800	42,250
	CITIBANK CREDIT CARD ISSUANCE TR	5.35% 07/FEB/2020 2,500,000	2,543,713	2,509,036
	CITIBANK CREDIT CARD ISSUANCE TR	1.73% 09/APR/2020 10,495,000	10,508,619	10,494,999
	CITIBANK NA	FLT 09/NOV/2018 5,000,000	5,000,000	5,001,638
	CITIGRP INC	2.7% 30/MAR/2021 200,000	199,712	200,608
	CITIGRP INC	FLT 25/APR/2022 1,200,000	1,200,504	1,212,442
	CITIGRP INC	2.45% 10/JAN/2020 700,000	699,720	700,323
	CITIGRP INC	2.7% 27/OCT/2022 100,000	99,608	98,932
	CITIGRP INC	2.75% 25/APR/2022 1,500,000	1,498,950	1,496,965
	CITIGRP INC	FLT 01/SEP/2023 200,000	199,368	205,865
	CNH EQUIPMENT TR	1.5% 15/MAY/2020 766,977	766,686	766,515
	CNH EQUIPMENT TR	1.05% 15/NOV/2019 2,235,532	2,233,230	2,232,093
	CNH EQUIPMENT TR	1.3% 15/APR/2020 572,685	572,374	571,838
	CNH EQUIPMENT TR	1.37% 15/JUL/2020 682,884	682,378	681,741
	CNH EQUIPMENT TR	1.66% 16/NOV/2020 269,375	269,467	269,002
	CNH EQUIPMENT TR	FLT 15/JUL/2019 70,462	70,462	70,476
	CNH EQUIPMENT TR	1.22% 15/JUL/2019 246,052	245,979	245,992
	CNH EQUIPMENT TR	1.31% 15/OCT/2019 1,305,541	1,304,930	1,304,496
	CNH EQUIPMENT TR	FLT 15/OCT/2019 671,320	671,320	671,646
	CNH EQUIPMENT TR	1.26% 18/FEB/2020 556,216	555,562	555,152
	CNH EQUIPMENT TR	1.64% 15/JUL/2020 2,691,937	2,691,890	2,688,022
	CNH EQUIPMENT TR	1.54% 14/DEC/2018 947,079	947,114	947,094
	CNH INDUSTRIAL CAPITAL LLC	4.375% 06/NOV/2020 100,000	104,420	103,750
	CNOOC FINANCE 2011 LTD	4.25% 26/JAN/2021 3,700,000	3,887,960	3,845,621
	COCA-COLA CO	1.45% 11/JUL/2018 8,000,000	7,929,967	7,928,134
	COMMONWEALTH BK OF AUSTRALIA	FLT 12/MAR/2018 3,000,000	3,000,306	3,001,024
	COMMONWEALTH BK OF AUSTRALIA	FLT 15/MAR/2019 200,000	202,148	202,033
	CONAGRA BRANDS INC	FLT 09/OCT/2020 500,000	500,000	500,795
	CONSTELLATION BRANDS INC	2.25% 06/NOV/2020 100,000	99,381	99,082
	CONSTELLATION ENERGY GRP INC	5.15% 01/DEC/2020 600,000	649,362	638,899
	CONSTELLIUM NV	5.75% 15/MAY/2024 1,919,000	1,800,818	1,957,380
	CONSTELLIUM NV	5.875% 15/FEB/2026 1,280,000	1,299,200	1,304,000
	CONSTELLIUM NV	6.625% 01/MAR/2025 1,518,000	1,499,238	1,599,593
	CONTINENTAL RESOURCES INC	3.8% 01/JUN/2024 1,336,000	1,067,974	1,320,970
	CONTINENTAL RESOURCES INC	4.5% 15/APR/2023 697,000	570,833	710,940
	COOP CNTRL RAIFFSN-BRNLNBANK	FLT 31/DEC/2049 643,000	630,535	718,553
	COOPERATV RABOBANK UA	1.7% 19/MAR/2018 3,725,000	3,726,715	3,724,634
	CORE & MAIN LP	6.125% 15/AUG/2025 617,000	626,481	626,255
	COX COMM INC	3.25% 15/DEC/2022 1,700,000	1,660,713	1,703,347
	CRC ESCROW ISSUER LLC	5.25% 15/OCT/2025 850,000	851,063	856,375
	CREDIT AGRICOLE CORP & INV BK	FLT 13/JUL/2018 1,200,000	1,200,000	1,201,451
	CREDIT AGRICOLE SA	2.375% 01/JUL/2021 1,400,000	1,393,602	1,390,182
	CREDIT SUISSE AG	1.6% 15/JUN/2018 500,000	496,288	495,753
	CREDIT SUISSE AG	1.75% 29/JAN/2018 250,000	250,032	250,002
	CREDIT SUISSE AG	1.7% 27/APR/2018 4,195,000	4,194,990	4,191,878
	CREDIT SUISSE GRP FND GRNSY LTD	3.125% 10/DEC/2020 1,300,000	1,297,556	1,315,634
	CREDIT SUISSE GRP FND GRNSY LTD	3.45% 16/APR/2021 700,000	699,972	716,346
	CREDIT SUISSE GRP FND GRNSY LTD	3.75% 26/MAR/2025 3,425,000	3,416,780	3,494,827
	CREDIT SUISSE GRP FND GRNSY LTD	3.8% 15/SEP/2022 700,000	707,119	722,078
	CRESTLINE DENALI CLO LTD	FLT 26/OCT/2027 1,200,000	1,200,000	1,204,092
	CRH AMERICA INC	5.75% 15/JAN/2021 350,000	390,870	379,329

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	CROWNROCK LP	5.625% 15/OCT/2025 2,068,000	2,068,000	2,078,340
	CSC HOLDINGS LLC	10.125% 15/JAN/2023 500,000	525,000	563,125
	CSC HOLDINGS LLC	10.875% 15/OCT/2025 1,881,000	1,943,166	2,238,390
	CSC HOLDINGS LLC	6.625% 15/OCT/2025 2,864,000	2,904,570	3,100,223
	CVS PASS-THROUGH TR	6.036% 10/DEC/2028 595,593	438,160	662,112
	CVS PASS-THROUGH TR	5.88% 10/JAN/2028 143,586	138,577	157,436
	CYRUSONE LP	5% 15/MAR/2024 1,100,000	1,116,500	1,141,250
	CYRUSONE LP	5.375% 15/MAR/2027 3,700,000	3,924,430	3,885,000
	DAE FUNDING LLC	5% 01/AUG/2024 777,000	777,000	767,288
	DAIMLER FINC NORTH AMERICA LLC	2.7% 03/AUG/2020 3,300,000	3,293,565	3,315,938
	DANONE SA	1.691% 30/OCT/2019 1,200,000	1,188,336	1,185,569
	DAVITA HEALTHCARE PARTNERS INC	5.75% 15/AUG/2022 2,625,000	2,640,235	2,700,469
	DAVITA INC	5.125% 15/JUL/2024 1,250,000	1,260,938	1,262,500
	DBS GRP HOLDINGS LTD	FLT 08/JUN/2020 800,000	800,000	801,608
	DELEK LOGISTICS PARTNERS LP	6.75% 15/MAY/2025 1,242,000	1,232,623	1,254,420
	DELL EQUIPMENT FINANCE TR	1.35% 22/MAY/2018 638,420	638,420	638,066
	DELL EQUIPMENT FINANCE TR	1.97% 24/FEB/2020 268,000	267,995	267,465
	DELL INTL LLC	5.45% 15/JUN/2023 2,800,000	2,982,634	3,025,789
	DELL INTL LLC	4.42% 15/JUN/2021 300,000	316,839	312,606
	DELOS FINANCE SARL	ZCP 06/OCT/2023 100,000	99,457	100,884
	DELPHI TECHNOLOGIES PLC	5% 01/OCT/2025 2,235,000	2,264,688	2,262,938
	DELTA AIR LINES INC	2.875% 13/MAR/2020 200,000	202,050	201,161
	DELTA AIR LINES INC	3.625% 15/MAR/2022 300,000	309,113	305,183
	DEUTSCHE BANK AG	4.25% 14/OCT/2021 2,400,000	2,403,372	2,496,876
	DEUTSCHE BANK AG	3.3% 16/NOV/2022 900,000	899,298	895,413
	DEUTSCHE BANK AG	FLT 13/JUL/2020 700,000	700,000	701,237
	DEUTSCHE TELEKOM AG	1.66% 30/JAN/2018 800,000	798,967	798,662
	DIAMONDBACK ENERGY INC	4.75% 01/NOV/2024 375,000	382,500	376,406
	DIAMONDBACK ENERGY INC	5.375% 31/MAY/2025 1,952,000	1,976,174	2,008,120
	DIGICERT HOLDINGS	ZCP 20/SEP/2024 1,330,000	1,323,350	1,348,700
	DISCOVER CARD	FLT 17/AUG/2020 200,000	200,121	200,094
	DISCOVERY COMM LLC	2.95% 20/MAR/2023 100,000	99,874	98,968
	DISCOVERY COMM LLC	FLT 20/SEP/2019 200,000	200,000	201,106
	DISH DBS CORP	5.875% 15/NOV/2024 545,000	540,913	530,694
	DISH DBS CORP	7.75% 01/JUL/2026 6,888,000	7,445,450	7,241,010
	DOLLAR TREE INC	5.75% 01/MAR/2023 1,700,000	1,797,750	1,780,750
	DR HORTON INC	4.375% 15/SEP/2022 500,000	522,250	526,596
	DRIVE AUTO RECVBLS TR	1.67% 15/MAY/2019 1,068,359	1,068,614	1,068,081
	DRIVE AUTO RECVBLS TR	1.77% 15/JAN/2020 1,883,767	1,884,246	1,883,195
	DRYDEN XXV SENIOR LOAN FD	FLT 15/OCT/2027 200,000	200,000	200,208
	DYNEGY INC	7.625% 01/NOV/2024 1,350,000	1,306,414	1,447,875
	DYNEGY INC	8.125% 30/JAN/2026 1,050,000	1,112,116	1,147,125
	DZ BK AG DEUTSCHE ZNTRL-GEN BK	FLT 16/AUG/2018 4,000,000	4,000,000	4,000,977
	EL PASO NATURAL GAS CO LLC	8.375% 15/JUN/2032 70,000	62,621	91,948
	ELDORADO RESORTS INC	6% 01/APR/2025 1,542,000	1,610,548	1,611,390
	EMD FINANCE LLC	2.4% 19/MAR/2020 600,000	599,352	598,686
	EMERA US FINANCE LP	2.7% 15/JUN/2021 200,000	200,132	199,513
	ENBRIDGE INC	FLT 10/JAN/2020 800,000	799,104	801,102
	ENBRIDGE INC	FLT 15/JUN/2020 800,000	800,000	807,431
	ENDEAVOR ENERGY RESOURCES LP	5.5% 30/JAN/2026 294,000	294,000	299,145
	ENDEAVOR ENERGY RESOURCES LP	5.75% 30/JAN/2028 1,290,000	1,298,801	1,324,830
	ENERGY FUTURE INTER COM	ZCP 30/JUN/2018 800,000	798,000	802,712

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	ENERGY TRANSFER EQUITY LP	4.25% 15/MAR/2023 1,046,000	1,046,000	1,038,155
	ENERGY TRANSFER EQUITY LP	5.5% 01/JUN/2027 6,360,000	6,422,540	6,487,200
	ENERGY TRANSFER LP	5.875% 01/MAR/2022 700,000	724,801	765,279
	ENERGY TRANSFER LP	4.05% 15/MAR/2025 600,000	599,508	599,551
	ENVISION HEALTHCARE CORP	5.625% 15/JUL/2022 621,000	626,235	627,210
	ENVISION HEALTHCARE CORP	6.25% 01/DEC/2024 600,000	612,750	618,000
	EQT CORP	2.5% 01/OCT/2020 100,000	100,307	99,303
	EQUINIX INC	5.375% 15/MAY/2027 3,515,000	3,629,238	3,761,050
	EQUINIX INC	5.875% 15/JAN/2026 3,645,000	3,844,064	3,913,819
	ERAC USA FINANCE LLC	2.6% 01/DEC/2021 700,000	693,000	691,038
	ERAC USA FINANCE LLC	2.8% 01/NOV/2018 700,000	708,834	703,297
	EXTRACTION OIL & GAS INC	7.875% 15/JUL/2021 711,000	722,415	751,883
	EXTRACTION OIL & GAS INC	7.375% 15/MAY/2024 1,047,000	1,065,504	1,117,673
	EXXON MOBIL CORP	1.44% 01/MAR/2018 10,000,000	10,001,426	9,995,786
	FAGE INTL SA	5.625% 15/AUG/2026 2,298,000	2,319,591	2,217,570
	FIDELITY NATL INFO SERVICES INC	2.25% 15/AUG/2021 75,000	74,544	73,735
	FIDELITY NATL INFO SERVICES INC	3.625% 15/OCT/2020 227,000	235,422	233,236
	FIFTH THIRD AUTO TR	1.42% 16/MAR/2020 7,180,721	7,173,128	7,166,658
	FIRST DATA CORP	5.375% 15/AUG/2023 1,554,000	1,554,000	1,617,559
	FIRST DATA CORP	5.75% 15/JAN/2024 3,940,000	3,940,000	4,077,900
	FIRST DATA CORP	7.00% 01/DEC/2023 3,390,000	3,397,578	3,584,925
	FIRST NATL MASTER NOTE TR	FLT 18/APR/2022 1,000,000	1,000,794	1,001,668
	FIRSTENERGY CORP	7.375% 15/NOV/2031 1,108,000	1,057,529	1,494,360
	FLEX ACQUISITION CO INC	6.875% 15/JAN/2025 489,000	489,000	506,408
	FLEX LTD	4.625% 15/FEB/2020 100,000	105,171	103,223
	FLEX LTD	5% 15/FEB/2023 700,000	745,346	749,389
	FORD CREDIT AUTO LEASE TR	FLT 15/JUN/2020 1,385,000	1,385,000	1,384,669
	FORD CREDIT AUTO OWNER TR	1.42% 15/AUG/2019 2,852,417	2,852,622	2,851,277
	FORD CREDIT AUTO OWNER TR	1.06% 15/MAY/2019 723,027	723,018	722,627
	FORD CREDIT AUTO OWNER TR	1.56% 15/FEB/2020 2,100,000	2,097,863	2,097,487
	FORD CREDIT AUTO OWNER TR	1.16% 15/NOV/2019 3,112,450	3,109,342	3,106,279
	FORD CREDIT AUTO OWNER TR	1.08% 15/MAR/2019 129,517	129,429	129,458
	FORD CREDIT AUTO OWNER TR	FLT 15/MAR/2019 172,689	172,689	172,716
	FORD CREDIT AUTO OWNER TR	1.33% 15/DEC/2019 1,559,026	1,557,461	1,555,177
	FORD CREDIT AUTO OWNER TR	FLT 15/SEP/2020 2,000,000	2,000,000	1,999,634
	FORD MOTOR CREDIT CO LLC	2.262% 28/MAR/2019 700,000	700,000	698,948
	FORD MOTOR CREDIT CO LLC	3.157% 04/AUG/2020 1,400,000	1,400,000	1,417,098
	FREEPORT-MCMORAN INC	3.875% 15/MAR/2023 519,000	424,134	516,405
	FREEPORT-MCMORAN INC	4.55% 14/NOV/2024 3,908,000	3,386,309	3,973,264
	FREEPORT-MCMORAN INC	5.45% 15/MAR/2043 2,070,000	1,962,454	2,067,413
	FRONTIER COMM CORP	11% 15/SEP/2025 1,912,000	1,959,060	1,405,320
	FRONTIER COMM CORP	6.875% 15/JAN/2025 1,437,000	1,447,837	930,458
	FRONTIER COMM CORP	7.125% 15/JAN/2023 1,335,000	1,358,363	887,775
	FRONTIER COMM CORP	8.75% 15/APR/2022 675,000	686,634	485,791
	GALLATIN CLO VIII LTD	FLT 15/JUL/2027 1,500,000	1,500,000	1,501,314
	GARTNER INC	5.125% 01/APR/2025 3,592,000	3,677,554	3,753,640
	GATES GLOBAL LLC	6% 15/JUL/2022 3,047,000	2,945,744	3,115,558
	GENERAL ELECTRIC CO	1.625% 02/APR/2018 2,800,000	2,801,121	2,798,652
	GENERAL MOTORS CO	3.5% 02/OCT/2018 400,000	407,916	404,161
	GENERAL MOTORS FINCL CO INC	2.35% 04/OCT/2019 800,000	799,768	797,648
	GENERAL MOTORS FINCL CO INC	3.2% 06/JUL/2021 150,000	149,726	151,464
	GENERAL MOTORS FINCL CO INC	3.45% 14/JAN/2022 700,000	699,076	709,447

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	GENERAL MOTORS FINCL CO INC	FLT 14/JAN/2022 950,000	972,439	973,067
	GEORGIA-PACIFIC LLC	2.539% 15/NOV/2019 585,000	594,623	587,110
	GEORGIA-PACIFIC LLC	5.4% 01/NOV/2020 700,000	773,601	754,962
	GLP CAP LP / GLP FINANCING II INC	5.375% 15/APR/2026 4,500,000	4,827,145	4,826,250
	GM FINCL AUTO LEASING TR	1.68% 20/DEC/2018 1,545,470	1,546,551	1,545,178
	GM FINCL AUTO LEASING TR	1.69% 20/MAR/2019 1,594,859	1,595,519	1,594,092
	GM FINCL AUTO LEASING TR	1.62% 20/SEP/2019 3,272,000	3,268,538	3,267,428
	GM FINCL AUTO LEASING TR	1.35% 20/FEB/2019 1,636,868	1,635,872	1,635,210
	GOLDCORP INC	3.625% 09/JUN/2021 1,300,000	1,298,323	1,328,562
	GOLDEN CREDIT CARD TR	FLT 15/FEB/2020 3,000,000	3,004,142	3,001,695
	GOLDENTREE LOAN OPPR IX LTD	FLT 29/OCT/2026 1,000,000	1,000,000	1,001,910
	GOLDMAN SACHS GRP INC	2.625% 25/APR/2021 900,000	899,415	899,375
	GOLDMAN SACHS GRP INC	FLT 15/SEP/2020 800,000	794,776	815,148
	GOLDMAN SACHS GRP INC	FLT 26/APR/2022 1,000,000	1,000,000	1,011,631
	GOLDMAN SACHS GRP INC	FLT 31/OCT/2022 200,000	200,000	199,427
	GOLDMAN SACHS GRP INC	4.00% 03/MAR/2024 1,080,000	1,081,501	1,133,068
	GOLDMAN SACHS GRP INC	3.625% 22/JAN/2023 700,000	709,870	723,123
	GREENEDEN US HOLDINGS I, LLC	ZCP 01/DEC/2023 495,264	487,853	498,669
	GRINDING MEDIA INC	7.375% 15/DEC/2023 1,137,000	1,168,005	1,220,797
	GRP 1 AUTOMOTIVE INC	5% 01/JUN/2022 550,000	552,750	566,500
	GRP 1 AUTOMOTIVE INC	5.25% 15/DEC/2023 750,000	753,750	774,375
	H&E EQUIPMENT SERVICES INC	5.625% 01/SEP/2025 612,000	612,000	639,540
	HALCON RESOURCES CORP	6.75% 15/FEB/2025 1,169,000	1,167,232	1,215,760
	HANESBRANDS INC	4.625% 15/MAY/2024 700,000	701,750	714,000
	HANESBRANDS INC	4.875% 15/MAY/2026 465,000	466,163	476,625
	HARLEY-DAVIDSON MTRCYCL TR	1.1% 15/SEP/2019 374,262	374,111	374,156
	HARLEY-DAVIDSON MTRCYCL TR	1.41% 15/JUN/2020 1,122,725	1,121,519	1,120,900
	HARLEY-DAVIDSON MTRCYCL TR	1.3% 16/MAR/2020 411,407	411,201	410,979
	HARLEY-DAVIDSON MTRCYCL TR	1.09% 15/JUN/2019 169,546	169,470	169,497
	HARRIS CORP	4.4% 15/DEC/2020 700,000	757,596	732,175
	HARRIS CORP	FLT 30/APR/2020 500,000	500,000	499,999
	HCA INC	4.5% 15/FEB/2027 1,400,000	1,403,500	1,407,000
	HCA INC	4.75% 01/MAY/2023 1,880,000	1,863,990	1,936,400
	HCA INC	5.25% 15/APR/2025 3,105,000	3,306,244	3,283,538
	HCA INC	5.375% 01/FEB/2025 3,070,000	3,172,233	3,177,450
	HCA INC	6.5% 15/FEB/2020 958,000	995,087	1,015,480
	HCA INC	7.5% 15/FEB/2022 2,000,000	2,008,387	2,250,000
	HD SUPPLY INC	5.75% 15/APR/2024 1,177,000	1,230,619	1,250,563
	HEALTH CARE REIT INC	4.95% 15/JAN/2021 600,000	657,954	637,563
	HERTZ CORP	7.625% 01/JUN/2022 1,792,000	1,814,914	1,877,120
	HILL-ROM HOLDINGS INC	5% 15/FEB/2025 1,855,000	1,870,911	1,891,544
	HILTON DOM OPERATING CO INC	4.25% 01/SEP/2024 2,270,000	2,300,312	2,292,700
	HILTON GRAND VACTNS BRRWR LLC	6.125% 01/DEC/2024 133,000	141,312	145,303
	HOLCIM US FIN SARL & CIE SCS	6.00% 30/DEC/2019 100,000	116,181	106,090
	HOLLY ENERGY PARTNERS LP	6.00% 01/AUG/2024 3,230,000	3,383,735	3,367,275
	HOLOGIC INC	4.375% 15/OCT/2025 320,000	322,000	324,800
	HOME EQUITY ASSET TR	FLT 25/FEB/2033 211	186	189
	HOME EQUITY MTG LOAN	FLT 25/APR/2037 1,154,035	255,427	1,050,002
	HONDA AUTO RECVBLS OWNER TR	0.99% 17/SEP/2018 49,681	49,660	49,673
	HONDA AUTO RECVBLS OWNER TR	1.05% 15/OCT/2018 712,628	712,376	712,357
	HONDA AUTO RECVBLS OWNER TR	1.32% 16/NOV/2020 600,000	599,646	599,541
	HONDA AUTO RECVBLS OWNER TR	1.04% 21/FEB/2019 2,013,291	2,011,577	2,010,553

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	HONDA AUTO RECVBLS OWNER TR	1.27% 18/APR/2019 227,863	227,758	227,608
	HONDA AUTO RECVBLS OWNER TR	1.23% 23/SEP/2019 1,158,464	1,155,830	1,154,343
	HONDA AUTO RECVBLS OWNER TR	1.39% 15/APR/2020 779,777	778,149	777,204
	HONDA AUTO RECVBLS OWNER TR	1.01% 18/OCT/2018 756,656	756,185	756,373
	HONDA AUTO RECVBLS OWNER TR	1.04% 18/APR/2019 1,160,672	1,159,026	1,158,479
	HONDA AUTO RECVBLS OWNER TR	1.42% 22/JUL/2019 2,294,724	2,292,187	2,291,617
	HONDA AUTO RECVBLS OWNER TR	1.46% 15/OCT/2019 769,008	768,006	767,339
	HONDA AUTO RECVBLS OWNER TR	1.8% 21/JAN/2020 809,000	808,952	808,368
	HSBC BANK PLC	4.125% 12/AUG/2020 1,300,000	1,374,555	1,355,131
	HSBC BANK PLC	FLT 15/MAY/2018 3,300,000	3,303,501	3,305,462
	HSBC HOLDINGS PLC	3.4% 08/MAR/2021 200,000	199,544	204,419
	HSBC HOLDINGS PLC	3.6% 25/MAY/2023 800,000	799,704	823,086
	HSBC HOLDINGS PLC	4.25% 18/AUG/2025 1,300,000	1,289,340	1,348,135
	HSBC USA INC	1.7% 05/MAR/2018 207,000	207,077	206,937
	HSBC USA INC	FLT 07/AUG/2018 1,000,000	1,003,901	1,003,235
	HUB HOLDINGS LLC	8.125% 15/JUL/2019 205,000	204,487	205,256
	HUB INTL LTD	7.875% 01/OCT/2021 3,958,000	3,908,332	4,121,268
	HUDBAY MINERALS INC	7.25% 15/JAN/2023 372,000	372,000	394,320
	HUDBAY MINERALS INC	7.625% 15/JAN/2025 1,594,000	1,664,490	1,745,430
	HUNTINGTON AUTO TR	1.24% 16/SEP/2019 4,265,675	4,263,508	4,259,448
	HUNTINGTON AUTO TR	1.29% 15/MAY/2019 1,717,855	1,717,385	1,716,744
	HYLAND SOFTWARE INC	ZCP JUL/2022 311,420	310,458	313,951
	HYUNDAI AUTO LEASE SECTZTN TR	1.4% 15/NOV/2018 26,776	26,780	26,776
	HYUNDAI AUTO LEASE SECTZTN TR	1.24% 15/NOV/2018 236,510	236,465	236,423
	HYUNDAI AUTO LEASE SECTZTN TR	1.52% 15/OCT/2019 1,950,000	1,948,875	1,946,940
	HYUNDAI AUTO LEASE SECTZTN TR	1.3% 15/MAR/2019 4,519,814	4,516,397	4,513,677
	HYUNDAI AUTO LEASE SECTZTN TR	FLT 15/JUL/2019 1,111,996	1,112,903	1,112,735
	HYUNDAI AUTO LEASE SECTZTN TR	FLT 16/DEC/2019 1,105,000	1,105,660	1,105,669
	HYUNDAI AUTO LEASE SECTZTN TR	FLT 16/MAR/2020 2,182,000	2,182,000	2,182,357
	HYUNDAI AUTO RECVBLS TR	1.46% 15/NOV/2019 166,301	166,290	166,205
	HYUNDAI AUTO RECVBLS TR	1.12% 15/NOV/2019 1,230,234	1,228,639	1,227,022
	HYUNDAI AUTO RECVBLS TR	1.21% 17/JUN/2019 129,733	129,671	129,629
	HYUNDAI AUTO RECVBLS TR	FLT 17/JUN/2019 209,247	209,247	209,336
	HYUNDAI AUTO RECVBLS TR	1.57% 17/AUG/2020 963,000	962,947	960,222
	HYUNDAI AUTO RECVBLS TR	FLT 17/AUG/2020 3,000,000	3,000,000	3,000,199
	HYUNDAI CAPITAL AMERICA	2.00% 01/JUL/2019 600,000	599,574	592,818
	IBERDROLA FINANCE IRELAND LTD	5% 11/SEP/2019 1,000,000	1,070,120	1,040,973
	IBM CREDIT LLC	1.51% 13/MAR/2018 8,000,000	7,974,440	7,975,103
	ICAHN ENTERPRISES LP	6.25% 01/FEB/2022 1,561,000	1,585,294	1,596,123
	IHO VERWALTUNGS GMBH	4.5% 15/SEP/2023 375,000	375,000	382,268
	IHO VERWALTUNGS GMBH	4.75% 15/SEP/2026 611,000	611,000	620,165
	IHS MARKIT LTD	4.75% 15/FEB/2025 3,000,000	3,046,200	3,165,000
	IMPERIAL BRANDS FINANCE PLC	3.75% 21/JUL/2022 2,200,000	2,164,470	2,273,484
	IMPERIAL BRANDS FINANCE PLC	4.25% 21/JUL/2025 200,000	210,748	209,708
	IMPERIAL TOBACCO FINANCE PLC	3.5% 11/FEB/2023 400,000	389,860	407,130
	INDSTRL & CMMRCL BK OF CHINA LTD	FLT 08/NOV/2020 1,300,000	1,300,000	1,299,514
	INDSTRL & CMMRCL BK OF CHINA LTD	1.92% 16/JAN/2018 3,000,000	2,997,625	2,997,461
	INEOS GRP HOLDINGS SA	5.625% 01/AUG/2024 1,782,000	1,778,707	1,857,735
	INFORMATICA LLC	7.125% 15/JUL/2023 871,000	832,939	890,598
	INFORMATION RESOURCES INC	ZCP DEC/2023 1,368,610	1,361,767	1,377,451
	INFORMATION RESOURCES INC	ZCP DEC/2024 1,530,000	1,513,920	1,537,650
	ING BANK	2.05% 17/AUG/2018 1,000,000	1,000,161	1,000,180

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	ING BANK	2.3% 22/MAR/2019 100,000	99,971	100,054
	ING BANK	FLT 17/AUG/2018 2,000,000	2,005,393	2,007,608
	ING BANK	FLT 22/MAR/2019 1,500,000	1,518,018	1,517,242
	INTL BUSINESS MACHINES CORP	1.25% 08/FEB/2018 2,550,000	2,549,636	2,548,460
	INTL GAME TECHNOLOGY PLC	6.25% 15/FEB/2022 1,082,000	1,082,000	1,165,855
	INTL GAME TECHNOLOGY PLC	6.5% 15/FEB/2025 3,146,000	3,292,175	3,515,655
	INTL LEASE FINANCE CORP	3.875% 15/APR/2018 700,000	711,375	703,205
	INTL LEASE FINANCE CORP	6.25% 15/MAY/2019 800,000	856,719	838,324
	INTL LEASE FINANCE CORP	8.625% 15/JAN/2022 400,000	501,000	481,733
	INTERVAL ACQUISITION CORP	5.625% 15/APR/2023 2,099,000	2,120,072	2,172,465
	INTESA SANPAOLO SPA	6.5% 24/FEB/2021 500,000	585,260	550,865
	IRON MOUNTAIN INC	4.875% 15/SEP/2027 1,920,000	1,934,400	1,920,000
	IRON MOUNTAIN INC	5.25% 15/MAR/2028 650,000	654,875	646,750
	ISTAR INC	5.25% 15/SEP/2022 817,000	824,149	822,106
	ISTAR INC	6.00% 01/APR/2022 900,000	929,250	931,500
	JACK OHIO FINANCE LLC	6.75% 15/NOV/2021 1,660,000	1,660,000	1,747,150
	JACKSON NATL LIFE GLOBAL FD	2.1% 25/OCT/2021 2,000,000	1,998,780	1,962,329
	JACKSON NATL LIFE GLOBAL FD	FLT 27/DEC/2018 3,285,000	3,286,776	3,285,019
	JAGUAR HOLDING CO II	6.375% 01/AUG/2023 1,354,000	1,367,540	1,367,540
	JAMES HARDIE INTL FINANCE	4.75% 15/JAN/2025 534,000	534,000	538,005
	JAMES HARDIE INTL FINANCE	5% 15/JAN/2028 750,000	750,000	755,625
	JOHN DEERE CAPITAL CORP	ZCP 13/FEB/2018 6,000,000	5,990,110	5,988,569
	JOHN DEERE OWNER TR	1.32% 17/JUN/2019 2,106,466	2,106,100	2,104,484
	JOHN DEERE OWNER TR	1.44% 15/OCT/2019 919,468	919,051	918,220
	JOHN DEERE OWNER TR	1.09% 15/FEB/2019 170,229	170,223	170,124
	JOHN DEERE OWNER TR	1.5% 15/OCT/2019 962,545	961,671	961,284
	KAR AUCTION SERVICES INC	5.125% 01/JUN/2025 1,535,000	1,574,157	1,573,375
	KFC HLDG CO/PIZZA HUT HLDGS LLC	5.25% 01/JUN/2026 3,000,000	3,033,750	3,157,500
	KINDER MORGAN INC	7.75% 15/JAN/2032 405,000	302,043	522,998
	KINDER MORGAN INC	7.8% 01/AUG/2031 697,000	523,595	899,010
	KINDER MORGAN INC	5.00% 15/FEB/2021 300,000	318,276	318,301
	KOPPERS INC	6.00% 15/FEB/2025 1,471,000	1,542,820	1,559,260
	L BRANDS INC	6.875% 01/NOV/2035 1,491,000	1,456,182	1,505,910
	LAMAR MEDIA CORP	5.375% 15/JAN/2024 1,060,000	1,081,200	1,107,700
	LAMB WESTON HOLDINGS INC	4.875% 01/NOV/2026 2,766,000	2,825,509	2,890,470
	LAREDO PETROLEUM INC	5.625% 15/JAN/2022 1,587,000	1,545,277	1,602,870
	LAREDO PETROLEUM INC	6.25% 15/MAR/2023 1,911,000	1,916,570	1,978,458
	LAZARD GRP LLC	3.75% 13/FEB/2025 1,300,000	1,296,334	1,325,709
	LEASEPLAN CORP	2.875% 22/JAN/2019 870,000	862,927	870,589
	LEHMAN BROTHERS HLDGS INC	6% 26/SEP/2014 340,000	43,350	15,980
	LEHMAN BROTHERS HLDGS INC	5.25% 06/FEB/2012 210,000	26,775	9,660
	LENNAR CORP	4.5% 30/APR/2024 3,100,000	3,119,375	3,178,430
	LENNAR CORP	4.75% 29/NOV/2027 874,000	874,000	900,045
	LG&E & KU ENERGY LLC	4.375% 01/OCT/2021 600,000	639,276	634,090
	LIMEROCK CLO II LTD	FLT 18/APR/2026 700,000	700,000	700,994
	LITHIA MOTORS INC	5.25% 01/AUG/2025 534,000	543,540	556,695
	LIVE NATION ENTERTAINMENT INC	4.875% 01/NOV/2024 929,000	929,000	952,225
	LLOYDS BANK PLC	FLT 22/JAN/2019 979,000	986,423	987,180
	LLOYDS BANKING GRP PLC	FLT 29/DEC/2049 200,000	278,274	284,889
	LTF MERGER SUB INC	8.5% 15/JUN/2023 844,000	844,000	893,585
	MACQUARIE BANK LTD	1.44% 19/JAN/2018 2,000,000	1,998,610	1,998,150
	MACQUARIE BANK LTD	FLT 04/APR/2019 3,500,000	3,502,733	3,503,601

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	MASCO CORP	7.125% 15/MAR/2020 116,000	131,686	126,490
	MASSMUTUAL GLOBAL FUNDING II	2.5% 17/OCT/2022 200,000	195,820	197,887
	MASTR ASSET BACKED SECRTS TR	FLT 25/JAN/2036 284,303	280,323	283,599
	MATCH GRP INC	5.00% 15/DEC/2027 890,000	890,000	903,350
	MATCH GRP INC	6.375% 01/JUN/2024 1,380,000	1,408,500	1,495,575
	MATTEL INC	6.75% 31/DEC/2025 1,297,000	1,307,331	1,314,445
	MCCORMICK & CO INC	3.15% 15/AUG/2024 800,000	799,496	804,239
	MEDNAX INC	5.25% 01/DEC/2023 1,146,000	1,170,137	1,166,055
	MERCEDES-BENZ AUTO LEASE TR	1.52% 15/MAR/2019 2,425,973	2,426,105	2,424,802
	MERCEDES-BENZ AUTO LEASE TR	1.35% 15/AUG/2019 2,175,000	2,167,523	2,167,606
	MERCEDES-BENZ AUTO LEASE TR	1.15% 15/JAN/2019 2,309,080	2,307,743	2,307,022
	MERCEDES-BENZ AUTO RECVBLS TR	1.34% 16/DEC/2019 1,580,710	1,578,701	1,577,155
	MERCEDES-BENZ AUTO RECVBLS TR	1.11% 15/MAR/2019 1,528,089	1,527,582	1,526,983
	MERITAGE HOMES CORP	6.00% 01/JUN/2025 2,000,000	2,012,500	2,140,000
	MERITAGE HOMES CORP	7.00% 01/APR/2022 684,000	695,275	769,500
	METROPOLITAN LIFE GLOBAL FUNDING	3.65% 14/JUN/2018 1,750,000	1,766,068	1,762,800
	MGM GROWTH PROPERTIES	4.5% 01/SEP/2026 550,000	553,437	547,250
	MGM GROWTH PROPERTIES	4.5% 15/JAN/2028 2,315,000	2,331,947	2,268,700
	MGM RESORTS INTL	4.625% 01/SEP/2026 2,215,000	2,196,915	2,237,150
	MGM RESORTS INTL	6.00% 15/MAR/2023 921,000	925,644	994,680
	MGM RESORTS INTL	6.625% 15/DEC/2021 963,000	1,022,570	1,056,604
	MGM RESORTS INTL	6.75% 01/OCT/2020 1,491,000	1,544,000	1,610,280
	MICROSEMI CORP	9.125% 15/APR/2023 565,000	565,000	635,625
	MICROSOFT CORP	1.41% 10/APR/2018 8,000,000	7,969,640	7,965,592
	MISYS LTD	ZCP 26/APR/2024 786,397	781,815	789,480
	MITSUBISHI TST & BNK CORP	1.74% 29/JUN/2018 2,000,000	2,000,000	1,999,357
	MITSUBISHI UFJ LEASE & FIN CO LTD	2.65% 19/SEP/2022 1,000,000	1,000,000	981,918
	MITSUBISHI UFJ TR & BANKING CORP	2.45% 16/OCT/2019 900,000	902,736	901,424
	MIZUHO BANK LTD	1.8% 26/MAR/2018 450,000	450,107	449,999
	MIZUHO BANK LTD	FLT 04/SEP/2018 2,118,000	2,121,635	2,120,266
	MIZUHO BANK LTD	FLT 24/SEP/2018 1,500,000	1,502,471	1,501,501
	MOLINA HEALTHCARE INC	4.875% 15/JUN/2025 650,000	654,875	648,375
	MOLINA HEALTHCARE INC	5.375% 15/NOV/2022 351,000	357,154	365,917
	MOLSON COORS BREWING CO	1.9% 15/MAR/2019 800,000	799,528	796,432
	MOLSON COORS BREWING CO	2.1% 15/JUL/2021 300,000	299,886	294,039
	MONDELEZ INTL HOLDINGS NETHERLANDS	1.625% 28/OCT/2019 700,000	690,123	689,898
	MORGAN STANLEY	FLT 25/JUL/2034 554,246	553,639	553,195
	MORGAN STANLEY	3.7% 23/OCT/2024 2,875,000	2,988,476	2,970,817
	MORGAN STANLEY	5.75% 25/JAN/2021 2,150,000	2,240,644	2,342,931
	MPH ACQUISITION HOLDINGS LLC	7.125% 01/JUN/2024 2,636,000	2,707,297	2,807,340
	MSCI INC	5.25% 15/NOV/2024 1,325,000	1,350,202	1,396,219
	MSCI INC	5.75% 15/AUG/2025 1,280,000	1,289,600	1,374,400
	MULTI-COLOR CORP	4.875% 01/NOV/2025 1,604,000	1,620,978	1,610,015
	MYLAN NV	2.5% 07/JUN/2019 500,000	502,920	499,483
	NATL AUSTRALIA BANK LTD	FLT 17/APR/2019 650,000	651,801	651,546
	NATL AUSTRALIA BANK LTD	FLT 23/JUL/2018 1,293,000	1,295,510	1,296,637
	NATL AUSTRALIA BANK LTD	2.25% 10/JAN/2020 700,000	699,937	699,303
	NATL BANK OF CANADA	FLT 21/MAR/2018 4,000,000	4,000,000	4,002,036
	NATIXIS SA	FLT 08/MAY/2018 1,500,000	1,500,000	1,501,003
	NAVIENT CORP	7.25% 25/JAN/2022 482,000	533,403	516,342
	NAVIENT CORP	8% 25/MAR/2020 177,000	184,301	191,381
	NAVIENT CORP	5.5% 25/JAN/2023 416,000	410,785	414,960

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	NAVIENT CORP	5.875% 25/OCT/2024 1,706,000	1,647,291	1,693,205
	NAVIENT CORP	6.5% 15/JUN/2022 880,000	886,600	923,560
	NAVIENT CORP	6.625% 26/JUL/2021 979,000	999,920	1,032,845
	NETFLIX INC	4.375% 15/NOV/2026 3,030,000	3,024,106	2,961,825
	NETFLIX INC	4.875% 15/APR/2028 3,187,000	3,179,794	3,123,260
	NETFLIX INC	5.875% 15/FEB/2025 1,808,000	1,868,330	1,921,000
	NEW YORK LIFE GLOBAL FUNDING	1.3% 27/APR/2018 1,000,000	999,200	998,365
	NEW YORK LIFE GLOBAL FUNDING	FLT 06/JUL/2018 2,750,000	2,750,000	2,751,961
	NEXTERA ENERGY OPRTNG PRTNRS	4.5% 15/SEP/2027 1,283,000	1,295,714	1,276,585
	NFP CORP	6.875% 15/JUL/2025 1,299,000	1,316,047	1,308,743
	NGPL PIPECO LLC	4.875% 15/AUG/2027 2,035,000	2,066,896	2,111,313
	NGPL PIPECO LLC	4.375% 15/AUG/2022 571,000	571,000	580,636
	NIELSEN CO LUXEMBOURG SARL	5.00% 01/FEB/2025 1,740,000	1,742,175	1,805,250
	NIELSEN CO LUXEMBOURG SARL	5.5% 01/OCT/2021 870,000	870,000	893,925
	NISSAN AUTO LEASE TR	1.49% 15/MAR/2019 2,755,000	2,754,507	2,752,003
	NISSAN AUTO LEASE TR	1.22% 15/AUG/2018 15,360	15,358	15,356
	NISSAN AUTO LEASE TR	1.26% 17/DEC/2018 2,118,096	2,116,559	2,115,550
	NISSAN AUTO RECVBLS OWNER TR	1.11% 15/MAY/2019 817,645	817,091	817,267
	NISSAN AUTO RECVBLS OWNER TR	1.05% 15/OCT/2019 1,296,452	1,294,769	1,293,911
	NISSAN AUTO RECVBLS OWNER TR	1.37% 15/MAY/2020 852,156	851,196	849,435
	NISSAN AUTO RECVBLS OWNER TR	1.06% 15/FEB/2019 32,073	32,073	32,063
	NISSAN AUTO RECVBLS OWNER TR	FLT 15/FEB/2019 154,062	154,099	154,078
	NISSAN AUTO RECVBLS OWNER TR	1.05% 15/APR/2019 711,876	711,271	711,591
	NISSAN AUTO RECVBLS OWNER TR	1.47% 15/JAN/2020 1,401,847	1,399,598	1,399,320
	NISSAN AUTO RECVBLS OWNER TR	1.56% 15/MAY/2020 1,122,000	1,121,961	1,118,736
	NISSAN AUTO RECVBLS OWNER TR	FLT 15/MAY/2020 2,000,000	2,000,000	1,999,614
	NISSAN MOTOR ACCEPTANCE CORP	2% 08/MAR/2019 700,000	700,595	698,301
	NISSAN MOTOR ACCEPTANCE CORP	FLT 06/APR/2018 2,512,000	2,516,597	2,516,779
	NORDEA BANK AB	FLT 07/NOV/2018 4,700,000	4,713,439	4,704,710
	NORFOLK SOUTHERN RAILWAY CO	9.75% 15/JUN/2020 400,000	514,456	467,544
	NORTHWEST AIRLINES	6.264% 20/MAY/2023 106,731	113,535	112,868
	NOVA CHEMICALS CORP	4.875% 01/JUN/2024 1,290,000	1,290,000	1,286,775
	NOVA CHEMICALS CORP	5.25% 01/JUN/2027 744,000	744,000	742,140
	NOVELIS CORP	5.875% 30/SEP/2026 2,851,000	2,909,889	2,908,020
	NOVELIS CORP	6.25% 15/AUG/2024 1,260,000	1,312,860	1,319,850
	NRG ENERGY INC	5.75% 15/JAN/2028 965,000	979,475	974,650
	NRG ENERGY INC	6.625% 15/JAN/2027 1,784,000	1,790,790	1,886,580
	NRG ENERGY INC	7.25% 15/MAY/2026 580,000	580,000	631,469
	NRG YIELD OPERATING LLC	5% 15/SEP/2026 768,000	757,600	779,520
	NRG YIELD OPERATING LLC	5.375% 15/AUG/2024 3,042,000	2,993,036	3,148,470
	NUSTAR LOGISTICS LP	5.625% 28/APR/2027 2,896,000	3,017,070	2,946,680
	NUVEEN FINANCE LLC	2.95% 01/NOV/2019 700,000	711,788	706,692
	NXP BV / NXP FUNDING LLC	3.875% 01/SEP/2022 610,000	610,199	616,862
	ONTARIO TCHRS' CDLLC FRVW PROP	3.125% 20/MAR/2022 700,000	699,839	709,336
	ONTARIO TEACHERS' FINANCE CORP	1.67% 13/JUL/2018 2,000,000	1,982,630	1,980,944
	ONTARIO TEACHERS' FINANCE CORP	1.49% 06/APR/2018 2,000,000	1,992,400	1,991,207
	ORACLE CORP	5.75% 15/APR/2018 2,000,000	2,023,263	2,022,924
	OUTFRONT MEDIA CAPITAL LLC	5.875% 15/MAR/2025 2,385,000	2,427,557	2,522,137
	OVERSEA-CHINESE BANKING CORP	1.43% 12/MAR/2018 2,000,000	1,994,478	1,993,430
	OWENS-BROCKWY GLASS CNTNR INC	5.375% 15/JAN/2025 41,000	41,717	43,255
	OWENS-BROCKWY GLASS CNTNR INC	5.875% 15/AUG/2023 800,000	780,000	862,000
	OWENS-BROCKWY GLASS CNTNR INC	6.375% 15/AUG/2025 1,801,000	1,983,027	2,012,617

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	PACCAR FINCL CORP	1.3% 25/JAN/2018 8,000,000	7,993,280	7,990,868
	PARSLEY ENERGY LLC	5.25% 15/AUG/2025 2,194,000	2,220,612	2,199,485
	PARSLEY ENERGY LLC	5.375% 15/JAN/2025 1,535,000	1,539,330	1,550,350
	PARSLEY ENERGY LLC	5.625% 15/OCT/2027 1,391,000	1,403,030	1,422,298
	PARSLEY ENERGY LLC	6.25% 01/JUN/2024 762,000	782,383	802,005
	PATTERN ENERGY GRP INC	5.875% 01/FEB/2024 3,016,000	3,056,004	3,166,800
	PDC ENERGY INC	6.125% 15/SEP/2024 1,322,000	1,342,351	1,368,270
	PDC ENERGY INC	5.75% 15/MAY/2026 1,790,000	1,796,712	1,834,750
	PENN NATL GAMING INC	5.625% 15/JAN/2027 1,805,000	1,821,919	1,872,688
	PENSKE AUTOMOTIVE GRP INC	5.5% 15/MAY/2026 580,000	577,225	588,526
	PENSKE AUTOMOTIVE GRP INC	5.375% 01/DEC/2024 694,000	697,289	704,410
	PETROBRAS GLOBAL FINANCE	7.375% 17/JAN/2027 400,000	439,816	440,400
	PETROBRAS GLOBAL FINANCE	8.375% 23/MAY/2021 700,000	713,797	798,350
	PFIZER INC	1.31% 22/JAN/2018 8,000,000	7,994,027	7,992,299
	PHILIP MORRIS INTL INC	5.65% 16/MAY/2018 970,000	984,513	983,826
	PINNACLE FOODS FINANCE LLC	5.875% 15/JAN/2024 1,470,000	1,551,074	1,554,525
	PIONEER NATURAL RESOURCES CO	3.45% 15/JAN/2021 300,000	281,278	306,040
	PLAINS ALL AMERICAN PIPELINE LP	2.6% 15/DEC/2019 500,000	503,145	497,158
	PLATFORM SPECIALTY PROD CORP	5.875% 01/DEC/2025 2,202,000	2,191,118	2,185,485
	PLATFORM SPECIALTY PROD CORP	6.5% 01/FEB/2022 653,000	660,003	675,039
	PNC BANK NA	1.5% 23/FEB/2018 4,005,000	4,005,410	4,003,743
	POLARIS INTERMEDIATE CORP	8.5% 01/DEC/2022 1,079,000	1,068,210	1,119,462
	POST HOLDINGS INC	5% 15/AUG/2026 3,697,000	3,708,986	3,636,924
	POST HOLDINGS INC	5.625% 15/JAN/2028 902,000	902,000	906,781
	POST HOLDINGS INC	5.75% 01/MAR/2027 4,314,000	4,402,605	4,389,495
	PQ CORP	5.75% 15/DEC/2025 1,275,000	1,302,094	1,297,312
	PQ CORP	6.75% 15/NOV/2022 1,269,000	1,306,621	1,354,657
	PRESTIGE BRANDS INC	6.375% 01/MAR/2024 1,468,000	1,484,386	1,521,215
	PRICOA GLOBAL FUNDING I	1.6% 29/MAY/2018 1,290,000	1,289,802	1,288,816
	PRINCIPAL LIFE GLOBAL FUNDING II	2.625% 19/NOV/2020 900,000	898,911	903,685
	PRINCIPAL LIFE GLOBAL FUNDING II	FLT 21/MAY/2018 2,500,000	2,501,063	2,501,149
	PRINCIPAL LIFE GLOBAL FUNDING II	FLT 22/FEB/2019 2,700,000	2,706,301	2,703,213
	PRIVATE EXP FUNDING	DUE 04/JAN/2018 2,000,000	2,000,000	2,000,082
	PRIVATE EXP FUNDING	DUE 19/JAN/2018 1,800,000	1,800,000	1,800,250
	PROCTOR GAMBLE	1.27% 31/JAN/2018 8,000,000	7,991,867	7,989,279
	PROTECTIVE LIFE GLOBAL FUNDING	FLT 08/JUN/2018 500,000	500,609	500,760
	PROTECTIVE LIFE GLOBAL FUNDING	1.999% 14/SEP/2021 800,000	800,000	776,604
	PROVIDENT FUNDING ASSOC LP	6.375% 15/JUN/2025 1,245,000	1,257,100	1,307,250
	PRUDENTIAL FNDG LLC	1.15% 05/JAN/2018 8,000,000	7,998,978	7,997,729
	PTC INC	6% 15/MAY/2024 1,189,000	1,214,221	1,260,340
	QEP RESOURCES INC	5.625% 01/MAR/2026 600,000	614,250	608,250
	QUALCOMM INC	FLT 30/JAN/2023 800,000	800,000	798,707
	QUEBECOR MEDIA INC	5.75% 15/JAN/2023 1,168,000	1,168,000	1,238,080
	QUICKEN LOANS INC	5.25% 15/JAN/2028 510,000	506,175	503,472
	QUICKEN LOANS INC	5.75% 01/MAY/2025 1,951,000	1,928,179	2,019,305
	QUINTILES IMS INC	4.875% 15/MAY/2023 1,088,000	1,097,520	1,120,640
	QUINTILES IMS INC	5.00% 15/OCT/2026 412,000	421,270	422,300
	RAAC SERIES	FLT 25/OCT/2046 513,111	295,570	475,676
	RADIATE HOLDCO LLC	6.625% 15/FEB/2025 621,000	621,000	586,845
	RANGE RESOURCES CORP	5% 15/AUG/2022 839,000	839,000	834,805
	REALTY INCOME CORP	3.25% 15/OCT/2022 200,000	203,546	203,223
	RELIANCE STANDARD LIFE GLOBAL	3.05% 20/JAN/2021 1,200,000	1,205,470	1,216,299

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	REYNOLDS GRP ISSUER INC	5.125% 15/JUL/2023 3,624,000	3,667,905	3,750,840
	REYNOLDS GRP ISSUER INC	5.75% 15/OCT/2020 436,098	448,636	442,640
	REYNOLDS GRP ISSUER INC	7.00% 15/JUL/2024 1,814,000	1,829,024	1,940,980
	RITCHIE BROS AUCTIONEERS INC	5.375% 15/JAN/2025 1,563,000	1,626,730	1,613,797
	RIVERS PITTSBURGH BORROWER LP	6.125% 15/AUG/2021 632,000	635,762	627,260
	ROYAL BANK OF CANADA	1.5% 16/JAN/2018 1,500,000	1,500,019	1,499,865
	ROYAL BANK OF CANADA	FLT 10/DEC/2018 635,000	638,313	638,066
	ROYAL BANK OF CANADA	FLT 10/JAN/2019 2,000,000	2,004,969	2,006,283
	RSP PERMIAN INC	5.25% 15/JAN/2025 2,603,000	2,634,101	2,668,075
	SABINE PASS LIQUEFACTION LLC	5.625% 01/FEB/2021 500,000	538,600	536,029
	SABINE PASS LIQUEFACTION LLC	5.625% 01/MAR/2025 500,000	549,910	551,504
	SABINE PASS LIQUEFACTION LLC	6.25% 15/MAR/2022 1,100,000	1,230,537	1,223,894
	SAN DIEGO GAS & ELEC CORP	1.51% 03/JAN/2018 8,000,000	7,999,351	7,998,358
	SANTANDER DRIVE AUTO RECVBLS TR	1.56% 15/MAY/2020 1,633,027	1,632,813	1,632,072
	SANTANDER DRIVE AUTO RECVBLS TR	1.67% 15/JUN/2020 1,069,000	1,068,992	1,067,084
	SANTANDER UK GRP HOLDINGS PLC	2.875% 16/OCT/2020 100,000	100,131	100,330
	SANTANDER UK PLC	FLT 14/MAR/2019 900,000	900,000	913,386
	SBA COMM CORP	4.875% 01/SEP/2024 6,155,000	6,122,187	6,324,262
	SBA TOWER TR	2.24% 09/APR/2043 300,000	300,600	300,037
	SBA TOWER TR	2.877% 10/JUL/2046 600,000	604,800	595,500
	SCIENTIFIC GAMES INTL INC	10.00% 01/DEC/2022 2,847,000	2,624,685	3,124,582
	SCIENTIFIC GAMES INTL INC	5.00% 15/OCT/2025 876,000	878,672	878,190
	SCIENTIFIC GAMES INTL INC	7.00% 01/JAN/2022 4,491,000	4,625,160	4,732,391
	SCOTTS MIRACLE-GRO CO	5.25% 15/DEC/2026 566,000	580,150	592,885
	SCOTTS MIRACLE-GRO CO	6.00% 15/OCT/2023 1,869,000	1,938,731	1,978,804
	SEMINOLE TRIBE OF FLORIDA INC	7.80% 01/OCT/2020 145,000	149,169	146,450
	SENSATA TECHNOLOGIES	5.625% 01/NOV/2024 1,137,000	1,193,850	1,249,279
	SENSATA TECHNOLOGIES	6.25% 15/FEB/2026 16,000	16,000	17,400
	SESI LLC	7.75% 15/SEP/2024 300,000	304,261	318,750
	SFR GRP	6% 15/MAY/2022 3,362,000	3,435,967	3,404,025
	SFR GRP	7.375% 01/MAY/2026 3,711,000	3,844,492	3,808,414
	SHIRE ACQUISITIONS INV IRELAND	1.9% 23/SEP/2019 200,000	197,752	198,189
	SIEMENS FIN	1.45% 25/MAY/2018 565,000	564,865	564,098
	SILGAN HOLDINGS INC	4.75% 15/MAR/2025 1,002,000	1,002,000	1,027,050
	SINOPEC GRP OVERSEAS DEV	2.5% 28/APR/2020 2,200,000	2,196,480	2,188,398
	SINOPEC GRP OVERSEAS DEV	2.25% 13/SEP/2020 1,200,000	1,198,680	1,184,152
	SIRIUS XM RADIO INC	5% 01/AUG/2027 3,604,000	3,634,732	3,613,010
	SIRIUS XM RADIO INC	5.375% 15/APR/2025 1,945,000	1,989,044	2,025,231
	SIRIUS XM RADIO INC	5.375% 15/JUL/2026 699,000	714,021	724,339
	SKY PLC	2.625% 16/SEP/2019 700,000	703,318	701,363
	SLC STUDENT LOAN TR	FLT 25/NOV/2042 190,067	189,815	192,498
	SLM PRIVATE EDUCATION LOAN TR	FLT 16/MAY/2044 72,583	76,042	74,728
	SLM STUDENT LOAN TR	FLT 15/DEC/2023 403,663	539,382	483,431
	SM ENERGY CO	5.625% 01/JUN/2025 323,000	313,070	313,310
	SM ENERGY CO	6.75% 15/SEP/2026 3,442,000	3,565,652	3,545,260
	SMITHS GRP PLC	7.2% 15/MAY/2019 1,328,000	1,470,811	1,404,287
	SOLERA LLC	10.5% 01/MAR/2024 79,000	81,662	88,873
	SOLVAY FINANCE AMERICA LLC	3.4% 03/DEC/2020 200,000	205,486	204,221
	SOUTHERN NATURAL GAS CO LLC	8% 01/MAR/2032 77,000	66,228	104,392
	SPCM SA	4.875% 15/SEP/2025 1,337,000	1,341,362	1,348,699
	SPECTRA ENERGY PARTNERS LP	FLT 05/JUN/2020 600,000	600,000	604,493
	SPECTRUM BRANDS INC	5.75% 15/JUL/2025 2,097,000	2,143,750	2,207,092

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	SPECTRUM BRANDS INC	6.625% 15/NOV/2022 555,000	555,000	574,425
	SPRINGLEAF FINANCE CORP	5.625% 15/MAR/2023 2,107,000	2,107,000	2,111,635
	SPRINGS INDUSTRIES INC	6.25% 01/JUN/2021 975,000	966,213	994,500
	SPRINT CORP	7.125% 15/JUN/2024 3,333,000	3,232,724	3,391,327
	SPRINT CORP	7.25% 15/SEP/2021 470,000	470,587	497,612
	SPRINT CORP	7.625% 15/FEB/2025 2,733,000	2,657,708	2,862,817
	SPRINT CORP	7.875% 15/SEP/2023 226,000	226,565	240,690
	SPRINT NEXTEL CORP	7% 01/MAR/2020 1,646,000	1,653,000	1,761,220
	SPRINT NEXTEL CORP	9% 15/NOV/2018 594,000	602,961	625,244
	SPX FLOW INC	5.625% 15/AUG/2024 800,000	816,000	842,000
	SPX FLOW INC	5.875% 15/AUG/2026 509,000	519,010	539,540
	STANDARD CHARTERED BANK	1.71% 28/JUN/2018 2,000,000	2,000,000	1,998,656
	STANDARD CHARTERED BANK	1.57% 20/APR/2018 4,000,000	4,000,000	3,997,399
	STARWOOD PROPERTY TR INC	5% 15/DEC/2021 850,000	858,500	881,875
	STATE STREET CORP	1.35% 15/MAY/2018 240,000	239,669	239,626
	STERIGENICS-NORDION HLDGS LLC	6.5% 15/MAY/2023 1,370,000	1,387,125	1,428,225
	SUMITOMO MITSUI BANKING CORP	FLT 19/OCT/2018 2,381,000	2,389,871	2,389,779
	SUMITOMO MITSUI BANKING CORP	1.75% 16/JAN/2018 3,900,000	3,900,391	3,899,882
	SUMITOMO MITSUI FINCL GRP INC	2.442% 19/OCT/2021 1,500,000	1,500,000	1,484,199
	SUMITOMO MITSUI FINCL GRP INC	2.934% 09/MAR/2021 700,000	702,142	706,628
	SUMITOMO MITSUI TR BANK LTD	FLT 06/AUG/2018 600,000	600,003	600,073
	SUMITOMO MITSUI TR BANK LTD	FLT 07/DEC/2018 3,500,000	3,500,000	3,500,950
	SUMITOMO MITSUI TR BANK LTD	1.8% 28/MAR/2018 330,000	330,130	329,947
	SUNCORP-METWY LTD	10/APR/2018 1.54% 3,000,000	2,987,460	2,985,397
	SURGERY CENTER HOLDINGS INC	6.75% 01/JUL/2025 496,000	500,427	468,720
	SVENSKA HANDELSBANKEN	FLT 30/JUL/2018 5,000,000	5,000,000	5,001,700
	SWEDBANK AB	1.75% 12/MAR/2018 2,000,000	2,000,833	1,998,760
	SYMANTEC CORP	5% 15/APR/2025 3,612,000	3,699,232	3,756,480
	SYNCHRONY CC MASTER NOTE TR	1.35% 15/MAR/2021 10,205,000	10,198,852	10,195,356
	SYNCHRONY CC MASTER NOTE TR	1.6% 15/APR/2021 12,000,000	12,002,347	11,992,352
	SYNCHRONY FINCL	2.6% 15/JAN/2019 1,400,000	1,399,636	1,402,648
	TALLGRASS ENERGY PARTNERS LP	5.5% 15/JAN/2028 2,158,000	2,200,865	2,184,328
	TALLGRASS ENERGY PARTNERS LP	5.5% 15/SEP/2024 481,000	481,000	493,626
	TARGA RESOURCES PARTNERS LP	5.125% 01/FEB/2025 825,000	847,687	844,594
	TARGA RESOURCES PARTNERS LP	5.375% 01/FEB/2027 3,236,000	3,267,305	3,320,945
	TARGA RESOURCES PARTNERS LP	4.25% 15/NOV/2023 707,000	668,480	699,046
	TARGA RESOURCES PARTNERS LP	5% 15/JAN/2028 3,025,000	3,026,825	3,017,437
	TAYLOR MORRISON COMMNTS INC	5.25% 15/APR/2021 1,007,000	1,017,035	1,027,140
	TAYLOR MORRISON COMMNTS INC	5.625% 01/MAR/2024 500,000	490,625	523,125
	TEAM HEALTH HOLDINGS INC	6.375% 01/FEB/2025 1,120,000	1,116,494	999,600
	TECH DATA CORP	3.7% 15/FEB/2022 800,000	800,199	802,481
	TECK RESOURCES LTD	6.25% 15/JUL/2041 4,398,000	4,403,094	5,035,710
	TECK RESOURCES LTD	8.5% 01/JUN/2024 1,020,000	1,153,102	1,152,600
	TELECOM ITALIA CAPITAL SA	6% 30/SEP/2034 911,000	993,215	1,022,597
	TELECOM ITALIA SPA/MILANO	5.303% 30/MAY/2024 1,355,000	1,390,808	1,446,462
	TELEFLEX INC	4.625% 15/NOV/2027 1,020,000	1,033,777	1,028,721
	TELEFONICA EMISIONES SAU	5.134% 27/APR/2020 700,000	751,569	741,028
	TELEFONICA EMISIONES SAU	5.877% 15/JUL/2019 1,500,000	1,619,721	1,576,947
	TEMPO ACQUISITION LLC	6.75% 01/JUN/2025 1,829,000	1,810,469	1,847,290
	TENET HEALTHCARE CORP	4.625% 15/JUL/2024 1,980,000	1,980,000	1,930,500
	TENET HEALTHCARE CORP	5.125% 01/MAY/2025 1,294,000	1,294,000	1,261,650
	TENET HEALTHCARE CORP	6.75% 15/JUN/2023 582,000	562,242	564,540

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	TENET HEALTHCARE CORP	7% 01/AUG/2025 1,800,000	1,774,157	1,692,000
	TENNESSEE GAS PIPELINE CO LLC	8.375% 15/JUN/2032 28,000	25,048	36,477
	TERRAFORM POWER OPERATING LLC	5% 31/JAN/2028 2,559,000	2,562,845	2,533,410
	TERWIN MORTGAGE TR	FLT 25/OCT/2037 708,367	182,808	345,082
	TEVA PHARMCTCL FIN NTHRLNDS III	1.4% 20/JUL/2018 1,000,000	992,118	993,343
	TEVA PHARMCTCL FIN NTHRLNDS III	1.7% 19/JUL/2019 400,000	393,783	388,639
	TEVA PHARMCTCL FIN NTHRLNDS III	2.8% 21/JUL/2023 1,600,000	1,550,395	1,393,296
	TIME WARNER CABLE LLC	8.75% 14/FEB/2019 700,000	781,788	746,359
	T-MOBILE USA INC	6.5% 01/15/2026 5,481,000	5,918,691	5,981,141
	T-MOBILE USA INC	6.375% 01/MAR/2025 620,000	625,425	663,400
	TORONTO-DOMINION BANK	FLT 22/JAN/2019 1,437,000	1,447,257	1,447,734
	TOTAL CAPITAL CANADA LTD	1.45% 15/JAN/2018 3,099,000	3,099,060	3,098,283
	TOTAL CAPITAL INTL SA	FLT 10/AUG/2018 836,000	837,871	838,384
	TOYOTA AUTO RECVBLS OWNER TR	1.31% 16/SEP/2019 278,530	278,498	278,388
	TOYOTA AUTO RECVBLS OWNER TR	1.44% 15/APR/2020 1,035,895	1,035,473	1,034,556
	TOYOTA AUTO RECVBLS OWNER TR	1.12% 15/FEB/2019 907,690	907,339	907,013
	TOYOTA AUTO RECVBLS OWNER TR	1.27% 15/MAY/2019 1,627,528	1,626,811	1,625,553
	TOYOTA AUTO RECVBLS OWNER TR	1.34% 17/JUN/2019 1,423,046	1,422,632	1,421,289
	TOYOTA AUTO RECVBLS OWNER TR	1.06% 15/MAY/2019 964,413	963,218	962,941
	TOYOTA AUTO RECVBLS OWNER TR	1.42% 16/SEP/2019 4,201,575	4,196,665	4,194,677
	TOYOTA MOTOR CREDIT CORP	ZCP 13/JUL/2018 2,500,000	2,479,226	2,476,507
	TOYOTA MOTOR CREDIT CORP	ZCP 30/JUL/2018 1,800,000	1,783,262	1,781,437
	TOYOTA MOTOR CREDIT CORP	FLT 15/AUG/2018 3,600,000	3,600,000	3,599,788
	TOYOTA MOTOR CREDIT CORP	1.4% 06/MAR/2018 8,000,000	7,979,662	7,976,907
	TRANSDIGM INC	6% 15/JUL/2022 259,000	259,000	264,180
	TRANSDIGM INC	6.375% 15/JUN/2026 4,754,000	4,865,709	4,801,540
	TRANSDIGM INC	6.5% 15/MAY/2025 2,736,000	2,769,358	2,797,560
	TRIMAS CORP	4.875% 15/OCT/2025 1,270,000	1,282,700	1,274,762
	TSMC GLOBAL LTD	1.625% 03/APR/2018 1,439,000	1,438,646	1,436,463
	TYSON FOODS INC	FLT 02/JUN/2020 800,000	800,000	804,383
	UBS AG/LONDON	FLT 08/JUN/2020 700,000	700,000	703,053
	UBS AG/LONDON	FLT 07/DEC/2018 6,700,000	6,700,000	6,706,090
	UBS GRP FUNDING SWITZERLAND AG	2.95% 24/SEP/2020 2,300,000	2,317,641	2,323,965
	UBS GRP FUNDING SWITZERLAND AG	3.00% 15/APR/2021 800,000	800,504	805,616
	UNITED PARCEL SERVICE INC	5.5% 15/JAN/2018 1,599,000	1,601,352	1,600,854
	UNITED RENTALS NORTH AMER INC	4.875% 15/JAN/2028 3,035,000	3,045,262	3,050,175
	UNITED RENTALS NORTH AMER INC	5.5% 15/MAY/2027 1,970,000	2,002,450	2,073,425
	UNITED RENTALS NORTH AMER INC	5.875% 15/SEP/2026 2,053,000	2,077,310	2,196,710
	UNITYMEDIA GMBH	6.125% 15/JAN/2025 1,517,000	1,528,060	1,600,435
	UNITYMEDIA HESSEN GMBH & CO KG	5% 15/JAN/2025 2,985,000	3,066,400	3,059,625
	UNIVISION COMM INC	5.125% 15/FEB/2025 1,249,000	1,262,713	1,216,214
	US BANK NA	1.40% 20/MAR/2018 1,550,000	1,550,000	1,549,705
	US BANK NA	1.45% 29/JAN/2018 4,000,000	4,000,352	4,000,000
	US CONCRETE INC	6.375% 01/JUN/2024 550,000	550,687	589,875
	USAA AUTO OWNER TR	1.2% 17/JUN/2019 228,430	228,464	228,338
	USAA AUTO OWNER TR	1.07% 15/MAR/2019 85,930	85,894	85,906
	USAA AUTO OWNER TR	1.28% 17/SEP/2018 2,887,719	2,887,719	2,887,735
	USAA AUTO OWNER TR	1.54% 18/FEB/2020 558,000	557,991	556,824
	USAA CAPITAL CORP	1.3% 10/JAN/2018 8,000,000	7,997,540	7,996,091
	USAA CAPITAL CORP	FLT 01/FEB/2019 700,000	700,510	700,222
	VALEANT PHARMACTCLS INTL INC	5.5% 01/MAR/2023 780,000	787,800	713,700

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	VALEANT PHARMACTCLS INTL INC	5.5% 01/NOV/2025 830,000	838,300	844,525
	VALEANT PHARMACTCLS INTL INC	5.625% 01/DEC/2021 1,115,000	1,129,794	1,089,913
	VALEANT PHARMACTCLS INTL INC	5.875% 15/MAY/2023 2,150,000	2,150,000	1,994,125
	VALEANT PHARMACTCLS INTL INC	6.125% 15/APR/2025 1,577,000	1,577,000	1,442,955
	VALEANT PHARMACTCLS INTL INC	7% 15/MAR/2024 2,935,000	3,079,731	3,140,450
	VALEANT PHARMACTCLS INTL INC	7.5% 15/JUL/2021 245,000	254,187	249,287
	VALEANT PHARMACTCLS INTL INC	9% 15/DEC/2025 2,077,000	2,048,150	2,164,649
	VALVOLINE INC	4.375% 15/AUG/2025 1,340,000	1,358,270	1,353,400
	VALVOLINE INC	5.5% 15/JUL/2024 2,050,000	2,144,041	2,178,125
	VANTIV LLC	4.375% 15/NOV/2025 755,000	755,000	764,573
	VERISIGN INC	4.625% 01/MAY/2023 1,100,000	1,111,000	1,128,875
	VERISIGN INC	4.75% 15/JUL/2027 1,070,000	1,084,712	1,094,075
	VERISIGN INC	5.25% 01/APR/2025 2,525,000	2,523,462	2,749,094
	VERIZON COMM INC	3.376% 15/FEB/2025 4,980,000	5,173,308	4,998,809
	VIACOM INC	5.625% 15/SEP/2019 700,000	771,316	732,441
	VIDEOTRON LTD	5.00% 15/JUL/2022 1,899,000	1,900,325	1,998,697
	VIRGIN MEDIA FINANCE PLC	5.75% 15/JAN/2025 2,420,000	2,469,223	2,468,400
	VIRGIN MEDIA FINANCE PLC	6% 15/OCT/2024 1,237,000	1,250,167	1,269,471
	VIRGIN MEDIA SECURED FINANCE PLC	5.25% 15/JAN/2026 1,495,000	1,501,765	1,509,950
	VIRGIN MEDIA SECURED FINANCE PLC	5.5% 15/AUG/2026 2,465,000	2,497,306	2,526,625
	VMWARE INC	2.3% 21/AUG/2020 600,000	598,719	596,598
	VMWARE INC	2.95% 21/AUG/2022 200,000	201,618	199,441
	VOLKSWAGEN AUTO LOAN ENHNCD TR	0.95% 22/APR/2019 540,116	539,703	539,950
	VOLKSWAGEN GRP OF AMRC FIN LLC	1.65% 22/MAY/2018 1,200,000	1,154,566	1,198,801
	VOLKSWAGEN GRP OF AMRC FIN LLC	2.4% 22/MAY/2020 500,000	493,631	498,540
	VOLKSWAGEN GRP OF AMRC FIN LLC	2.45% 20/NOV/2019 600,000	600,282	599,636
	VOLKSWAGEN GRP OF AMRC FIN LLC	FLT 22/MAY/2018 900,000	878,418	900,163
	VOLVO FINCL EQUIPMENT LLC	1.44% 15/OCT/2018 11,767	11,768	11,766
	WACHOVIA CAPITAL TR III	FLT 31/DEC/2049 628,000	370,520	632,710
	WAL-MART STORES INC	5.8% 15/FEB/2018 2,860,000	2,875,327	2,872,634
	WEA FINANCE LLC	3.25% 05/OCT/2020 600,000	626,772	610,507
	WEATHERFORD INTL LTD	7.75% 15/JUN/2021 1,029,000	1,027,413	1,048,937
	WEATHERFORD INTL LTD	8.25% 15/JUN/2023 822,000	873,334	830,220
	WELBILT INC	9.5% 15/FEB/2024 525,000	525,656	597,844
	WELLCARE HEALTH PLANS INC	5.25% 01/APR/2025 2,075,000	2,132,062	2,189,125
	WELLS FARGO & CO	FLT 11/FEB/2022 1,000,000	1,000,000	1,012,471
	WELLS FARGO & CO	FLT 31/OCT/2023 800,000	800,000	821,271
	WELLS FARGO & CO	2.6% 22/JUL/2020 800,000	799,552	804,926
	WELLS FARGO & CO	FLT 14/SEP/2018 2,000,000	2,004,491	2,002,985
	WELLS FARGO BANK NA	1.65% 22/JAN/2018 4,000,000	4,000,663	3,999,204
	WELLS FARGO BANK NA	FLT 24/MAY/2019 650,000	654,065	654,427
	WESCO DISTRIBUTION INC	5.375% 15/JUN/2024 500,000	503,125	513,750
	WESTJET AIRLINES LTD	3.5% 16/JUN/2021 900,000	901,216	908,390
	WESTPAC BANKING CORP	1.55% 25/MAY/2018 1,000,000	1,000,189	999,910
	WESTPAC BANKING CORP	2.25% 30/JUL/2018 2,000,000	2,004,030	2,004,047
	WESTPAC BANKING CORP	FLT 23/NOV/2018 2,500,000	2,514,509	2,512,850
	WHITEHORSE VI LTD	FLT 03/FEB/2025 785,769	785,769	786,620
	WILLIAMS COS INC	3.7% 15/JAN/2023 1,609,000	1,137,485	1,600,955
	WILLIAMS COS INC	4.55% 24/JUN/2024 4,442,000	3,309,609	4,608,575
	WIND TRE SPA	5% 20/JAN/2026 1,817,000	1,835,170	1,708,925
	WORLD OMNI AUTO LEASE SEC TR	1.54% 15/OCT/2018 1,355,063	1,355,588	1,354,828

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
CORPORATE DEBT SECURITIES (CONTINUED):
	WORLD OMNI AUTO LEASE SEC TR	1.2% 15/FEB/2019 779,663	778,567	778,083
	WORLD OMNI AUTO RECVBLS TR	1.14% 15/JAN/2020 1,398,912	1,397,340	1,396,318
	WORLD OMNI AUTO RECVBLS TR	1.34% 15/MAY/2020 358,357	358,098	357,780
	WORLD OMNI AUTO RECVBLS TR	1.49% 15/DEC/2020 429,932	428,935	428,845
	WORLD OMNI AUTO RECVBLS TR	1.32% 16/DEC/2019 803,946	803,950	803,507
	WORLD OMNI AUTO RECVBLS TR	1.1% 15/JAN/2020 2,398,205	2,395,294	2,393,877
	WPX ENERGY INC	5.25% 15/SEP/2024 900,000	895,500	896,895
	WPX ENERGY INC	6% 15/JAN/2022 4,277,000	3,903,375	4,469,465
	WR GRACE & CO-CONN	5.125% 01/OCT/2021 493,000	493,000	518,266
	WYNDHAM WORLDWIDE CORP	5.625% 01/MAR/2021 700,000	788,067	744,190
	WYNN LAS VEGAS LLC	5.25% 15/MAY/2027 1,710,000	1,729,841	1,733,512
	WYNN LAS VEGAS LLC	5.5% 01/MAR/2025 1,325,000	1,387,230	1,364,750
	ZAYO GRP LLC	5.75% 15/JAN/2027 1,432,000	1,494,899	1,460,640
	ZAYO GRP LLC	6.375% 15/MAY/2025 1,715,000	1,676,584	1,813,612
	ZEKELMAN INDUSTRIES INC	9.875% 15/JUN/2023 807,000	896,572	907,875
	ZF NORTH AMERICA CAPITAL INC	4.75% 29/APR/2025 651,000	656,696	689,246
	ZIGGO BOND FINANCE	6% 15/JAN/2027 1,655,000	1,640,025	1,613,625
	ZIGGO SECURED FINANCE	5.5% 15/JAN/2027 3,515,000	3,522,294	3,488,637
	ZIMMER HOLDINGS INC	3.375% 30/NOV/2021 300,000	309,087	303,962
	ZUFFA (ULTMT FIGHTING CHAMPION)	ZCP AUG/2024 118,000	116,820	120,311
	TOTAL CORPORATE DEBT SECURITIES		1,418,558,358	1,434,375,382
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES:
	AUTONOMOUS COMMTY OF CATN BD	4.95% 11/FEB/2020 400,000	608,048	507,185
	CANADIAN GOVT REAL RETURN BD	4.25% 01/DEC/2026 500,000	770,515	796,928
	CHICAGO ILL GO BDS	7.375% 01/JAN/2033 100,000	99,309	115,698
	COMMONWEALTH OF AUSTRALIA BD	3% 20/SEP/2025 500,000	554,876	550,309
	DEVELOPMENT BANK OF JAPAN INC	2.125% 01/SEP/2022 300,000	298,434	293,179
	DEXIA CREDIT LOCAL	2.375% 20/SEP/2022 500,000	498,715	494,445
	ELECTRICITE DE FRANCE	2.35% 13/OCT/2020 2,200,000	2,187,299	2,197,232
	FEDERAL HOME LOAN BANKS	ZCP 02/JAN/2018 8,000,000	7,999,767	8,000,000
	FEDERAL HOME LOAN BANKS	ZCP 04/JAN/2018 8,000,000	7,999,280	7,999,424
	FEDERAL HOME LOAN BANKS	ZCP 06/FEB/2018 8,000,000	7,990,080	7,989,736
	FEDERAL HOME LOAN BANKS	ZCP 06/MAR/2018 700,000	698,345	698,346
	FEDERAL HOME LOAN BANKS	ZCP 10/JAN/2018 8,000,000	7,997,820	7,997,704
	FEDERAL HOME LOAN BANKS	ZCP 18/JAN/2018 8,000,000	7,995,372	7,995,416
	FEDERAL HOME LOAN BANKS	ZCP 24/JAN/2018 8,000,000	7,993,611	7,993,696
	FEDERAL HOME LOAN BANKS	ZCP 28/FEB/2018 8,000,000	7,983,386	7,983,280
	FEDERAL HOME LOAN BANKS	ZCP 29/JAN/2018 8,000,000	7,993,218	7,992,256
	FEDERAL HOME LOAN BANKS	ZCP 31/JAN/2018 8,000,000	7,991,633	7,991,688
	FEDERAL HOME LOAN MTG CORP	1.15% 14/SEP/2018 1,500,000	1,499,925	1,494,144
	FEDERAL NATIONAL MTG ASSOC	1.25% 23/AUG/2019 900,000	900,270	889,836
	FEDERAL NATIONAL MTG ASSOC	ZCP 01/FEB/2019 390,000	216,934	381,645
	INTL BANK FOR RECONSTRCTN & DEV	2.00% 30/OCT/2020 2,200,000	2,200,000	2,186,001
	JAPAN BILL	ZCP 05/FEB/2018 241,150,000	2,126,738	2,140,984
	JAPAN BILL	ZCP 13/FEB/2018 15,900,000	140,782	141,168
	JAPAN BD	0.1% 10/MAR/2024 60,000,000	613,188	576,333
	JAPAN BD	0.1% 10/MAR/2027 230,000,000	2,197,490	2,185,300
	KINGDOM OF DENMARK BD	0.1% 15/NOV/2023 3,600,000	673,578	660,551
	PETROLEOS MEXICANOS CALLBLE BD	5.5% 21/JAN/2021 450,000	445,550	477,450
	PETROLEOS MEXICANOS CALLBLE BD	6.625% 15/JUN/2035 115,000	96,254	122,859
	REPUBLIC OF SLOVENIA BD	4.125% 18/FEB/2019 800,000	834,000	817,600
	REPUBLIC OF SLOVENIA BD	4.75% 10/MAY/2018 1,400,000	1,490,125	1,414,000

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	RESOLUTION FUNDING CORP BD	ZCP 15/OCT/2019 400,000	356,070	386,215
	TENNESSEE VALLEY AUTHORITY BD	7.125% 01/MAY/2030 942,000	1,321,014	1,358,159
	TOKYO METROPOLITAN GOVT BD FIXED	2.5% 08/JUN/2022 1,500,000	1,499,715	1,484,349
	U.K. OF GRT BRTN & NRTHRN IRELND	ZCP 29/JAN/2018 1,050,000	1,405,833	1,420,170
	U.K. OF GRT BRTN & NRTHRN IRELND	0.125% 22/MAR/2026 3,100,000	5,153,452	5,266,850
	U.K. OF GRT BRTN & NRTHRN IRELND	0.125% 22/MAR/2046 383,000	833,239	899,484
	U.K. OF GRT BRTN & NRTHRN IRELND	0.125% 22/NOV/2056 259,000	622,524	703,978
	U.K. OF GRT BRTN & NRTHRN IRELND	4.25% 07/DEC/2027 200,000	334,763	347,906
	UNITED MEXICAN STATES BD	7.75% 29/MAY/2031 11,349,000	568,384	580,371
	U.S. OF AMER TREAS BILL	ZCP 02/JAN/2018 8,000,000	7,999,725	8,000,000
	U.S. OF AMER TREAS BILL	ZCP 04/JAN/2018 8,000,000	7,999,370	7,999,496
	U.S. OF AMER TREAS BILL	ZCP 29/MAR/2018 8,000,000	7,973,136	7,973,842
	U.S. OF AMER TREAS BD	0.625% 15/FEB/2043 1,540,000	1,411,997	1,616,766
	U.S. OF AMER TREAS BD	0.75% 15/FEB/2042 2,210,000	2,385,056	2,436,117
	U.S. OF AMER TREAS BD	0.75% 15/FEB/2045 5,400,000	5,297,793	5,685,133
	U.S. OF AMER TREAS BD	0.875% 15/FEB/2047 4,431,000	4,419,069	4,705,294
	U.S. OF AMER TREAS BD	1% 15/FEB/2046 7,990,000	8,609,354	8,886,065
	U.S. OF AMER TREAS BD	1.375% 15/FEB/2044 9,970,000	11,070,140	12,182,440
	U.S. OF AMER TREAS BD	1.75% 15/JAN/2028 11,650,000	15,168,389	15,417,779
	U.S. OF AMER TREAS BD	2% 15/JAN/2026 3,778,000	5,231,969	5,281,550
	U.S. OF AMER TREAS BD	2.125% 15/FEB/2040 1,930,000	2,759,446	2,866,206
	U.S. OF AMER TREAS BD	2.125% 15/FEB/2041 380,000	529,528	560,841
	U.S. OF AMER TREAS BD	2.375% 15/JAN/2025 22,186,000	33,062,083	33,085,819
	U.S. OF AMER TREAS BD	2.375% 15/JAN/2027 5,420,000	7,819,256	7,756,672
	U.S. OF AMER TREAS BD	2.5% 15/JAN/2029 8,560,000	11,843,524	11,930,130
	U.S. OF AMER TREAS BD	2.75% 15/AUG/2047 1,602,000	1,552,575	1,604,003
	U.S. OF AMER TREAS BD	2.875% 15/AUG/2045 3,450,000	3,431,025	3,538,137
	U.S. OF AMER TREAS BD	2.875% 15/NOV/2046 1,523,000	1,490,650	1,562,324
	U.S. OF AMER TREAS BD	3% 15/FEB/2047 28,000	28,829	29,447
	U.S. OF AMER TREAS BD	3.12% 15/AUG/2044 11,400,000	11,832,770	12,252,773
	U.S. OF AMER TREAS BD	3.375% 15/APR/2032 149,000	285,299	286,451
	U.S. OF AMER TREAS BD	3.375% 15/MAY/2044 1,000,000	1,033,442	1,122,148
	U.S. OF AMER TREAS BD	3.62% 15/APR/2028 10,765,000	21,622,689	21,541,535
	U.S. OF AMER TREAS BD	3.875% 15/APR/2029 4,981,000	10,233,086	10,189,540
	U.S. OF AMER TREAS BD	4.5% 15/MAY/2038 11,811,000	15,344,640	15,350,609
	U.S. OF AMER TREAS NOTES	0.125% 15/APR/2019 940,000	986,108	987,352
	U.S. OF AMER TREAS NOTES	0.125% 15/APR/2020 5,010,000	5,168,390	5,266,560
	U.S. OF AMER TREAS NOTES	0.12% 15/APR/2021 23,814,000	24,666,209	24,683,707
	U.S. OF AMER TREAS NOTES	0.125% 15/APR/2022 100,000	100,506	100,718
	U.S. OF AMER TREAS NOTES	0.125% 15/JAN/2022 1,850,000	1,902,484	2,008,156
	U.S. OF AMER TREAS NOTES	0.125% 15/JAN/2023 3,283,000	3,335,367	3,481,262
	U.S. OF AMER TREAS NOTES	0.125% 15/JUL/2022 24,630,000	26,382,293	26,384,899
	U.S. OF AMER TREAS NOTES	0.125% 15/JUL/2024 6,240,000	6,241,732	6,406,441
	U.S. OF AMER TREAS NOTES	0.125% 15/JUL/2026 2,240,000	2,226,269	2,252,396
	U.S. OF AMER TREAS NOTES	0.25% 15/JAN/2025 625,000	623,668	645,163
	U.S. OF AMER TREAS NOTES	0.25% 15/JAN/2025 8,690,000	8,854,530	8,970,347
	U.S. OF AMER TREAS NOTES	0.375% 15/JAN/2027 600,000	600,392	608,299
	U.S. OF AMER TREAS NOTES	0.375% 15/JUL/2023 16,240,000	17,250,540	17,343,602
	U.S. OF AMER TREAS NOTES	0.375% 15/JUL/2025 4,720,000	4,847,901	4,917,293
	U.S. OF AMER TREAS NOTES	0.375% 15/JUL/2027 2,500,000	2,473,956	2,507,628
	U.S. OF AMER TREAS NOTES	0.625% 15/JAN/2024 4,640,000	4,819,507	4,991,297
	U.S. OF AMER TREAS NOTES	0.625% 15/JAN/2026 14,590,000	15,174,047	15,389,193

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES (CONTINUED):
	U.S. OF AMER TREAS NOTES	0.625% 15/JUL/2021 4,475,000	4,987,868	4,992,007
	U.S. OF AMER TREAS NOTES	0.75% 15/APR/2018 7,000,000	6,990,743	6,987,930
	U.S. OF AMER TREAS NOTES	0.75% 28/FEB/2018 7,000,000	6,995,792	6,993,420
	U.S. OF AMER TREAS NOTES	0.875% 15/JAN/2018 7,000,000	6,999,269	6,999,135
	U.S. OF AMER TREAS NOTES	0.875% 31/JAN/2018 7,000,000	6,998,524	6,998,019
	U.S. OF AMER TREAS NOTES	0.875% 31/MAR/2018 7,000,000	6,994,578	6,991,261
	U.S. OF AMER TREAS NOTES	0.75% 30/APR/2018 7,000,000	6,988,397	6,984,688
	U.S. OF AMER TREAS NOTES	2.00% 15/FEB/2018 7,000,000	6,998,902	6,997,452
	U.S. OF AMER TREAS NOTES	2.00% 15/MAR/2018 7,000,000	6,998,132	6,995,084
	U.S. OF AMER TREAS NOTES	2.00% 15/MAY/2018 7,000,000	6,991,424	6,990,156
	U.S. OF AMER TREAS NOTES	2.00% 31/MAY/2018 7,000,000	6,987,130	6,985,781
	U.S. OF AMER TREAS NOTES	1.25% 15/JUL/2020 2,240,000	2,604,749	2,616,188
	U.S. OF AMER TREAS NOTES	1.25% 31/OCT/2021 3,100,000	3,009,183	3,003,125
	U.S. OF AMER TREAS NOTES	1.375% 15/JAN/2020 650,000	772,127	760,888
	U.S. OF AMER TREAS NOTES	1.375% 15/JUL/2018 1,399,500	1,652,400	1,618,767
	U.S. OF AMER TREAS NOTES	1.375% 31/JAN/2021 5,800,000	5,841,508	5,689,438
	U.S. OF AMER TREAS NOTES	1.625% 15/JAN/2018 200,000	236,695	235,468
	U.S. OF AMER TREAS NOTES	1.75% 30/NOV/2019 2,400,000	2,395,908	2,394,000
	U.S. OF AMER TREAS NOTES	1.75% 30/NOV/2021 6,400,000	6,397,442	6,310,750
	U.S. OF AMER TREAS NOTES	1.75% 31/MAR/2022 2,300,000	2,317,969	2,262,266
	U.S. OF AMER TREAS NOTES	1.875% 15/JUL/2019 10,400,000	12,771,035	12,388,142
	U.S. OF AMER TREAS NOTES	1.875% 28/FEB/2022 5,300,000	5,294,898	5,242,652
	U.S. OF AMER TREAS NOTES	1.87% 30/APR/2022 12,700,000	12,646,290	12,548,196
	U.S. OF AMER TREAS NOTES	1.875% 31/AUG/2024 1,800,000	1,764,268	1,751,555
	U.S. OF AMER TREAS NOTES	1.875% 31/JUL/2022 400,000	401,504	394,578
	U.S. OF AMER TREAS NOTES	2.00% 15/FEB/2025 400,000	395,201	391,016
	U.S. OF AMER TREAS NOTES	2.00% 30/NOV/2022 4,300,000	4,257,494	4,260,863
	U.S. OF AMER TREAS NOTES	2.00% 31/DEC/2021 5,500,000	5,576,065	5,472,070
	U.S. OF AMER TREAS NOTES	2.00% 31/JUL/2022 6,325,000	6,355,041	6,276,821
	U.S. OF AMER TREAS NOTES	2.00% 31/MAY/2024 700,000	690,647	686,930
	U.S. OF AMER TREAS NOTES	2.00% 31/OCT/2022 3,973,000	3,943,789	3,938,391
	U.S. OF AMER TREAS NOTES	2.125% 31/JUL/2024 6,073,000	6,004,305	6,000,883
	U.S. OF AMER TREAS NOTES	2.25% 15/AUG/2027 38,356,000	37,960,198	37,816,619
	U.S. OF AMER TREAS NOTES	2.25% 15/NOV/2024 400,000	402,231	397,937
	U.S. OF AMER TREAS NOTES	2.25% 15/NOV/2027 232,000	230,260	228,728
	U.S. OF AMER TREAS NOTES	2.25% 31/OCT/2024 1,600,000	1,595,731	1,592,625
	U.S. OF AMER TREAS NOTES	2.375% 15/MAY/2027 459,000	458,097	457,691
	U.S. OF AMER TREAS NOTES	2.5% 15/MAY/2024 1,720,000	1,748,043	1,739,417
	TOTAL U.S. FEDERAL, STATE, LOCAL AND NON-U.S. GOVERNMENT SECURITIES		631,932,112	635,728,242
MORTGAGE-BACKED SECURITIES:
	ALTERNATIVE LOAN TR	FLT 20/DEC/2046 636,600	355,429	539,998
	BAMLL COMM MTG SEC TR	FLT 15/JAN/2028 1,300,000	1,298,375	1,302,463
	BANC OF AMERICA FUNDING TR	STEP 25/APR/2037 173,220	131,624	160,944
	BANC OF AMERICA FUNDING TR	FLT 20/MAY/2036 251,162	164,986	244,924
	BANC OF AMERICA MTG TR	FLT 25/FEB/2035 62,076	46,713	61,257
*	BEAR STEARNS ARM TR	FLT 25/AUG/2035 12,110	11,824	12,063
	CHL MTG PASS-THROUGH TR	FLT 20/NOV/2034 141,113	138,930	141,477
	CITIGROUP MTG LOAN TR	FLT 25/SEP/2037 185,846	122,104	174,218
	CITIGROUP MTG LOAN TR	FLT 25/OCT/2035 465,819	260,547	362,596
	FEDERAL HOME LOAN MTG CORP	FLT 01/SEP/2037 35,889	36,978	37,699
	FEDERAL HOME LOAN MTG CORP	FLT 01/JAN/2037 391,278	405,780	417,614

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
MORTGAGE-BACKED SECURITIES (CONTINUED):
	FEDERAL HOME LOAN MTG CORP	4% 01/AUG/2043 19,245	19,925	20,128
	FEDERAL HOME LOAN MTG CORP	4% 01/SEP/2039 8,859	9,172	9,265
	FEDERAL HOME LOAN MTG CORP	4% 01/SEP/2043 722,138	747,638	760,434
	FEDERAL NATIONAL MTG ASSOC	3% 01/FEB/2046 434,543	434,135	434,764
	FEDERAL NATIONAL MTG ASSOC	3% 01/MAY/2043 1,287,934	1,256,540	1,294,894
	FEDERAL NATIONAL MTG ASSOC	3% 01/SEP/2043 2,762,194	2,654,296	2,776,554
	FEDERAL NATIONAL MTG ASSOC	9% 01/NOV/2021 401	430	404
	FEDERAL NATIONAL MTG ASSOC	3% 25/APR/2028 4,622,326	411,309	461,040
	FEDERAL NATIONAL MTG ASSOC	FLT 25/JUN/2055 428,669	425,862	428,047
	FEDERAL NATIONAL MTG ASSOC	3.50% 25/JAN/2048 5,700,000	5,845,728	5,852,297
	FORT CRE	FLT 21/MAY/2036 249,034	249,034	249,146
	GOVT NATIONAL MTG ASSOC	FLT 20/MAY/2037 54,835	54,004	54,738
	GOVT NATIONAL MTG ASSOC	FLT 20/MAR/2037 138,307	136,211	138,541
	GOVT NATIONAL MTG ASSOC	FLT 20/MAY/2066 650,298	648,469	656,491
	GOVT NATIONAL MTG ASSOC	7.5% 15/MAR/2029 3,827	4,072	4,455
	HARBORVIEW MTG LOAN TR	FLT 20/JUN/2035 1,448,191	1,411,986	1,415,021
	HARBORVIEW MTG LOAN TR	FLT 25/FEB/2036 176,508	91,895	136,737
	IMPAC SECURED ASSETS TR	FLT 25/DEC/2036 497,462	456,421	487,951
	INDYMAC INDA MTG LOAN TR	FLT 25/NOV/2037 148,911	96,845	146,500
	MASTR ADJ RATE MTGS TR	FLT 25/JAN/2036 202,271	155,503	198,573
	MORGAN STANLEY MTG LOAN TR	FLT 25/AUG/2034 103,870	53,908	103,130
	MORGAN STANLEY MTG LOAN TR	FLT 25/JUL/2035 408,394	251,479	378,983
	MORGAN STANLEY MTG LOAN TR	FLT 25/JUN/2036 643,386	520,037	633,605
	MORGAN STANLEY MTG LOAN TR	FLT 25/JUN/2037 346,944	166,783	249,276
	RALI SERIES TR	FLT 25/DEC/2035 919,188	519,845	836,392
	RALI SERIES TR	FLT 25/JUN/2046 164,673	136,974	76,148
	RBSGC MTG LOAN TR	FLT 25/JAN/2037 350,976	137,220	249,430
	STRUCTURED ADJ RATE MTG LOAN TR	FLT 25/JAN/2035 361,597	226,430	356,470
	STRUCTURED ADJ RATE MTG LOAN TR	FLT 25/MAY/2036 346,652	193,206	290,537
	TBA FNMA SINGLE FAMILY 30YR	3.0% 25/JAN/2048 12,100,000	12,086,766	12,100,000
	TBA FNMA SINGLE FAMILY 30YR	3.0% 25/FEB/2048 25,000,000	24,863,281	24,967,286
	TBA FNMA SINGLE FAMILY 30YR	3.5% 25/FEB/2048 17,700,000	18,108,556	18,144,575
	TBA FNMA SINGLE FAMILY 30YR	3.5% 25/MAR/2048 13,300,000	13,593,664	13,613,278
	TBA FNMA SINGLE FAMILY 30YR	4.0% 25/FEB/2048 5,900,000	6,152,275	6,161,563
	TBA FNMA SINGLE FAMILY 30YR	4.0% 25/MAR/2048 22,100,000	22,993,910	23,046,083
	THORNBURG MTG SEC TR	FLT 25/SEP/2037 230,021	175,131	229,101
	THORNBURG MTG SEC TR	FLT 25/SEP/2037 39,052	39,150	39,325
	THORNBURG MTG SEC TR	FLT 25/SEP/2037 78,885	61,836	79,437
	UBS-BARCLAYS COMM MTG TR	FLT 10/MAR/2046 7,376,905	332,331	303,791
	WELLS FARGO MTG BACKED SEC TR	FLT 25/OCT/2035 451,345	394,151	451,849
	WELLS FARGO MTG BACKED SEC TR	FLT 25/APR/2036 55,761	43,109	56,365
	TOTAL MORTGAGE-BACKED SECURITIES		119,132,807	121,347,857
MONEY MARKET FUNDS AND OTHER:
	BARCLAYS GLOBAL INV MM FD	38,686,767 SHARES	38,686,767	38,686,767
	BLACKROCK DOMICILED MM FD	12 SHARES	12	12
*	JPMCB LIQUIDITY FD	34,237,865 SHARES	34,237,865	34,237,865
*	JPM US GOV’T MMKT FD CAP’L SH'S	211,388,827 SHARES	211,388,827	211,388,827
	TRUST RECEIPT MISC INC	1 SHARE	—	1
	TOTAL OTHER		284,313,471	284,313,472
DERIVATIVES RECEIVABLE:
	E-MINI RUSS 2000	VM EX: 16/MAR/2018 SIZE 50	—	21,166
	E-MINI RUSS 2000	FUTR LONG EX: 16/MAR/2018	21,166	(21,166)

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	US 10YR NOTE BD	VM EX: 20/MAR/2018 SIZE 100,000	—	(375,637)
	US 10YR NOTE BD	FUTR LONG EX: 20/MAR/2018	(375,637)	375,637
	CURRENCY CONTRACT - ARS	ARS RATE 19.219953	—	1,675
	CURRENCY CONTRACT - ARS	ARS RATE 19.219953	—	2,821
	CURRENCY CONTRACT - ARS	ARS RATE 20.300001	—	582
	CURRENCY CONTRACT - ARS	ARS RATE 20.400000	—	509
	CURRENCY CONTRACT - BRL	BRL RATE 3.344900	—	1,812
	CURRENCY CONTRACT - DKK	DKK RATE 6.327000	—	2,578
	CURRENCY CONTRACT - GBP	GBP RATE 0.739074	—	149
	CURRENCY CONTRACT - GBP	GBP RATE 0.745755	—	3,467
	CURRENCY CONTRACT - INR	INR RATE 65.559000	—	10,279
	CURRENCY CONTRACT - JPY	JPY RATE 112.608900	—	29,992
	CURRENCY CONTRACT - JPY	JPY RATE 112.423711	—	277
	CURRENCY CONTRACT - JPY	JPY RATE 112.833689	—	79
	CURRENCY CONTRACT - MXN	MXN RATE 19.649862	—	15,794
	CURRENCY CONTRACT - RUB	RUB RATE 58.521001	—	4,089
	CREDIT DEFAULT SWAP	EX 20/JUN/2019 700,000		8,691
	CREDIT DEFAULT SWAP	EX 20/DEC/2019 800,000	—	12,763
	CREDIT DEFAULT SWAP	EX 20/DEC/2019 400,000	—	5,096
	CREDIT DEFAULT SWAP	EX 20/DEC/2019 900,000	—	11,467
	CREDIT DEFAULT SWAP	EX 20/DEC/2019 800,000	—	10,193
	CREDIT DEFAULT SWAP	EX 20/DEC/2020 2,800,000	—	41,161
	CREDIT DEFAULT SWAP	EX 20/JUN/2021 400,000	—	5,716
	CREDIT DEFAULT SWAP	EX 20/JUN/2021 300,000	—	4,287
	CREDIT DEFAULT SWAP	EX 20/MAR/2020 1,100,000	—	14,559
	CREDIT DEFAULT SWAP	EX 20/MAR/2020 4,300,000	—	56,911
	CREDIT DEFAULT SWAP	EX 20/SEP/2019 1,400,000	—	16,112
	CREDIT DEFAULT SWAP	EX 20/SEP/2020 2,900,000	—	41,238
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 400,000	—	882
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 50,000	—	110
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 500,000	—	3,645
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 700,000	—	5,104
	CREDIT DEFAULT SWAP	EX 20/DEC/2018 5,700,000	—	54,705
	CREDIT DEFAULT SWAP	EX 20/JUN/2019 400,000	—	4,777
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 400,000	—	9,120
	CREDIT DEFAULT SWAP	EX 20/DEC/2021 900,000	—	8,224
	CREDIT DEFAULT SWAP	EX 20/JUN/2019 500,000	—	4,890
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 200,000	—	35,914
	CREDIT DEFAULT SWAP	EX 20/DEC/2022 500,000	—	11,842
	CREDIT DEFAULT SWAP	EX 20/JUN/2022 400,000	—	9,660
	CREDIT INDEX SWAP	EX 20/JUN/2021 1,000,000	—	22,577
	CREDIT INDEX SWAP	EX 20/DEC/2021 800,000	—	18,270
	CREDIT INDEX SWAP	EX 20/JUN/2022 28,200,000	—	628,395
	CREDIT INDEX SWAP	EX 20/DEC/2022 1,600,000	—	38,126
	CREDIT DEFAULT SWAP	EX 20/MAR/2018 600,000	—	842
	CREDIT DEFAULT SWAP, CMBX	EX 17/OCT/2057 2,500,000	—	10,855
	CREDIT DEFAULT SWAP, CMBX	EX 17/OCT/2057 200,000	—	868
	INFLATION SWAP	EX 15/OCT/2046 320,000	—	109
	INFLATION SWAP	EX 15/JUL/2022 500,000	—	6,284
	INFLATION SWAP	EX 25/NOV/2020 1,100,000	—	27,052
	INFLATION SWAP	EX 27/APR/2018 2,500,000	—	29,218
	INFLATION SWAP	EX 24/MAY/2021 2,800,000	—	140,777

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	INFLATION SWAP	EX 28/APR/2018 15,800,000	—	185,311
	INTEREST RATE SWAP	EX 21/JUN/2027 500,000	—	37,234
	INTEREST RATE SWAP	EX 20/DEC/2019 100,000	—	117
	INTEREST RATE SWAP	EX 28/NOV/2036 600,000	—	442
	INTEREST RATE SWAP	EX 20/DEC/2022 1,150,000	—	558
	INTEREST RATE SWAP	EX 20/DEC/2022 1,150,000	—	558
	INTEREST RATE SWAP	EX 28/NOV/2036 1,300,000	—	756
	INTEREST RATE SWAP	EX 28/NOV/2036 1,900,000	—	1,398
	INTEREST RATE SWAP	EX 16/DEC/2019 3,000,000	—	3,290
	INTEREST RATE SWAP	EX 20/DEC/2019 3,400,000	—	3,981
	INTEREST RATE SWAP	EX 20/JUN/2048 472,000	—	5,364
	INTEREST RATE SWAP	EX 20/JUN/2048 508,000	—	5,773
	INTEREST RATE SWAP	EX 21/DEC/2026 130,000	—	6,440
	INTEREST RATE SWAP	EX 15/JUN/2026 900,000	—	6,715
	INTEREST RATE SWAP	EX 19/NOV/2023 1,000,000	—	14,741
	INTEREST RATE SWAP	EX 12/DEC/2023 1,000,000	—	14,997
	INTEREST RATE SWAP	EX 19/DEC/2023 2,300,000	—	15,140
	INTEREST RATE SWAP	EX 16/MAR/2026 5,500,000	—	15,439
	INTEREST RATE SWAP	EX 07/DEC/2026 4,700,000	—	19,780
	INTEREST RATE SWAP	EX 21/APR/2026 3,200,000	—	23,500
	INTEREST RATE SWAP	EX 07/DEC/2026 5,600,000	—	23,568
	INTEREST RATE SWAP	EX 07/DEC/2026 5,800,000	—	24,408
	INTEREST RATE SWAP	EX 27/APR/2026 3,700,000	—	27,269
	INTEREST RATE SWAP	EX 21/JUN/2019 2,600,000	—	27,613
	INTEREST RATE SWAP	EX 21/DEC/2026 600,000	—	29,722
	INTEREST RATE SWAP	EX 27/JUL/2026 1,300,000	—	35,473
	INTEREST RATE SWAP	EX 03/DEC/2025 2,900,000	—	37,867
	INTEREST RATE SWAP	EX 20/DEC/2047 1,080,000	—	48,485
	INTEREST RATE SWAP	EX 20/DEC/2047 1,080,000	—	48,485
	INTEREST RATE SWAP	EX 20/DEC/2019 42,300,000	—	49,529
	INTEREST RATE SWAP	EX 20/DEC/2047 1,130,000	—	50,730
	INTEREST RATE SWAP	EX 19/OCT/2023 3,700,000	—	53,230
	INTEREST RATE SWAP	EX 15/JUN/2046 7,800,000	—	58,140
	INTEREST RATE SWAP	EX 12/JUL/2023 5,300,000	—	71,077
	INTEREST RATE SWAP	EX 27/JUL/2026 3,500,000	—	72,779
	INTEREST RATE SWAP	EX 21/DEC/2026 1,900,000	—	94,118
	INTEREST RATE SWAP	EX 21/JUN/2019 9,400,000	—	99,832
	INTEREST RATE SWAP	EX 27/JUL/2026 5,500,000	—	114,368
	INTEREST RATE SWAP	EX 21/JUN/2019 11,500,000	—	122,134
	INTEREST RATE SWAP	EX 21/DEC/2023 9,700,000	—	283,396
	INTEREST RATE SWAP	EX 21/DEC/2046 6,400,000	—	377,496
	INTEREST RATE SWAP	EX 21/DEC/2026 19,700,000	—	975,854
	OVERNIGHT INDEX SWAP	EX 15/DEC/2047 200,000	—	6,528
	OVERNIGHT INDEX SWAP	EX 15/DEC/2047 500,000	—	16,319
	OVERNIGHT INDEX SWAP	EX 15/DEC/2047 140,000	—	4,569
	OVERNIGHT INDEX SWAP	EX 15/DEC/2047 200,000	—	6,528
	SWAPTION - SOP	PUT SCTY EX 03/19/2018 250,000	14,714	19,556
	SWAPTION - SOP	CALL SCTY EX 03/29/2018 1	6,255	194
	SWAPTION - SOP	CALL SCTY EX 04/03/2018 1	4,440	2,559
	SWAPTION - SOP	CALL SCTY EX 06/11/2018 1	3,680	2,116
	SWAPTION - SOP	CALL SCTY EX 06/08/2018 1	46,898	19,292
	SWAPTION - SOP	CALL SCTY EX 06/11/2018 1	37,510	16,023

THE JPMORGAN CHASE 401(K) SAVINGS PLAN
PLAN NUMBER: 002 - EIN: 13/4994650
SCHEDULE OF ASSETS (HELD AT END OF YEAR) AT DECEMBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COST	CURRENT VALUE
DERIVATIVES RECEIVABLE (CONTINUED):
	SWAPTION - SOP	CALL SCTY EX 09/09/2019 1	244,216	160,439
	SWAPTION - SOP	CALL SCTY EX 11/19/2018 1	994,547	430,954
	SWAPTION - SOP	CALL SCTY EX 12/09/2019 1	156,400	131,025
	SWAPTION - SOP	PUT SCTY EX 11/15/2018 1	78,883	5,685
	SWAPTION - SOP	PUT SCTY EX 11/27/2018 1	110,674	69,289
	SWAPTION - SOP	PUT SCTY EX 12/04/2018 1	32,000	23,879
	SWAPTION - SOP	CALL SCTY EX 06/15/2018 1	25,012	23,568
	SWAPTION - SOP	CALL SCTY EX 06/15/2018 1	55,092	51,849
	SWAPTION - SOP	CALL SCTY EX 07/16/2018 1	32,480	14,694
	SWAPTION - SOP	PUT SCTY EX 06/15/2018 1	25,012	1,722
	SWAPTION - SOP	PUT SCTY EX 06/15/2018 1	55,093	3,789
	GENERAL MOTORS CO WRT	2,998 WARRANTS	40,293	69,973
	TOTAL DERIVATIVES RECEIVABLE		1,608,728	5,542,200
COMMON/COLLECTIVE TRUST FUNDS:
	BGI EAFE INDEX FD	43,229,442 UNITS	1,592,467,495	1,850,077,449
	BLCKRK COMMODITY INDEX	1,653,397 UNITS	9,922,754	8,956,619
	BLCKRK DEV REAL ESTATE INDEX FD	11,336,536 UNITS	183,973,219	229,648,463
	BLCKRK EMERGING MRKTS INDEX FD	27,809,272 UNITS	520,865,693	669,825,242
	BLCKRK EQUITY INDEX FD	101,018,339 UNITS	2,943,525,978	5,046,582,365
	BLCKRK MSCI EAFE SM CAP EQ INX FD	15,023,923 UNITS	249,902,248	372,560,245
	BLCKRK RUSSELL 1000 GROWTH FD	56,365,130 UNITS	584,960,132	1,401,671,152
	BLCKRK RUSSELL 1000 VALUE FD	40,648,532 UNITS	730,152,478	1,317,191,288
	BLCKRK RUSSELL 2000 INDEX FD	20,175,992 UNITS	545,897,577	935,677,782
	BLCKRK US DEBT INDEX FD	34,091,877 UNITS	976,379,920	1,060,090,337
	BLCKRK US TIPS FD	2,265,777 UNITS	44,460,371	46,809,817
*	JPMAM EMBI GLOBAL FD	6,115,790 UNITS	81,855,648	100,360,109
*	JPM CORE BD FD	22,846,489 UNITS	405,298,331	425,401,620
	SSGA S&P MIDCAP INDEX SEC LND FD	114,726,022 UNITS	1,181,178,708	1,591,823,556
	TOTAL COMMON/COLLECTIVE TRUST FUNDS		10,050,840,552	15,056,676,044
	SUBTOTAL INVESTMENTS AT FAIR VALUE		16,835,203,972	24,877,106,368
SYNTHETIC GUARANTEED INVESTMENT CONTRACTS:
*	JPMAM/METLIFE GAC	676,691,447 UNITS	676,691,447	676,691,447
*	JPMAM/NATIONWD WRAP CONTRACT	300,005,661 UNITS	300,005,661	300,005,661
*	JPMAM/PRUD'L WRAP CONTRACT	919.131.905 UNITS	919,131,905	919,131,905
*	JPMAM/VOYA CONTRACT MCA	352,765,763 UNITS	352,765,763	352,765,763
	TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS		2,248,594,776	2,248,594,776
*	NOTES RECEIVABLE FROM PARTICIPANTS	INT RATE: 3.25 – 9.20%	N/A	530,688,801
	TOTAL INVESTMENTS		$19,083,798,748	$27,656,389,945

*	PARTY-IN-INTEREST INVESTMENTS

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECMEBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
FOLLOWING ARE THE PURCHASES AND SALES OF NON-EXCLUDED ASSETS:
NON-U.S. GOVERNMENT SECURITIES AND AGENCY SECURITIES:
	FRENCH REPUBLIC BD	ANN FLT 03/01/2021 270,000	$(306,028)	$325,853
	REPUBLIC OF ITALY BD	SEMI-ANN FLT 05/15/2022 200,000	(241,586)	243,881
	REPUBLIC OF ITALY BD	SEMI-ANN FLT 04/23/2020 100,000	(123,632)	122,838
	U.K. OF GREAT BRITAIN & NORT	SEMI-ANN 1.50% 07/22/2047 10,000	(12,070)	12,278
	U.K. OF GREAT BRITAIN & NORT	SEMI-ANN 0.00% 11/22/2065 345,000	(979,455)	1,068,259
	U.K. OF GREAT BRITAIN & NORT	SEMI-ANN 3.25% 01/22/2044 20,000	(33,532)	34,380
DERIVATIVES:
	0D9725F WRTN OPTN	CALL SCTY EX 06/23/2017 100,000	20,614	(8)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 05/26/2017 100,000	48,750	(32)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 12/22/2017 100,000	2,289	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 05/26/2017 100,000	16,792	(17)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 11/24/2017 100,000	6,310	(2)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 12/22/2017 100,000	6,121	(2)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 02/24/2017 100,000	15,377	(821)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 11/24/2017 100,000	4,107	(2)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 12/22/2017 100,000	1,061	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 03/24/2017 100,000	2,115	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 04/21/2017 100,000	1,680	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 05/26/2017 100,000	26,457	(3,285)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 06/23/2017 100,000	7,945	(13)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 12/22/2017 100,000	1,491	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 06/23/2017 100,000	2,715	(4)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 08/25/2017 100,000	5,439	(14)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 11/24/2017 100,000	5,810	(2)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 08/25/2017 100,000	6,469	(3)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 09/22/2017 100,000	11,495	(3)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 10/27/2017 100,000	6,441	(2)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 11/24/2017 100,000	4,152	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 07/21/2017 100,000	10,240	(5)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 06/23/2017 100,000	2,827	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 08/25/2017 100,000	12,346	(2)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 10/27/2017 100,000	1,304	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 11/24/2017 100,000	15,205	(3)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 10/27/2017 100,000	11,276	(3)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 05/26/2017 100,000	1,990	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 07/21/2017 100,000	3,790	(1)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 08/25/2017 100,000	10,849	(3)
	10 YEAR US TREASURY NOTES	CALL SCTY EX 10/27/2017 100,000	4,483	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 03/24/2017 100,000	1,990	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2017 100,000	1,962	(101)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2017 100,000	2,518	(118)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 04/21/2017 100,000	1,774	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2017 100,000	1,698	(118)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2017 100,000	55,523	(3,557)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 09/22/2017 100,000	2,218	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 12/22/2017 100,000	1,491	(1)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECMEBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2017 100,000	21,796	(1,904)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 02/24/2017 100,000	12,298	(3,164)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 07/21/2017 100,000	3,190	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 10/27/2017 100,000	3,697	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 11/24/2017 100,000	5,088	(1,106)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2017 100,000	5,390	(968)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 08/25/2017 100,000	12,343	(3)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 11/24/2017 100,000	12,772	(2,545)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2017 100,000	1,490	(1)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2017 100,000	6,016	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 12/22/2017 100,000	4,577	(8)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 08/25/2017 100,000	10,471	(1,529)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 12/22/2017 100,000	1,115	(3)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2017 100,000	6,082	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 07/21/2017 100,000	2,611	(767)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 08/25/2017 100,000	6,611	(2,374)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 09/22/2017 100,000	34,496	(8)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 10/27/2017 100,000	32,573	(76)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 12/22/2017 100,000	7,482	(7)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 06/23/2017 100,000	6,481	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 07/21/2017 100,000	27,172	(8)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 08/25/2017 100,000	13,771	(5)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 09/22/2017 100,000	5,050	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 10/27/2017 100,000	6,154	(11)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 05/26/2017 100,000	12,384	(2)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 07/21/2017 100,000	10,898	(5)
	10 YEAR US TREASURY NOTES	PUT SCTY EX 10/27/2017 100,000	12,832	(22)
	30 YEAR US TREASURY BONDS	PUT SCTY EX 05/26/2017 100,000	4,682	(1)
	30 YEAR US TREASURY BONDS	PUT SCTY EX 10/27/2017 100,000	5,317	(1)
	90DAY EURO$ FUTR INT RATE	EX 09/18/2017 SIZE 2,500	—	(19,679)
	90DAY EURO$ FUTR INT RATE	EX 03/19/2018 SIZE 2,500	—	(663)
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 05/17/2017 1	1,179	—
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 06/21/2017 1	856	—
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 05/17/2017 1	1,061	(109)
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 11/15/2017 1	4,510	—
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 05/17/2017 1	2,295	—
	CREDIT DEFAULT SWAP INDEX	CALL SCTY EX 06/21/2017 1	1,953	—
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 05/17/2017 1	2,766	(240)
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 06/21/2017 1	1,712	—
	CREDIT DEFAULT SWAP INDEX	PUT SCTY EX 06/21/2017 1	2,153	—
	EMIN RUSSELL 2000 EQ INDEX	EX 12/15/2017 SIZE 50	—	597,338
	EURO-BOBL FUTURE BOND	EX 12/07/2017 SIZE 100,000	—	411
	EURO-BOBL FUTURE BOND	EX 09/07/2017 SIZE 100,000	—	393
	EURO-BOBL FUTURE BOND	EX 06/08/2017 SIZE 100,000	—	3,327
	EURO-BOBL FUTURE BOND	EX 12/07/2017 SIZE 100,000	—	(2,310)
	EURO-BOBL FUTURE BOND	EX 09/07/2017 SIZE 100,000	—	(22,067)
	EURO-BOBL FUTURE BOND	EX 06/08/2017 SIZE 100,000	—	28,355
	EURO-BOBL FUTURE BOND	EX 06/08/2017 SIZE 100,000	—	6,555

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECMEBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	EURO-BOBL FUTURE BOND	EX 03/08/2017 SIZE 100,000	—	(22,893)
	EURODOLLAR PUT	PUT SCTY EX 04/13/2017 250,000	(3,435)	—
	EURODOLLAR PUT	PUT SCTY EX 04/13/2017 250,000	(20,616)	—
	EURO-OAT FUTURE BOND	EX 12/07/2017 SIZE 100,000	—	(10,976)
	EURO-OAT FUTURE BOND	EX 09/07/2017 SIZE 100,000	—	10,016
	EURO-OAT FUTURE BOND	EX 06/08/2017 SIZE 100,000	—	284
	EURO-OAT FUTURE BOND	EX 06/08/2017 SIZE 100,000	—	(67,187)
	EURO-OAT FUTURE BOND	EX 03/08/2017 SIZE 100,000	—	9,290
	EUX ACAL EUR-BUND	EX 11/24/2017 SIZE 100,000	—	8,828
	EUX ACAL EUR-BUND	EX 11/24/2017 SIZE 100,000	—	(3,545)
	EUX APUT EUR-BUND	EX 11/24/2017 SIZE 100,000	—	5,910
	EUX APUT EUR-BUND	EX 11/24/2017 SIZE 100,000	—	(12,111)
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 09/21/2017 1	6,306	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 10/06/2017 1	4,237	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 05/18/2017 1	15,723	—
	FOREIGN EXCHANGE OPTION - FX	PUT SCTY EX 07/05/2017 1	3,532	—
	FOREIGN EXCHANGE OPTION - FX	PUT SCTY EX 07/06/2017 1	3,614	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 02/23/2017 1	11,307	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 03/21/2017 1	9,236	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 05/11/2017 1	3,635	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 06/29/2017 1	7,842	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 05/08/2017 1	4,114	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 05/15/2017 1	3,076	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 03/30/2017 1	2,182	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 03/30/2017 1	8,113	—
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 03/16/2017 1	1,605	(453)
	FOREIGN EXCHANGE OPTION - FX	CALL SCTY EX 03/16/2017 1	6,160	(1,595)
	FORWD VOL AGRM	CALL SCTY EX 09/21/2017 1	(78,480)	71,190
	INFLTN CAP	CALL SCTY EX 04/03/2018 1	7,400	(1,480)
	INFLTN CAP	CALL SCTY EX 04/03/2018 1	(7,400)	592
	JPN 10Y BOND	EX 09/12/2017 SIZE 100,000,000	—	(40,979)
	JPN 10Y BOND	EX 12/13/2017 SIZE 100,000,000	—	14,426
	JPN 10Y BOND	EX 06/13/2017 SIZE 100,000,000	—	(7,496)
	JPN 10Y BOND	EX 03/13/2017 SIZE 100,000,000	—	(16,783)
	LONG GILT FUTURE BOND	EX 12/27/2017 SIZE 100,000	—	88,137
	LONG GILT FUTURE BOND	EX 09/27/2017 SIZE 100,000	—	(97,123)
	LONG GILT FUTURE BOND	EX 06/28/2017 SIZE 100,000	—	(40,396)
	MTG OPTN	PUT SCTY EX 12/06/2017 1	5,391	—
	MTG OPTN	PUT SCTY EX 11/06/2017 1	3,503	—
	MTG OPTN	PUT SCTY EX 11/06/2017 1	1,352	—
	MTG OPTN	PUT SCTY EX 10/05/2017 1	11,133	—
	MTG OPTN	CALL SCTY EX 12/06/2017 1	4,688	—
	MTG OPTN	CALL SCTY EX 11/06/2017 1	2,836	—
	MTG OPTN	CALL SCTY EX 11/06/2017 1	1,081	—
	MTG OPTN	CALL SCTY EX 08/07/2017 1	4,078	—
	MTG OPTN	CALL SCTY EX 08/07/2017 1	4,078	(4,078)
	MTG OPTN	CALL SCTY EX 08/07/2017 1	3,797	—
	MTG OPTN	CALL SCTY EX 08/07/2017 1	3,672	—

THE JPMORGAN CHASE 401(k) SAVINGS PLAN
PLAN NUMBER:002 - EIN# 13/4994650
SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED OF WITHIN YEAR)
FOR THE YEAR ENDED DECMEBER 31, 2017
(IRS FORM 5500 - SCHEDULE H - PART IV - LINE 4I)

(A)	(B)	(C)	(D)	(E)
	IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR, OR MATURITY VALUE	COSTS OF ACQUISITIONS	PROCEEDS OF DISPOSITION
DERIVATIVES (CONTINUED):
	MTG OPTN	CALL SCTY EX 10/05/2017 1	9,766	—
	RUSSELL 2000 MINI EQ INDEX	EX 09/15/2017 SIZE 50	—	93,979
	RUSSELL 2000 MINI EQ INDEX	EX 06/16/2017 SIZE 50	—	486,479
	SWAPTION - SOP	CALL SCTY EX 05/15/2017 1	(1,652)	—
	SWAPTION - SOP	CALL SCTY EX 07/07/2017 1	2,706	—
	SWAPTION - SOP	PUT SCTY EX 05/18/2017 1	137,275	—
	SWAPTION - SOP	PUT SCTY EX 07/07/2017 1	4,284	—
	SWAPTION - SOP	PUT SCTY EX 01/24/2019 1	140,503	(25,285)
	SWAPTION - SOP	CALL SCTY EX 01/24/2019 1	(139,200)	47,975
	US 10YR NOTE (CBT) BOND	EX 12/19/2017 SIZE 100,000	—	(613,628)
	US 10YR NOTE (CBT) BOND	EX 09/20/2017 SIZE 100,000	—	407,203
	US 10YR NOTE (CBT) BOND	EX 09/20/2017 SIZE 100,000	—	(9,424)
	US 10YR NOTE (CBT) BOND	EX 06/21/2017 SIZE 100,000	—	703,786
	US 10YR NOTE (CBT) BOND	EX 06/21/2017 SIZE 100,000	—	(169,417)
	US 2YR NOTE (CBT) BOND	EX 12/29/2017 SIZE 200,000	—	136,656
	US 2YR NOTE (CBT) BOND	EX 09/29/2017 SIZE 200,000	—	26,504
	US 2YR NOTE (CBT) BOND	EX 06/30/2017 SIZE 200,000	—	(70,116)
	US 5YR NOTE (CBT) BOND	EX 12/29/2017 SIZE 100,000	—	232,866
	US 5YR NOTE (CBT) BOND	EX 09/29/2017 SIZE 100,000	—	(69,031)
	US 5YR NOTE (CBT) BOND	EX 06/30/2017 SIZE 100,000	—	(160,091)
	US BOND FUTR	CALL SCTY EX 11/24/2017 100,000	4,797	(1)
	US LONG BOND(CBT) BOND	EX 12/19/2017 SIZE 100,000	—	(14,790)
	US LONG BOND(CBT) BOND	EX 12/19/2017 SIZE 100,000	—	69,242
	US LONG BOND(CBT) BOND	EX 03/20/2018 SIZE 100,000	—	(3,931)
	US LONG BOND(CBT) BOND	EX 09/20/2017 SIZE 100,000	—	39,661
	US LONG BOND(CBT) BOND	EX 09/20/2017 SIZE 100,000	—	(456,584)
	US LONG BOND(CBT) BOND	EX 06/21/2017 SIZE 100,000	—	36,471
	US LONG BOND(CBT) BOND	EX 06/21/2017 SIZE 100,000	—	(371,082)
	US ULTRA BOND CBT BOND	EX 12/19/2017 SIZE 100,000	—	(22,510)
	US ULTRA BOND CBT BOND	EX 03/20/2018 SIZE 100,000	—	13,355
	US ULTRA BOND CBT BOND	EX 09/20/2017 SIZE 100,000	—	149,917
	US ULTRA BOND CBT BOND	EX 06/21/2017 SIZE 100,000	—	139,269
SECURITIES SOLD SHORT:
	FED NTNL MTG ASSOC	3.50% 11/25/2048 6,000,000	6,166,328	(6,138,750)
	FED NTNL MTG ASSOC	3.50% 12/25/2048 18,000,000	18,498,586	(18,474,648)
	FED NTNL MTG ASSOC	3.50% 06/25/2048 2,000,000	2,058,555	(2,063,293)
	FED NTNL MTG ASSOC	3.50% 08/25/2048 5,000,000	5,137,891	(5,141,406)
	FED NTNL MTG ASSOC	3.50% 09/25/2048 5,000,000	5,133,496	(5,167,969)
	FED NTNL MTG ASSOC	3.00% 12/25/2048 8,500,000	8,489,477	(8,489,227)
	FED NTNL MTG ASSOC	3.00% 06/25/2048 1,200,000	1,202,102	(1,207,078)
	FED NTNL MTG ASSOC	3.50% 10/25/2048 10,000,000	10,328,906	(10,336,133)
	NOMURA SECURITIES INTL INC	860,000 SHARES	860,000	(860,000)
	TBA FNMA SINGLE FAMILY	3.00% 11/25/2048 8,000,000	7,997,266	(8,000,625)
	TBA FNMA SINGLE FAMILY	3.00% 03/25/2048 1,000,000	985,313	(979,961)
			66,014,294	(64,003,903)

THE JPMORGAN CHASE 401(k) SAVINGS PLAN

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The JPMorgan Chase 401(k) Savings Plan
(Registrant)

By:	/s/ Nicole Giles
Nicole Giles

Managing Director and Corporate Controller
(Principal Accounting Officer)
JPMorgan Chase & Co.

Date: June 26, 2018

THE JPMORGAN CHASE 401(k) SAVINGS PLAN

INDEX TO EXHIBIT

Exhibit No.	Description of Exhibit	Page at which located

23	Consent of Independent Registered Public Accounting Firm	61